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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

As Filed Pursuant to Rule 424(B)(5)
Registration No. 333-82707

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued September 30, 2002
(To Prospectus dated July 27, 1999)

10,000,000 Shares

COMMON STOCK

NorthWestern Corporation is offering 10,000,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "NOR." On September 26, 2002, the reported last sale price of our common stock on the New York Stock Exchange was $10.67 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement.

PRICE $        A SHARE

	Price to Public		Underwriting Discounts and Commissions		Proceeds to NorthWestern
Per Share		$		$		$
Total	$		$		$

NorthWestern Corporation has granted the underwriters the right to purchase up to an additional 1,500,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on October    , 2002.

MORGAN STANLEY
CREDIT SUISSE FIRST BOSTON
UBS WARBURG
RBC CAPITAL MARKETS

October    , 2002

        You should rely only on the information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or any sale of common stock.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of our common stock and gives more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About The Company" below.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information from this prospectus supplement. The following summary is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section beginning on page S-9 of this prospectus supplement and the financial statements and notes to these statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context requires otherwise, references to "we," "us," "our" and "NorthWestern" refer specifically to NorthWestern Corporation and its subsidiaries and references to "NorthWestern Energy LLC" refer to NorthWestern Energy, L.L.C., our wholly-owned subsidiary, which was formerly known as The Montana Power, L.L.C.

NORTHWESTERN CORPORATION

Overview

        We are a premier regional energy company focused on building our core regulated electric and natural gas transmission and distribution businesses. We own and operate one of the largest regional electric and natural gas utilities in the upper Midwest of the United States. We have distributed electricity in South Dakota and natural gas in South Dakota and Nebraska since 1923 through our energy division, NorthWestern Energy, formerly NorthWestern Public Service, and we distribute electricity and natural gas in Montana through our wholly-owned subsidiary, NorthWestern Energy LLC. We are operating our utility business under the common brand "NorthWestern Energy" in all of our service territories.

        On February 15, 2002, we completed the acquisition of the electric and natural gas transmission and distribution businesses of The Montana Power Company for approximately $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received. We intend to transfer the energy and natural gas transmission and distribution operations of NorthWestern Energy LLC to NorthWestern Corporation during the fourth quarter of 2002 and to operate its business as part of our NorthWestern Energy division. We believe the acquisition creates greater regional scale, allowing us to realize the full value of our existing energy assets, and provides a strong platform for future growth. Our regulated businesses contributed 78% of our consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the six months ended June 30, 2002 on a pro forma basis after giving effect to the acquisition. See "Unaudited Pro Forma Combined Financial Information" included elsewhere herein.

        We also have investments in unregulated businesses. Our principal unregulated subsidiary is Expanets, Inc., or Expanets, a leading provider of networked communications and data services and solutions to medium-sized businesses nationwide. Expanets was founded by NorthWestern Growth Corporation, our strategic development and investment entity, in 1998. Expanets has acquired 27 independent voice and data communication equipment and service providers as of June 30, 2002, including its purchase in March 2000 of the Growing and Emerging Markets, or GEM, division of Lucent Technologies, Inc. In addition, we own investments in Blue Dot Services Inc., or Blue Dot, a nationwide provider of air conditioning, heating, plumbing and related services, and CornerStone Propane Partners, L.P., or CornerStone, a publicly traded master limited partnership (OTCBB: CNPP), in which we hold a 30% interest and operate through one of our subsidiaries that serves as managing general partner. CornerStone is a retail propane and wholesale energy-related commodities distributor. See "—Recent Developments—CornerStone Propane Partners, L.P."

Business Strategy

        We intend to focus on the following strategic initiatives:

  Pursue stable cash flow and earnings

        Our regulated electric and gas utility businesses provide us with a stable source of cash flow and earnings. We believe that the acquisition of NorthWestern Energy LLC provides us with further stability as it increases the size of our regulated business and our regional presence. On a pro forma basis after giving effect to the acquisition, our regulated businesses contributed 78% of our consolidated EBITDA for the six months ended June 30, 2002.

  Provide reliable, low-cost energy and services

        We have a demonstrated ability to create value for our customers by supplying reliable, low-cost energy and related services with superior customer service. In February 2001, we received the Reliability One™ Award for superior electric system reliability in the Midwest from PA Consulting Group, a leading energy management firm. The award was issued to the top four regional companies in the U.S. following a comprehensive study and audit of more than 100 electric utility companies nationwide. We believe our acquisition of NorthWestern Energy LLC creates greater regional scale, allowing us to realize the full value of our existing energy assets, and provides a strong platform for future growth.

  Continue building on established service excellence

        Our guiding philosophy mandates unwavering commitment not only to sector leading, top line growth, but also to service excellence. Our goal is to achieve a high level of customer satisfaction and to leverage customer relationships to expand our service territories and lines of value added products and services. Our team members strive for excellence by following our SPIRIT values—Service excellence, Performance, Integrity, Respect, Innovation and Teamwork. These principles form our foundation and guide our team members as they strive to build our customer base.

  Realize the economic benefits of our communications businesses

        Our investment in Expanets has created one of the nation's leading providers of networked communications and data services and solutions to medium-sized businesses. Expanets' focus on being a single source provider of essential communications and data solutions at its customers' premises has enabled it to maintain a core level of recurring customer revenues. Expanets plans to generate increasing cash flows from this business through organic growth by broadening the services and products it offers, focusing on higher growth and higher margin services, building recurring maintenance and service revenues and fostering existing and developing supply relationships with the leading technology companies.

  Optimize the performance of our diversified energy and communications operations

        We strive to identify ways to improve efficiency and productivity across our divisions and subsidiaries through ongoing management initiatives. Our goal is to maximize our operational strengths, centralize back office supporting systems and eliminate redundancy. Our immediate goal is to execute operating efficiencies designed to reduce annualized selling, general and administrative expenses by approximately $150.0 million through our Operational Excellence initiative. We believe this effort is critical to optimizing our energy and communications business platforms and realizing the full value of our regulated and unregulated assets.

Our Regulated Businesses

  Electric Operations

        Montana.    We operate an extensive electric transmission and distribution network in Montana through our wholly-owned subsidiary, NorthWestern Energy LLC. NorthWestern Energy LLC's electric transmission system consisted of approximately 7,000 miles of transmission lines as of December 31, 2001, which extended throughout the western two-thirds of Montana from Colstrip in the east to Thompson Falls in the west. NorthWestern Energy LLC's electric transmission system transmits bulk energy from in-state and out-of-state generation sources to distribution points and other non-affiliated transmission systems. As of December 31, 2001, NorthWestern Energy LLC's electric distribution operations delivered electricity to approximately 295,000 customers in 191 communities and their surrounding rural areas in Montana, including Yellowstone National Park. NorthWestern Energy LLC's electric distribution system consisted of approximately 16,200 miles of overhead and underground distribution lines and approximately 376 transmission and distribution substations as of December 31, 2001.

        South Dakota.    Our energy division, NorthWestern Energy, operates as a vertically integrated utility, generating and distributing electricity to over 57,000 retail customers in 108 communities throughout South Dakota as of December 31, 2001. Our regulated assets in South Dakota included approximately 3,100 miles of overhead and underground electric transmission and distribution lines, 120 substations and interests in generation facilities comprising approximately 312 megawatts of capacity as of December 31, 2001. Our South Dakota business enjoys competitive low cost fuel with no nuclear exposure. Coal was used to generate approximately 95% of NorthWestern Energy's electricity during the year ended December 31, 2001.

  Gas Operations

        Our regulated natural gas utility operations purchase, transport, distribute and store natural gas for over 236,800 commercial and residential customers in 109 Montana communities, 59 South Dakota communities and four Nebraska communities as of December 31, 2001 after giving effect to the acquisition of NorthWestern Energy LLC. Our natural gas transmission system comprised over 2,000 miles of pipeline serving more than 130 city gate stations and strategic connections with four major, non-affiliated transmission systems, and our natural gas distribution system consisted of approximately 3,300 miles of underground distribution pipelines as of December 31, 2001 after giving effect to the acquisition.

        All natural gas is delivered through service agreements. NorthWestern Energy LLC's natural gas supply requirements in Montana for the year ended December 31, 2001 were approximately 19.5 million MMBTU. NorthWestern Energy's natural gas supply requirements in South Dakota and Nebraska for the year ended December 31, 2001 were approximately 5.5 million MMBTU and approximately 5.6 million MMBTU, respectively.

Our Unregulated Businesses

        Our principal unregulated subsidiary, Expanets, is one of the nation's leading providers of networked communications and data services and solutions to medium-sized businesses. Expanets is a leading independent distributor for Avaya, Inc.'s wide range of products and equipment and is a significant independent distributor for a number of other major enterprise software providers, including Cisco Systems, Inc. and NEC America, Inc. Expanets' services include the design, procurement, implementation, maintenance and monitoring of voice networking, data networking, internet connectivity, messaging systems, advanced call processing applications, computer telephony, network management, carrier services and e-business services. Expanets' business is not capital intensive and competition in Expanets' industries is fragmented. In addition, Expanets' maintenance services, which include the maintenance and upgrades of systems, provide recurring revenues.

        Expanets served approximately 560,000 business customers through more than 150 operational centers in all 50 states during the year ended December 31, 2001. Expanets generated approximately $1.0 billion in revenues and approximately $47.5 million in negative EBITDA before restructuring charges during the year ended December 31, 2001. For the six months ended June 30, 2002, Expanets generated approximately $412.2 million in revenues and approximately $33.5 million in EBITDA. Expanets' 2001 results were adversely impacted by non-recurring transition and integration costs. As a result of actions taken in 2001 and early 2002 aimed at reducing operating expenses, we believe Expanets is positioned to deliver improved performance in 2002.

        Blue Dot is a nationwide network of air conditioning, heating and plumbing professionals who install and maintain indoor comfort systems. Blue Dot primarily operates in the residential and light commercial markets and serviced approximately 850,000 customers in 29 states during the year ended December 31, 2001. Blue Dot generated approximately $423.8 million in revenues and approximately $9.9 million in EBITDA before restructuring charges during the year ended December 31, 2001. For the six months ended June 30, 2002, Blue Dot generated approximately $212.3 million in revenues and approximately $3.3 million in EBITDA. In addition, we hold approximately 30% of CornerStone, which is one of the nation's largest publicly held retail propane distributors.

Recent Developments

  NorthWestern Selects Deloitte & Touche as Independent Auditors for 2002

        Arthur Andersen LLP had served as our independent accountants since 1932. On March 14, 2002, Arthur Andersen was indicted by a federal grand jury on obstruction of justice charges arising from the government's investigation of Enron Corp. In light of recent events concerning Arthur Andersen, we dismissed Arthur Andersen as our independent public accounting firm and retained Deloitte & Touche LLP in their stead on May 16, 2002. See "Experts" herein. The decision to change to Deloitte & Touche LLP was part of an ongoing review by our audit committee and in no way reflects on Arthur Andersen's commitment or quality of service to us. We had no disagreements with Arthur Andersen on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On June 15, 2002, Arthur Andersen was found guilty by a jury in Houston, Texas of obstructing justice. In light of the jury verdict and the underlying events, Arthur Andersen has ceased practicing before the SEC. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them. See "Risk Factors—You are unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen and we may incur material expenses or delays in financings or SEC filings because we changed auditors."

  Default Supply Proceedings

        The 1997 Montana Restructuring Act provided that customers be able to choose their electricity supplier during a transition period ending on June 30, 2007. NorthWestern Energy LLC is required to act as the "default supplier" for customers who have not chosen an alternate supplier. The Restructuring Act provided for full recovery of costs incurred in procuring a default supply portfolio of electric power and required the default supplier to propose a "cost recovery mechanism" for electrical supply procurement costs before March 30, 2002. On October 29, 2001, the former owner of NorthWestern Energy LLC filed with the Montana Public Service Commission, or MPSC, its initial default supply portfolio, containing a mix of long and short-term contracts from new and existing generators. On April 25, 2002, the MPSC approved NorthWestern Energy LLC's proposed "cost recovery mechanism" in the form filed.

        On June 21, 2002, the MPSC issued a final order approving contracts meeting approximately 60% of the default supply winter peak load and approximately 93% of the annual energy requirements, and choosing not to preapprove five proposed contracts relating to new generation construction projects, including a contract for 150 megawatts in winter and 75 megawatts in summer with Montana First

Megawatts, a 240 megawatt gas-fired generation project being constructed by a NorthWestern subsidiary in Great Falls, Montana. In refusing preapproval of the new generation contracts, the MPSC stated that "prudently incurred costs related to electricity procured from new generation projects are fully recoverable in rates," but that the former owner of NorthWestern Energy LLC did not adequately document and explain its analysis and judgments which led to the specific mix of resource types, products, contract lengths, price stability, dispatchability, risk and other characteristics of the chosen portfolio. As a result of the order, NorthWestern Energy LLC will seek to obtain the remainder of the default supply portfolio through a combination of resubmitted power purchase contracts conforming to the MPSC's guidance and open market purchases. Currently, NorthWestern Energy LLC is making short-term purchases to fill intermediate and peak electricity needs. These short-term purchases, along with the MPSC-approved base load supply, are being fully recovered through an annual electricity cost tracking process pursuant to which rates are based on estimated electricity loads and electricity costs for the upcoming tracking period and are annually reviewed and adjusted by the MPSC for any differences in the previous tracking year's estimates to actual information. This process is similar to the cost recovery process that has been successfully utilized for more than 20 years in Montana, South Dakota and other states for natural gas purchases for residential and commercial customers. The MPSC further stated that NorthWestern Energy LLC has an ongoing responsibility to prudently administer its supply contracts and the energy procured pursuant to those contracts for the benefit of ratepayers. We expect that the costs of the default supply portfolio and a competitive transition charge for out-of-market costs will increase residential electric rates in NorthWestern Energy LLC's service territories by less than 10% during the first year. See "Risk Factors—If the MPSC disallows the recovery of the costs incurred in entering into default supply portfolio contracts while we are required to act as the "default supplier," we may be required to seek alternative sources of supply and may not be able to fully recover the costs incurred in procuring default supply contracts, which could adversely affect our net income and financial condition."

  CornerStone Propane Partners, L.P.

        On January 18, 2002, the board of directors of the general partner of CornerStone announced that it had retained Credit Suisse First Boston Corporation to review strategic options, including the possible sale or merger of CornerStone. We are the largest unitholder of CornerStone and own all of the stock of CornerStone's managing general partner. We fully support the board's action as it is consistent with our strategy to focus our resources on our energy and communications platforms. A special committee of the board of directors of the managing general partner, composed of directors that are not officers of NorthWestern, has been formed to pursue strategic options. As a result, we have recharacterized our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations. Accordingly, the results of CornerStone's operations, for all periods reported, are presented separately below income from continuing operations. In conjunction with the adoption of discontinued operations accounting for CornerStone, substantially all of our approximately $40.0 million net carrying value in the partnership was recorded as a noncash charge during the first quarter of 2002 and an additional charge of $5.1 million was recorded during the second quarter of 2002.

        On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. After this announcement, the New York Stock Exchange announced that it had suspended trading in CornerStone's publicly traded partnership units and would seek to delist the partnership units due to their low price and CornerStone's decision not to make the scheduled interest payments. We will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including us, and we expect to reflect any resulting financial implication in our third quarter 2002 results. For additional information relating to CornerStone, see "Business—Unregulated Businesses—Discontinued Propane Operations—CornerStone—Recent Developments" contained in Item 1 to Amendment No. 2 to our

Annual Report on Form 10-K/A for the year ended December 31, 2001, filed with the SEC on September 20, 2002, which are incorporated by reference herein, and our Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein.

  New Credit Facility

        We entered into a credit agreement as of January 14, 2002, as amended, with Credit Suisse First Boston, ABN AMRO Bank N.V., CIBC Inc. and Barclays Capital, as co-arrangers, Credit Suisse First Boston, as administrative agent, lead arranger and sole book runner, and the banks and other financial institutions parties thereto, for the provision of a $1.0 billion credit facility with a term of 364 days following the closing of the acquisition of NorthWestern Energy LLC.

        Our revolving credit facility expires on February 14, 2003 although we may convert up to $225.0 million of the aggregate amount outstanding as of February 11, 2003 into a term loan on a non-revolving basis that matures on February 14, 2004. The credit facility consisted of a $280.0 million revolving credit facility and a $720.0 million acquisition term loan. We used the net proceeds from our new credit facility to fund the acquisition of NorthWestern Energy LLC, pay related transaction expenses and repay borrowings under and terminate our old credit facility with CIBC Inc. and for working capital purposes. We used the net proceeds from the sale of $250.0 million aggregate principal amount of our 7 7/8% senior notes due March 15, 2007 and $470.0 million aggregate principal amount of our 8 3/4% senior notes due March 15, 2012, together with other available cash, to refinance the $720.0 million acquisition term loan of our new credit facility. See note 4 contained in "Unaudited Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Borrowings—Recourse Debt."

        As of September 30, 2002, we had $231.0 million of indebtedness outstanding and letters of credit totaling $20.1 million outstanding under our revolving credit facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002.

        We were incorporated in Delaware in 1923. Our principal office is located at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104 and our telephone number is (605) 978-2908. We maintain an internet site at http://www.northwestern.com which contains information concerning us and our subsidiaries. The information contained on our internet site is not incorporated by reference in this prospectus supplement and should not be considered a part of this prospectus supplement.

THE OFFERING

Common stock offered by us	10,000,000 shares
Common stock to be outstanding after this offering	37,396,762 shares
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $100.4 million. We intend to use the net proceeds from this offering to repay a portion of the amounts outstanding under our $280.0 million revolving credit facility.
New York Stock Exchange symbol	"NOR"

        The number of shares of our common stock to be outstanding after this offering is based on 27,396,762 shares outstanding as of September 30, 2002, and excludes:

  •
  156,722 shares of treasury stock, which represents shares held by NorthWestern's deferred compensation plan;

  •
  274,294 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $24.50 per share; and

  •
  1,812,004 shares of common stock reserved for issuance under our stock option plans.

        Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of up to 1,500,000 shares of common stock which the underwriters have the option to purchase from us to cover over-allotments.

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

        You should read the following financial information in conjunction with "Capitalization," "Selected Financial Information," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere herein. The following table reflects the recharacterization of our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations for all periods presented. The pro forma amounts disclosed in the following financial information give effect to the transactions discussed in "Unaudited Pro Forma Financial Information."

	Year Ended December 31,				Six Months Ended June 30,
	1999	2000	2001	Pro Forma 2001	2001	2002	Pro Forma 2002
				(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Income Statement Data:
Operating revenues	$757,940	$1,709,474	$1,723,978	$2,382,108	$954,438	$995,765	$1,059,728
Gross margin	328,889	608,990	654,622	985,719	343,982	464,334	505,294
Operating expenses	285,358	604,681	751,492	975,957	384,319	380,870	404,608
Operating income (loss)	43,531	4,309	(96,870)	9,762	(40,337)	83,464	100,686
Interest expense	(20,978)	(37,982)	(49,248)	(109,140)	(24,082)	(52,749)	(60,932)
Investment income and other	9,800	8,981	8,023	7,802	2,853	(1,803)	(1,912)
Income (loss) before income taxes and minority interests	32,353	(24,692)	(138,095)	(91,576)	(61,566)	28,912	37,842
Benefit (provision) for income taxes	(13,145)	6,467	42,470	32,649	11,893	(7,077)	(9,869)
Income (loss) before minority interests	19,208	(18,225)	(95,625)	(58,927)	(49,673)	21,835	27,973
Minority interests	24,788	67,821	141,448	141,448	75,693	23,014	23,014
Discontinued operations, net of taxes and minority interests	667	(43)	(1,291)	(1,291)	3,149	(45,086)	(45,086)
Net income (loss)	44,663	49,553	44,532	81,230	29,169	(13,684)	5,901
Common Stock Data:
Basic earnings per common share(1)(2)	$1.64	$1.85	$1.54	$1.43	$1.09	$(1.01)	$(0.61)
Diluted earnings per common share(1)(2)	1.62	1.83	1.53	1.41	1.08	(1.01)	(0.61)
Basic earnings per common share from continuing operations	1.61	1.85	1.59	1.46	0.96	1.13	0.96
Diluted earnings per common share from continuing operations	1.59	1.83	1.58	1.45	0.95	1.13	0.96
Average shares outstanding:
Basic	23,094	23,141	24,390	37,324	23,552	27,397	37,397
Diluted	23,372	23,338	24,455	37,389	23,741	27,398	37,398
Dividends paid per common share(1)(2)	$1.050	$1.130	$1.210	$1.210	$0.595	$0.635	$0.635
Annual dividend rate at year end	1.110	1.190	1.270	1.270	0.595	0.635	1.270
Financial Position (end of period):
Total assets	$1,956,761	$2,898,070	$2,634,735		$2,548,083	$4,089,525	$4,085,775
Working capital	100,193	40,314	(296,580)		(199,149)	(244,190)	(147,575)
Short-term debt (including long-term debt maturities due within one year)	37,554	49,207	356,445		300,474	311,408	211,043
Long-term debt (excluding long-term debt maturities due within one year)	340,978	583,708	411,349		457,714	1,433,847	1,433,847
Total debt	378,532	632,915	767,794		758,188	1,745,255	1,644,890
Shareholders' equity	300,371	319,549	396,578		331,055	357,334	457,699
Preferred stock not subject to mandatory redemption	3,750	3,750	3,750		3,750	3,750	—
Preferred stock subject to mandatory redemption	87,500	87,500	187,500		87,500	370,250	370,250
Other equity	116,974	192,832	30,067		108,047	11,106	11,106
Total equity	508,595	603,631	617,895		530,352	742,440	839,055

(1)
Adjusted for the two-for-one stock split in May 1997.

(2)
$2.04 Basic earnings per share and $2.03 Diluted earnings per share, exclusive of 2001 restructuring charge.

RISK FACTORS

        You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.

A downgrade in our credit rating could negatively affect our ability to access capital.

        S&P, Moody's and Fitch rate our senior, unsecured debt at "BBB" with a negative outlook, "Baa2" with a negative outlook and "BBB+," respectively. On September 3, 2002, S&P placed our ratings on rating watch negative to reflect changes in NorthWestern's plan for issuing equity and continued weakness in our unregulated businesses. On August 1, 2002, Moody's placed our ratings under review for possible downgrade and Fitch placed our ratings on rating watch negative following the announcement that CornerStone had exercised a five business day grace period with respect to interest payments on three classes of its outstanding senior secured notes. Credit ratings are dependent on a number of quantitative and qualitative factors. Moody's has stated that even though the acquisition of NorthWestern Energy LLC will benefit NorthWestern by increasing cash flow from more stable regulated operations, the reason for the negative outlook in its rating was primarily due to the combined effects of a general weakening of our credit profile over the past year and Moody's expectations for a significant increase in our debt leverage and correspondingly weaker cash flow coverage ratios in the near-term as a result of our acquisition of NorthWestern Energy LLC. Although we are not aware of any current plans of S&P, Moody's or Fitch to further lower their respective ratings on our debt, we cannot assure you that our credit ratings will not be downgraded if we do not reduce our leverage. Although none of our debt instruments contain acceleration and repayment provisions in the event of a downgrade in our debt ratings by S&P, Moody's or Fitch, if such a downgrade were to occur, particularly below investment grade, our ability to access the capital markets and utilize trade credit may be adversely affected and our borrowing costs would increase which would adversely impact our results and financial condition. In addition, we would likely be required to pay a higher interest rate in future financings and our potential pool of investors and funding sources could decrease.

A downgrade in our credit rating could limit our ability to pay dividends or acquire shares of our capital stock.

        If our credit rating by Standard & Poor's falls below BBB- or our credit rating by Moody's falls below Baa3, we will not be able to declare or pay dividends or make other distributions with respect to any class of our capital stock or purchase, redeem, retire or otherwise acquire any such stock without the consent of the lenders, under the terms of our $280.0 million revolving credit facility. In addition, in the event of such a downgrade in our credit rating by either rating agency, we may not permit any of our subsidiaries to pay dividends or make distributions with respect to any class of its capital stock other than dividends to be paid to us or another of our wholly owned subsidiaries or acquire shares of its capital stock other than as required by existing agreements, under the terms of our credit agreement.

We have substantial indebtedness, which could adversely affect our financial condition.

        We have a significant amount of indebtedness outstanding as a result of our acquisition of NorthWestern Energy LLC. We had total consolidated indebtedness of approximately $1.7 billion outstanding as of June 30, 2002.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  result in vendors requiring additional credit support, such as letters of credit, in order for us to utilize trade credit;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        Our failure to comply with any of the covenants contained in the instruments governing our indebtedness could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding indebtedness. We may not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We will need significant additional capital to refinance our indebtedness that is scheduled to mature and for other working capital purposes, which we may not be able to obtain.

        We have completed a number of financings during 2001 and the beginning of 2002 as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." In addition to this offering, we will be required to obtain significant additional capital in 2002, 2003 and 2004 to execute our business plan, including for working capital purposes and to repay existing indebtedness scheduled to mature during the period. In particular, we will be required to repay, refinance or extend the following indebtedness:

  •
  Montana Megawatts I, LLC's term loan facility, of which $27.5 million remains outstanding and is scheduled to mature on October 10, 2002. We are currently seeking to extend this facility for an additional three months to one year;

  •
  Expanets' $125.0 million nonrecourse equipment purchase financing facility with Avaya, which expires on December 31, 2002 and was reduced to $100.0 million on March 5, 2002, $80.0 million on April 30, 2002 and $55.0 million on August 30, 2002, and which had an outstanding balance of $39.2 million as of September 27, 2002. We expect to continue to reduce the balance of this facility on a monthly basis in the ordinary course of business. Amounts repaid under this facility may not be reborrowed; and

  •
  our $280.0 million revolving credit facility, which is scheduled to expire on February 14, 2003, although we may convert up to $225.0 million of the aggregate amount outstanding as of February 11, 2003 into a term loan on a non-revolving basis that matures on February 14, 2004. As of September 30, 2002, we had $231.0 million of indebtedness outstanding and letters of credit totaling $20.1 million outstanding under our revolving credit facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002. If we elect to exercise our option to convert the balance under our revolving credit facility into a term loan, we will need to repay or refinance such debt on or prior to its maturity in February 2004.

        We used the net proceeds from the issuance and sale of $250.0 million aggregate principal amount of our 7 7/8% senior notes due March 15, 2007 and $470.0 million aggregate principal amount of our 8 3/4% senior notes due March 15, 2012 to refinance the term loan portion of our acquisition credit facility. In addition to the offering contemplated by this prospectus supplement, we intend to raise approximately

$50.0 million to $100.0 million in additional equity in 2003, through one or more public offerings and/or private placements, and use the proceeds to retire debt and for other corporate purposes, and we intend to refinance our other debt as it matures. We may also consider applying a portion of our free cash flow and/or the net proceeds from sales of non-core assets to further reduce our debt. Our ability to obtain additional financing will be dependent on a number of factors, including those discussed in "Risk Factors—We have substantial indebtedness, which could adversely affect our financial condition." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." If we are unable to obtain this additional capital, our operations could be significantly adversely affected.

Our growth strategy is subject to risks and uncertainties, including those related to the integration of acquired businesses.

        A substantial part of our growth has been from acquisitions and a substantial part of future growth in our utility business may come from acquisitions. Pursuant to our growth strategy, we have evaluated and expect to continue to evaluate possible acquisitions on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or strategic investments in the energy or communications industries. Some of these acquisitions may be significant and might require us to raise additional equity and/or incur debt financings. Our growth strategy is subject to certain risks and uncertainties, including:

  •
  the future availability of market capital to fund development and acquisitions,

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  our ability to develop and implement new growth initiatives,

  •
  our ability to identify acquisition targets,

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  our response to increased competition,

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  our ability to attract, retain and train skilled team members,

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  governmental regulations and

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  general economic conditions relating to the economy and capital markets.

        Many of our acquisitions at Expanets and Blue Dot have involved the issuance of common stock in those subsidiaries to the sellers of the acquired businesses. Our investments in Expanets and Blue Dot are principally in the form of senior preferred stock with voting control and a liquidation preference over the common stock held by third parties. We are required to consolidate the financial results of Expanets and Blue Dot because of our voting control. The common stock issued to third parties in connection with acquisitions creates minority interests which are junior to our preferred stock interests and against which operating losses have been allocated. As of June 30, 2002, however, no remaining minority interest basis existed against which to allocate losses. Accordingly, if such subsidiaries incur operating losses in the future, unless additional minority interests are issued as a result of new acquisitions, our share of any such losses will be recognized in our operating results. See note 1 to our annual consolidated financial statements and note 2 to our quarterly consolidated financial statements included elsewhere herein.

        In addition, our acquisition activities involve the risk of successfully transitioning, integrating and managing acquired companies, including assessing the adequacy and efficiency of information, technical and accounting systems, business processes and related support functions and realizing cost savings and efficiencies from integration in excess of any related restructuring charges. We could expend a substantial amount of time and capital integrating businesses that have been acquired or pursuing acquisitions we do not consummate, which could adversely affect our business, financial condition and results of operations.

The integration and management of NorthWestern Energy LLC into our existing NorthWestern Energy division could result in the expenditure of significant additional resources and may adversely affect our results of operations and financial condition.

        Our acquisition of NorthWestern Energy LLC increased our consolidated revenues by approximately 38% on a pro forma basis for the year ended December 31, 2001, and the integration and management of NorthWestern Energy LLC into our existing NorthWestern Energy division may place significant strain on our management, financial and other resources. The integration of NorthWestern Energy LLC with our NorthWestern Energy division may involve, among other things, integration of operations, maintenance, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems and therefore may need to be replaced. To the extent we are required to incur significant additional costs integrating these operations, our results of operations and financial condition could be adversely affected.

The continuing integration of the Growing and Emerging Markets, or GEM, division of Lucent Technologies, Inc. into Expanets' business could adversely affect Expanets' operations and financial condition.

        Expanets is subject to risks associated with its continuing integration of the significant acquisition of the GEM division of Lucent Technologies, Inc. and other acquired businesses into its operations. These risks include reliance upon transition services agreements entered into with the sellers of such businesses, substantial investments in corporate infrastructure systems to enable Expanets to terminate such transition services agreements and the integration of these systems into our existing operations, the successful integration of the much larger GEM business with the existing Expanets business and the successful transition of the historical GEM sales from voice equipment to relatively higher margin integrated voice and data services solutions despite weakness in the communications and data sectors generally. In particular, Expanets has undertaken a restructuring of its sales force for future growth initiatives, migration of the business to a common information technology platform and the elimination of costly transition expenses. Expanets has spent significant amounts integrating the GEM business to date. Although Expanets believes that the integration is substantially complete, we cannot assure that Expanets will not be required to incur additional costs in completing this integration. See "Business—Unregulated Businesses—Communications, Network Services and Data Solutions—Expanets" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001, filed with the SEC on September 20, 2002. To the extent Expanets incurs significant additional costs associated with the integration of the GEM business into its business, Expanets' operations and financial condition could be adversely affected.

We may not be able to fully recover transition costs, which could adversely affect our net income and financial condition.

        Montana law requires that the MPSC determine the value of net unmitigable transition costs associated with the transformation of the former Montana Power utility business from a vertically integrated electric service company to a utility providing only default supply and transmission and distribution services. The MPSC is also obligated to set a competitive transition charge to be included in distribution rates to collect those net transition costs. The majority of these transition costs relate to out-of-market power purchase contracts, which run through 2032, that the former owner of NorthWestern Energy LLC was required to enter into with certain "qualifying facilities" as established under the Public Utility Regulatory Policies Act of 1978. The former owner of NorthWestern Energy LLC estimated the pre-tax net present value of its transition costs over the approximately 30-year period to be approximately $304.7 million in a filing with the MPSC on October 29, 2001.

        On January 31, 2002, the MPSC approved a stipulation among the former owner of NorthWestern Energy LLC, us and a number of other parties, which, among other things, conclusively established the pre-tax net present value of the retail transition costs relating to out-of-market power purchase contracts recoverable in retail rates over the next 28 years to be approximately $244.7 million. In addition, the stipulation set a fixed annual recovery for the retail transition costs beginning at $14.9 million in the first year after implementation and increasing up to $25.6 million in the fourth year and thereafter. Because the recovery stream as finalized by the stipulation is less than the total payments due under the out-of-market power purchase contracts, the difference must be mitigated or covered from other revenue sources. The pre-tax net present value of the retail transition costs approved in the MPSC stipulation is approximately $60.0 million less than the former owner of NorthWestern Energy LLC estimated in its initial filing with the MPSC. We estimate that the annual after tax differences will be approximately $1.9 million in 2002, increasing to a high of approximately $13.2 million in 2017. The estimated aggregate after tax amount of the differences over the remaining 28-year life of these contracts would be approximately $193.5 million. Although we believe we have opportunities to mitigate the impact of these differences, we cannot assure you that we will be successful. To the extent we are unable to mitigate these differences, our net income and financial condition could be adversely affected.

If the MPSC disallows the recovery of the costs incurred in entering into default supply portfolio contracts while we are required to act as the "default supplier," we may be required to seek alternative sources of supply and may not be able to fully recover the costs incurred in procuring default supply contracts, which could adversely affect our net income and financial condition.

        The 1997 Montana Restructuring Act provided that customers be able to choose their electricity supplier during a transition period ending on June 30, 2007. NorthWestern Energy LLC is required to act as the "default supplier" for customers who have not chosen an alternate supplier. The Restructuring Act provided for full recovery of costs incurred in procuring a default supply portfolio of electric power and required the default supplier to propose a "cost recovery mechanism" for electrical supply procurement costs before March 30, 2002. On October 29, 2001, the former owner of NorthWestern Energy LLC filed with the MPSC its initial default supply portfolio, containing a mix of long and short-term contracts from new and existing generators. On April 25, 2002, the MPSC approved NorthWestern Energy LLC's proposed "cost recovery mechanism" in the form filed.

        On June 21, 2002, the MPSC issued a final order approving contracts meeting approximately 60% of the default supply winter peak load and approximately 93% of the annual energy requirements, and choosing not to preapprove five proposed contracts relating to new generation construction projects, including a contract for 150 megawatts in winter and 75 megawatts in summer with Montana First Megawatts, a 240 megawatt gas-fired generation project being constructed by a NorthWestern subsidiary in Great Falls, Montana. In refusing preapproval of the new generation contracts, the MPSC stated that "prudently incurred costs related to electricity procured from new generation projects are fully recoverable in rates," but that the former owner of NorthWestern Energy LLC did not adequately document and explain its analysis and judgments which led to the specific mix of resource types, products, contract lengths, price stability, dispatchability, risk and other characteristics of the chosen portfolio. As a result of the order, NorthWestern Energy LLC will seek to obtain the remainder of the default supply portfolio through a combination of new power purchase contracts conforming to the MPSC's guidance and open market purchases. In addition, the MPSC approved our "cost recovery mechanism" in the form filed. Currently, NorthWestern Energy LLC is making short-term purchases to fill intermediate and peak electricity needs. These short-term purchases, along with the MPSC-approved base load supply, are being fully recovered through our annual electricity cost tracking process pursuant to which rates are based on estimated electricity loads and electricity costs for the upcoming tracking period and are annually reviewed and adjusted by the MPSC for any differences in the previous tracking year's estimates to actual information. This process is similar to the cost recovery process that has been successfully utilized for more than 20 years in Montana, South Dakota and other states for natural gas purchases for residential and commercial customers. The MPSC further stated that NorthWestern Energy LLC has an ongoing responsibility to prudently administer its supply contracts and the energy procured pursuant to those contracts for the benefit of ratepayers. We expect that the costs of the default supply portfolio and a competitive transition charge for out-of-market costs will increase residential electric rates in NorthWestern Energy LLC's service territories by less than 10% during the first year. The MPSC may disallow the recovery of the costs incurred under default supply portfolio contracts in the future, if it makes a determination that the contracts other than the contracts which were preapproved were not prudently entered into or that the contracts were not prudently administered. A failure to recover such costs could adversely affect our net income and financial condition.

We are subject to extensive governmental regulations which could impose significant costs on our operations and changes in existing regulations and future deregulation may have a detrimental effect on our business and could increase competition.

        Our operations and the operations of our subsidiary entities are subject to extensive federal, state and local laws and regulations concerning taxes, service areas, tariffs, issuances of securities, employment, occupational health and safety, protection of the environment and other matters. In addition, we are required to obtain and comply with a wide variety of licenses, permits and other approvals in order to operate our facilities. In the course of complying with these requirements, we may incur significant costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities and future changes in laws and regulations may have a detrimental effect on our business.

        The United States electric utility and natural gas industries are currently experiencing increasing competitive pressures as a result of consumer demands, technological advances, deregulation, greater availability of natural gas-fired generation and other factors. Competition for various aspects of electric and natural gas services is being introduced throughout the country that will open these markets to new providers of some or all of traditional electric utility and natural gas services. Competition is likely to result in the further unbundling of electric utility and natural gas services as has occurred in Montana for electricity and Montana, South Dakota and Nebraska for natural gas. Separate markets may emerge for generation, transmission, distribution, meter reading, billing and other services currently provided by electric utility and natural gas providers as a bundled service. As a result, significant additional competitors could become active in the generation, transmission and distribution segments of our industry.

        Proposals have been introduced in Congress to repeal the Public Utility Holding Company Act of 1935. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of domestic independent power generation projects may come under increasing pressure.

Our utility business is subject to extensive environmental regulations and potential environmental liabilities, which could result in significant costs and liabilities.

        Our utility business is subject to extensive regulations imposed by federal, state and local government authorities in the ordinary course of day-to-day operations with regard to the environment, including environmental regulations relating to air and water quality, solid waste disposal and other environmental considerations. Many of these environmental laws and regulations create permit and license requirements and provide for substantial civil and criminal fines which, if imposed, could result in material costs or liabilities. We regularly monitor our operations to prevent adverse environmental impacts. We may be required to make significant expenditures in connection with the investigation and remediation of alleged or actual spills and the repair and upgrade of our facilities in order to meet future requirements under environmental laws. Most of our generating capacity is derived from our non-operating minority interests in three coal burning generating facilities.

        The Clean Air Act Amendments of 1990, which prescribe limitations on sulfur dioxide and nitrogen oxide emissions from coal-fired power plants, required reductions in sulfur dioxide emissions at our Big Stone plant, in which we own an approximate 23.4% interest, beginning in the year 2000. The Clean Air Act also contains a requirement for future studies to determine what, if any, limitations and controls should be imposed on coal-fired boilers to control emissions of certain air toxics, including mercury. Because of the uncertain nature the air toxic emission limits and the potential for development of more stringent emission standards in general, we cannot reasonably determine the additional costs we may incur under the Clean Air Act.

        In addition, the U.S. Environmental Protection Agency, or the EPA, listed the Milltown Reservoir, which sits behind a hydroelectric dam owned by NorthWestern Energy LLC, on its Superfund National Priority List in 1983 as a result of the collection of toxic heavy metals in the silts. The Atlantic Richfield Company, or ARCO, as successor to the Anaconda Company, has been named as the party with responsibility for completing the remedial investigation and feasibility studies and conducting site cleanup, under the EPA's direction. The former owner of NorthWestern Energy LLC did not undertake any direct responsibility in that regard, in light of a special statutory exemption from liability under CERCLA in relation to the Milltown Dam. By virtue of its acquisition of The Montana Power Company's utility business and the dam, NorthWestern Energy LLC succeeded to similar protection under this statutory exception. ARCO has argued that the former owner of NorthWestern Energy LLC should be considered a Potentially Responsible Party, or PRP, and has threatened to challenge its exempt status. ARCO and the former owner of NorthWestern Energy LLC entered into a settlement agreement to limit the former owner's and now NorthWestern Energy LLC's potential liability, costs and ongoing operating expenditures, provided that the EPA selects a remedy that leaves the dam and sediments in place in its final Record of Decision. The final Record of Decision is not expected to be issued until late 2002 or early 2003. Depending on the outcome of that decision, we may be required to defend our exempt position. We cannot assure you that we will not incur costs or liabilities associated with the Milltown Dam site in the future, some of which could be significant. We have established a reserve of approximately $20.0 million at June 30, 2002, primarily for liabilities related to the Milltown Dam and other environmental liabilities. To the extent we incur liabilities greater than our reserve, our financial condition and results of operations could be adversely affected. See "Business—Environmental" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001, filed with the SEC on September 20, 2002, incorporated by reference herein.

You are unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen and we may incur material expenses or delays in financings or SEC filings because we changed auditors.

        Arthur Andersen LLP had served as our independent accountants since 1932. On March 14, 2002, Arthur Andersen was indicted by a federal grand jury on obstruction of justice charges arising from the government's investigation of Enron Corp. In light of recent events concerning Arthur Andersen, we dismissed Arthur Andersen as our independent public accounting firm and retained Deloitte & Touche LLP in their stead on May 16, 2002. See "Experts" herein. On June 15, 2002, Arthur Andersen was found guilty by a jury in Houston, Texas of obstructing justice. In light of the jury verdict and the underlying events, Arthur Andersen has ceased practicing before the SEC. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

        As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant. Our access to the capital markets and our ability to make timely filings with the SEC could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen. In addition, because Arthur Andersen has ceased to practice before the SEC,

Arthur Andersen will be unable to provide other information or documents that would customarily be received in connection with financings or other transactions.

We are subject to risks associated with a changing economic environment.

        In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of several large energy and telecommunications companies, the financial markets have been disrupted in general and the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the credit rating agencies have initiated a thorough review of the capital structure and earnings power of certain energy companies. These events could constrain the capital available to our industry and could adversely affect our access to funding for our operations, including the funding necessary to refinance our indebtedness that is scheduled to come due in 2002 and 2003. See "—We will need significant additional capital to refinance our indebtedness that is scheduled to mature and for other working capital purposes, which we may not be able to obtain." The achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be acceptable. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.

        The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

We could enter into acquisitions, changes of control, refinancings or other recapitalizations or highly leveraged transactions that could adversely affect the trading price of our common stock.

        The indentures governing our indebtedness do not prevent us from entering into acquisitions, changes of control, refinancings or other recapitalizations or highly leveraged transactions. These transactions could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit quality and could result in the acceleration of the indebtedness outstanding under our credit facility. If we enter into acquisitions, changes of control, refinancings or other recapitalizations or highly leveraged transactions, the trading price of our common stock could be adversely affected.

Our operating results may fluctuate on a seasonal and quarterly basis.

        Our electric and gas utility business and, to a lesser extent, Blue Dot's HVAC business are seasonal businesses and weather patterns can have a material impact on their operating performance. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our market areas and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Similarly, Blue Dot's business is subject to seasonal variations in certain areas of its service lines, with demand for residential HVAC services generally higher in the second and third quarters. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. In the event that we experience unusually mild winters or summers in the future, our results of operations and financial condition could be adversely affected.

Changes in commodity prices may increase our cost of producing and distributing electricity and distributing natural gas or decrease the amount we receive from selling electricity and natural gas, adversely affecting our financial performance and condition.

        To the extent not covered by long-term fixed price purchase contracts, we are exposed to changes in the price and availability of coal because most of our generating capacity is coal-fired. Changes in the cost of coal and changes in the relationship between those costs and the market prices of power may affect our financial results. In addition, natural gas is a commodity, the market price of which can be subject to volatile changes in response to changes in the world crude oil market, refinery operations, supply or other market conditions. Because the rates at which we sell electricity and natural gas are set by state regulatory authorities, we may not be able to immediately pass on to our retail customers rapid increases in the wholesale cost of coal and natural gas, which could reduce our profitability.

Substantial sales of our common stock could cause our stock price to decline.

        If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an "affiliate" as that term is defined in Rule 144 under the Securities Act of 1933. The outstanding shares subject to lock-up agreements between certain of our directors and executive officers and the underwriters may be sold 90 days after the effective date of this offering.

Our stock price has been, and may continue to be, volatile, which could result in substantial losses for investors purchasing shares in this offering. Investors may not be able to resell their shares at or above the price to the public.

        The trading price of our common stock has been, and may continue to be, volatile. The stock market in general and the market for energy companies in particular have experienced volatility. Many factors contribute to this volatility, including, but not limited to those described within this "Risk Factors" section and "Forward-Looking Statements."

        This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to our operating performance. Such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common stock.

FORWARD-LOOKING STATEMENTS

        On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement or in the accompanying prospectus, including, without limitation, the statements under "Prospectus Supplement Summary" and "Risk Factors" and located elsewhere in this prospectus supplement or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

        Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

        In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the SEC, and which are incorporated by reference into this prospectus supplement, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include:

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  the adverse impact of weather conditions and seasonal fluctuations;

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  unscheduled generation outages, maintenance or repairs;

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  unanticipated changes to fossil fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;

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  developments in the federal and state regulatory environment and the terms associated with obtaining regulatory approvals and rate orders;

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  costs associated with environmental liabilities and compliance with environmental laws;

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  the rate of growth and economic conditions in our service territories and those of our subsidiaries;

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  the speed and degree to which competition enters the industries and markets in which our businesses operate;

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  the timing and extent of changes in interest rates and fluctuations in energy-related commodity prices;

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  risks associated with acquisitions, transition and integration of acquired companies, including NorthWestern Energy LLC and the GEM division of Lucent Technologies, Inc., and the implementation of information systems and realization of efficiencies in excess of any related restructuring charges;

  •
  a lack of minority interest basis, which would require us to recognize an increased share of operating losses at certain of our subsidiaries;

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  our ability to recover transition costs;

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  disallowance by the MPSC of the recovery of the costs incurred in entering into our default supply portfolio contracts while we are required to act as the "default supplier;"

  •
  disruptions and adverse effects in the capital markets due to the changing economic environment;

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  our credit ratings with S&P, Moody's and Fitch;

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  potential delays in financings or SEC filings because we changed auditors;

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  our substantial indebtedness, which could limit our operating flexibility or ability to borrow additional funds;

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  our ability to obtain additional capital to refinance our indebtedness that is scheduled to mature and for working capital purposes;

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  changes in customer usage patterns and preferences;

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  the ability of our existing shareholders to sell our stock;

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  volatility in our stock price;

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  possible future actions and developments at CornerStone; and

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  changing conditions in the economy and capital markets and other factors identified from time to time in our filings with the SEC.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

        This prospectus supplement should be read in conjunction with the consolidated financial statements and notes included herein and in our filings with the SEC.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of our common stock in this offering of approximately $100.4 million, or approximately $115.6 million if the underwriters' over-allotment option is exercised in full, assuming a public offering price of $10.67 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering to repay a portion of the amounts outstanding under our $280.0 million revolving credit facility. As of September 30, 2002, we had $231.0 million of indebtedness outstanding and letters of credit totaling $20.1 million outstanding under our revolving credit facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002. Our revolving credit facility bears interest at a variable rate tied to the London Interbank Offered Rate plus a spread of 1.5% based on our current credit ratings and accrued interest at 3.34% per annum as of June 30, 2002. Our revolving credit facility expires on February 14, 2003 although we may convert up to $225.0 million of the aggregate amount outstanding as of February 11, 2003 into a term loan on a non-revolving basis that matures on February 14, 2004. Affiliates of certain of the underwriters are lenders under our credit facility under which borrowings are expected to be reduced out of the net proceeds of this offering. See "Underwriters."

        We borrowed and may reborrow the indebtedness outstanding under our revolving credit facility for general corporate purposes, including the repayment of indebtedness, capital expenditures, working capital, and other investments in, or acquisitions of, businesses or assets.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "NOR." The following table sets forth on a per share basis the high and low sale prices for our common stock for the quarters indicated and the cash dividends declared on the common stock.

	High	Low	Dividends Declared
2000
First quarter	$23.25	$20.63	$.2775
Second quarter	23.94	21.00	.2775
Third quarter	23.94	19.13	.2775
Fourth quarter	23.75	19.31	.2975
2001
First quarter	$25.65	$21.63	$.2975
Second quarter	26.75	21.75	.2975
Third quarter	23.10	20.90	.2975
Fourth quarter	22.35	18.32	.3175
2002
First quarter	$23.64	$20.36	$.3175
Second quarter	22.30	14.22	.3175
Third quarter (through September 26, 2002)	16.90	8.42	.3175

        On September 26, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $10.67 per share. Stockholders should obtain current market quotations before making any decision with respect to an investment in our common stock. As of September 10, 2002, there were approximately 9,907 holders of record of our common stock. This number excludes beneficial owners of common stock held in street name.

        We have paid quarterly cash dividends on our common stock without interruption since 1947. The payment of dividends in the future is subject to our earnings and financial condition and such other factors as our Board of Directors may deem relevant. Certain covenants in our credit facility may restrict our ability to pay dividends. See "Risk Factors—A downgrade in our credit rating could limit our ability to pay dividends or acquire shares of our capital stock." See "Description of Common Stock" in the accompanying prospectus for a description of other restrictions upon our ability to pay cash dividends. In addition, certain covenants in the debt instruments of our subsidiaries, including CornerStone, limit the amounts available for dividends and distributions.

CAPITALIZATION

        The following table sets forth our unaudited cash and capitalization on a consolidated basis as of June 30, 2002 on an actual basis and on an as adjusted basis to give effect to the sale of 10,000,000 shares of our common stock in this offering at an assumed offering price of $10.67 per share and the application of the net proceeds as described under "Use of Proceeds" and the repurchase of our 26,000 outstanding shares of 4 1/2% series preferred stock at $110.75 per share on July 31, 2002 and the redemption of our 11,500 outstanding shares of 6 1/2% series redeemable preferred stock on August 15, 2002.

        We have treated the indebtedness of NorthWestern Energy LLC as recourse to us in the following table because we intend to transfer its electric and natural gas transmission and distribution operations to NorthWestern Corporation during 2002 and to operate them as part of our NorthWestern Energy division. The following table excludes approximately $24.0 million of short-term debt and approximately $422.1 million of long-term debt of CornerStone outstanding as of June 30, 2002, which is reflected as a discontinued operation in our consolidated financial statements included herein. See "Prospectus Supplement Summary—Recent Developments—CornerStone Propane Partners, L.P."

        You should read the following table in conjunction with "Selected Financial Information," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other historical and pro forma financial information and notes thereto which are included or incorporated by reference herein.

	As of June 30, 2002
	Actual	As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$79,717	$75,967

Short-term debt:
Short-term debt (including current portion of long-term debt)	$173,933	$73,568
Short-term debt of subsidiaries—nonrecourse (including current portion of long-term debt and capital leases)(1)	137,475	137,475

Total short-term debt	311,408	211,043
Long-term debt:
Long-term debt	1,396,914	1,396,914
Long-term debt of subsidiaries—nonrecourse	36,933	36,933

Total long-term debt	1,433,847	1,433,847
Minority interests	11,106	11,106
Preferred stock, preference stock and preferred securities:
Nonredeemable cumulative preferred stock	2,600	—
Redeemable cumulative preferred stock	1,150	—
Company obligated mandatorily redeemable security of trust holding solely parent debentures	370,250	370,250

Total preferred stock, preference stock and preferred securities	374,000	370,250
Shareholders' equity:
Common stock, par value $1.75, authorized 50,000,000 shares; issued and outstanding, actual 27,396,762; issued and outstanding, as adjusted 37,396,762	47,942	65,442
Paid-in capital	240,891	323,756
Treasury stock, at cost	(3,500)	(3,500)
Retained earnings	67,432	67,432
Accumulated other comprehensive income (loss)	4,569	4,569

Total shareholders' equity	357,334	457,699

Total capitalization	$2,487,695	$2,483,945

(1)
NorthWestern guaranteed approximately $77.3 million of the short term debt of its subsidiaries at June 30, 2002, including $10.7 million of indebtedness of CornerStone outstanding and $8.4 million in letters of credit outstanding under CornerStone's credit facility. On August 20, 2002, NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately $6.1 million in letters of credit, of CornerStone outstanding under CornerStone's credit facility which NorthWestern had previously guaranteed. No further drawings may be made under this facility.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following tables present our unaudited pro forma combined statements of income for the year ended December 31, 2001 and for the six months ended June 30, 2002. The unaudited pro forma combined statements of income for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the following transactions as if each transaction had occurred at the beginning of the respective period presented:

  •
  the following securities offerings:

  •
  270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the use of the net proceeds therefrom as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources;" and

  •
  4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the use of the net proceeds therefrom as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources;" and

  •
  the following transactions:

  •
  our acquisition in February 2002 of NorthWestern Energy LLC for a purchase price of $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received;

  •
  the establishment in January 2002 of our new $1.0 billion credit facility and the use of the net proceeds therefrom as discussed in "Prospectus Supplement Summary—Recent Developments—New Credit Facility;"

  •
  the sale in March 2002 of $720.0 million aggregate principal amount of our senior notes and the use of the net proceeds therefrom as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources;" and

  •
  the repurchase of our 26,000 outstanding shares of 4 1/2% series preferred stock at $110.75 per share on July 31, 2002 and the redemption of our 11,500 outstanding shares of 6 1/2% series redeemable preferred stock on August 15, 2002 and

  •
  the sale of 10,000,000 shares of our common stock contemplated by this prospectus supplement and the use of the net proceeds therefrom as discussed in "Use of Proceeds."

        In addition, the unaudited pro forma combined statement of income for the year ended December 31, 2001 gives effect to the following additional transactions as if each transaction had occurred on January 1, 2001:

  •
  the following securities offerings:

  •
  3,680,000 shares of our common stock in October 2001 and the use of the net proceeds therefrom as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources;" and

  •
  4,000,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on December 21, 2001 and the use of the net proceeds therefrom as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        The following table also reflects the recharacterization of our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations. See "Prospectus Supplement Summary—

Recent Developments—CornerStone Propane Partners, L.P." and the Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein. The unaudited pro forma combined financial information is based upon currently available information and assumptions that our management believes are reasonable. The unaudited pro forma combined financial information is prepared for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the company that would have occurred had the transactions occurred at the periods presented, nor is the unaudited pro forma combined financial information necessarily indicative of future operating results or the financial position of the combined companies. Pro forma results for the six months ended June 30, 2002 are not necessarily indicative of results that may be expected for a full fiscal year.

        You should read the following tables in conjunction with "Capitalization," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC included in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

NORTHWESTERN CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
(In Thousands, Except for Per Share Amounts)

	For the Six Months Ended June 30, 2002
	NorthWestern Corporation Actual	Securities Offerings Adjustments (1)(2)	NorthWestern as Adjusted for Securities Offerings	NorthWestern Energy LLC(3)	NorthWestern Energy LLC Purchase, New Credit Facility and Senior Notes Offering Adjustment(4)(5)(6)	NorthWestern as Further Adjusted for NorthWestern Energy LLC Purchase, New Credit Facility and Senior Notes Offering Adjustment	Redemption of Preference and of Preferred Stock of NorthWestern(9)	NorthWestern as Further Adjusted for Redemption of Preference and of Preferred Stock	Offering of the Common Stock(10)	NorthWestern Pro Forma
Operating Revenues	$995,765	$—	$995,765	$63,963	$—	$1,059,728	$—	$1,059,728	$—	$1,059,728
Cost of Sales	531,431	—	531,431	23,003	—	554,434	—	554,434	—	554,434
Gross Margin	464,334	—	464,334	40,960	—	505,294	—	505,294	—	505,294
Operating Expenses:
Selling, general and administrative expenses	320,981	—	320,981	19,168	—	340,149	—	340,149	—	340,149
Depreciation and amortization	59,889	—	59,889	4,570	—	64,459	—	64,459	—	64,459

	380,870	—	380,870	23,738	—	404,608	—	404,608	—	404,608

Operating Income (Loss)	83,464	—	83,464	17,222	—	100,686	—	100,686	—	100,686
Interest expense	(52,749)	489	(52,260)	(2,637)	(7,539)	(62,436)	—	(62,436)	1,504	(60,932)
Investment income and other	(1,803)	—	(1,803)	(109)	—	(1,912)	—	(1,912)	—	(1,912)

Income (Loss) Before Income Taxes and Minority Interests	28,912	489	29,401	14,476	(7,539)	36,338	—	36,338	1,504	37,842
Benefit (provision) for income taxes	(7,077)	111	(6,966)	(5,257)	2,940	(9,283)	—	(9,283)	(586)	(9,869)

Income (Loss) Before Minority Interests	21,835	600	22,435	9,219	(4,599)	27,055	—	27,055	918	27,973
Minority interests in net loss of consolidated subsidiaries	23,014	—	23,014	—	—	23,014	—	23,014	—	23,014

Income (Loss) from Continuing Operations	44,849	600	45,449	9,219	(4,599)	50,069	—	50,069	918	50,987
Discontinued operations, net of taxes and minority interests	(45,086)	—	(45,086)	—	—	(45,086)	—	(45,086)	—	(45,086)

Net Income (Loss) Before Extraordinary Item	(237)	600	363	9,219	(4,599)	4,983	—	4,983	918	5,901
Extraordinary item, net of tax of $7,241(6)	(13,447)	—	(13,447)	—	—	(13,447)	—	(13,447)	—	(13,447)

Net Income (Loss)	(13,684)	600	(13,084)	9,219	(4,599)	(8,464)	—	(8,464)	918	(7,546)
Minority interest on preferred securities of subsidiary trust	(13,699)	(774)	(14,473)	(458)	—	(14,931)	—	(14,931)	—	(14,931)
Dividends on cumulative preferred stock	(96)	—	(96)	—	—	(96)	96	—	—	—

Earnings (Loss) on Common Stock	$(27,479)	$(174)	$(27,653)	$8,761	$(4,599)	$(23,491)	$96	$(23,395)	$918	$(22,477)

Average Common Shares Outstanding	27,397		27,397					27,397	10,000	37,397
Earnings (Loss) Per Average Common Share
Basic Earnings (Loss) per Average Common Share
Continuing operations	$1.13									$0.96
Discontinued operations	(1.65)									(1.21)
Extraordinary item(6)	(0.49)									(0.36)

Basic	$(1.01)									$(0.61)

Diluted Earnings (Loss) per Average Common Share
Continuing operations	$1.13									$0.96
Discontinued operations	(1.65)									(1.21)
Extraordinary item(6)	(0.49)									(0.36)

Diluted	$(1.01)									$(0.61)

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NORTHWESTERN CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (Continued)
(In Thousands, Except for Per Share Amounts)

	For the Year Ended December 31, 2001
	NorthWestern Corporation Actual	Securities Offerings Adjustments (1)(2)(7)(8)	NorthWestern as Adjusted for Securities Offerings	NorthWestern Energy LLC(3)	NorthWestern Energy LLC Purchase, New Credit Facility and Senior Notes Offering Adjustment(4)(5)(6)	NorthWestern as Further Adjusted for NorthWestern Energy LLC Purchase, New Credit Facility and Senior Notes Offering Adjustment	Redemption of Preference and of Preferred Stock of NorthWestern(9)	NorthWestern as Further Adjusted for Redemption of Preference and of Preferred Stock	Offering of the Common Stock(10)	NorthWestern Pro Forma
Operating Revenues	$1,723,978	$—	$1,723,978	$658,130	$—	$2,382,108	$—	$2,382,108	—	$2,382,108
Cost of Sales	1,069,356	—	1,069,356	327,033	—	1,396,389	—	1,396,389	—	1,396,389
Gross Margin	654,622	—	654,622	331,097	—	985,719	—	985,719	—	985,719
Operating Expenses:
Selling, general and administrative expenses	642,379	—	642,379	167,740	—	810,119	—	810,119	—	810,119
Restructuring expenses	24,916	—	24,916	—	—	24,916	—	24,916	—	24,916
Depreciation and amortization	84,197	—	84,197	56,725	—	140,922	—	140,922	—	140,922

	751,492	—	751,492	224,465	—	975,957	—	975,957	—	975,957

Operating Income (Loss)	(96,870)	—	(96,870)	106,632	—	9,762	—	9,762	—	9,762
Interest expense	(49,248)	13,517	(35,731)	(31,845)	(47,020)	(114,596)	—	(114,596)	5,456	(109,140)
Investment income and other	8,023	—	8,023	(221)	—	7,802	—	7,802	—	7,802

Income (Loss) Before Income Taxes and Minority Interests	(138,095)	13,517	(124,578)	74,566	(47,020)	(97,032)	—	(97,032)	5,456	(91,576)
Benefit (provision) for income taxes	42,470	1,670	44,140	(27,701)	18,338	34,777	—	34,777	(2,128)	32,649

Income (Loss) Before Minority Interests	(95,625)	15,187	(80,438)	46,865	(28,682)	(62,255)	—	(62,255)	3,328	(58,927)
Minority interests in net loss of consolidated subsidiaries	141,448	—	141,448	—	—	141,448	—	141,448	—	141,448

Income (Loss) From Continuing Operations	45,823	15,187	61,010	46,865	(28,682)	79,193	—	79,193	3,328	82,521
Discontinued operations, net of taxes and minority interests	(1,291)	—	(1,291)	—	—	(1,291)	—	(1,291)	—	(1,291)

Net Income (Loss)	44,532	15,187	59,719	46,865	(28,682)	77,902	—	77,902	3,328	81,230
Minority interest on preferred securities of subsidiary trust	(6,827)	(17,798)	(24,625)	(3,538)	—	(28,163)	—	(28,163)	—	(28,163)
Dividends on cumulative preferred stock	(191)	—	(191)	—	—	(191)	191	—	—	—

Earnings (Loss) on Common Stock	$37,514	$(2,611)	$34,903	$43,327	$(28,682)	$49,548	$191	$49,739	$3,328	$53,067

Average Common Shares Outstanding	24,390	2,934	27,324			27,324		27,324	10,000	37,324
Earnings (Loss) Per Average Common Share
Basic Earnings (Loss) Per Average Common Share
Continuing Operations	$1.59									$1.46
Discontinued Operations	(0.05)									(0.03)

Basic	$1.54									$1.43

Diluted Earnings (Loss) Per Average Common Share
Continuing Operations	$1.58									$1.45
Discontinued Operations	(0.05)									(0.04)

Diluted	$1.53									$1.41

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(In Thousands)

	June 30, 2002
	Northwestern Corporation Actual	Recent Preferred Stock Redemption(9)	As Adjusted for Recent Preferred Stock	Common Stock Offered By this Prospectus Supplement (10)	Northwestern Corporation ProForma
ASSETS
Current Assets:
Cash and cash equivalents	$79,717	$(3,750)	$75,967		$75,967
Accounts receivable, net	379,121		379,121		379,121
Inventories	75,058		75,058		75,058
Other	88,131		88,131		88,131
Current assets of discontinued operations	45,408		45,408		45,408

Total current assets	667,435	(3,750)	663,685	—	663,685
Property, Plant and Equipment, Net	1,782,676		1,782,676		1,782,676
Goodwill and Other Intangible Assets, Net	660,360		660,360		660,360
Other:
Investments	93,499		93,499		93,499
Regulatory assets	94,433		94,433		94,433
Deferred tax asset	12,825		12,825		12,825
Other	104,836		104,836		104,836
Noncurrent assets of discontinued operations	673,461		673,461		673,461

Total assets	$4,089,525	$(3,750)	$4,085,775	$—	$4,085,775

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$173,933		$173,933	$(100,365)	$73,568
Current maturities of long-term debt—nonrecourse	7,125		7,125		7,125
Short-term debt—nonrecourse	130,350		130,350		130,350
Accounts payable	99,048		99,048		99,048
Accrued expenses	413,848		413,848		413,848
Current liabilities of discontinued operations	87,321		87,321		87,321

Total current liabilities	911,625	—	911,625	(100,365)	811,260
Long-term Debt	1,396,914		1,396,914		1,396,914
Long-term Debt of Subsidiaries—nonrecourse	36,933		36,933		36,933
Other Noncurrent Liabilities	369,132		369,132		369,132
Noncurrent Liabilities & Minority Interests of Discontinued Operations	632,481		632,481		632,481

Total liabilities	3,347,085	—	3,347,085	(100,365)	3,246,720
Minority Interests	11,106		11,106		11,106
Preferred Stock, Preference Stock and Preferred Securities:
Preferred stock—4 1/2% series	2,600	(2,600)	—		—
Redeemable preferred stock—6 1/2% series	1,150	(1,150)	—		—
Preference stock	—		—		—
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts	370,250		370,250		370,250

Total preferred stock, preference stock and preferred securities	374,000	(3,750)	370,250	—	370,250
Shareholders' Equity:
Common stock, par value $1.75; authorized 50,000,000 shares	47,942		47,942	17,500	65,442
Paid-in capital	240,891		240,891	82,865	323,756
Treasury stock, at cost	(3,500)		(3,500)		(3,500)
Retained earnings	67,432	—	67,432		67,432
Accumulated other comprehensive income (loss)	4,569		4,569		4,569

Total shareholders' equity	357,334	—	357,334	100,365	457,699

Total liabilities and shareholders' equity	$4,089,525	$(3,750)	$4,085,775	$—	$4,085,775

NORTHWESTERN CORPORATION NOTES TO UNAUDITED
PRO FORMA COMBINED FINANCIAL INFORMATION

  The Unaudited Pro Forma Combined Financial Information is based on the following assumptions:

1.
Reflects the receipt of $6.5 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $0.2 million, from the sale of 270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the application of the net proceeds therefrom. NorthWestern Capital Financing II used the proceeds from the sale of the 8 1/4% trust preferred securities to purchase $106.8 million aggregate principal amount of our 8 1/4% subordinated debentures due December 15, 2031. We received approximately $102.9 million in net proceeds from the sale of the subordinated debentures, after paying underwriting commissions and offering expenses totaling approximately $3.9 million. We used these net proceeds for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility with CIBC Inc. The 8 1/4% trust preferred securities are guaranteed by us and will be redeemed when the subordinated debentures are paid either at maturity on December 15, 2031, or upon early redemption. We may redeem the subordinated debentures on or after December 21, 2006 and before December 21, 2006 if certain changes in tax or investment company law occur or will occur within 90 days, in each case at a redemption price equal to 100% of the principal amount being redeemed plus accumulated and unpaid interest to the date of redemption.

2.
Reflects the receipt of $107.4 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $3.6 million, from the sale of 4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the application of the net proceeds therefrom. NorthWestern Capital Financing III used the proceeds from the sale of the 8.10% trust preferred securities to purchase $111.0 million aggregate principal amount of our 8.10% subordinated debentures due January 15, 2032. We received approximately $107.4 million in net proceeds from the sale of the subordinated debentures, after paying underwriting commissions and offering expenses totaling approximately $3.6 million. We used these net proceeds for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility with CIBC Inc. The 8.10% trust preferred securities are guaranteed by us and will be redeemed when the subordinated debentures are paid either at maturity on January 15, 2032, or upon early redemption. We may redeem the subordinated debentures on or after January 31, 2007 and before January 31, 2007 if certain changes in tax or investment company law occur or will occur within 90 days, in each case at a redemption price equal to 100% of the principal amount being redeemed plus accumulated and unpaid interest to the date of redemption.

3.
Reflects the results of operations of NorthWestern Energy LLC prior to February 1, 2002, which we purchased for $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received.

4.
Reflects NorthWestern's initial financing of the acquisition of NorthWestern Energy LLC and the refinancing of our old credit facility with CIBC Inc. with borrowings under our new credit facility. Borrowings under the acquisition term loan portion of our new credit facility accrued interest at a variable rate, which was 3.50% per annum as of March 13, 2002, the date the term loan was repaid. We used the net proceeds from the offering of $720.0 million aggregate principal amount of our senior notes, together with approximately $6.1 million of available cash, to repay the $720.0 million acquisition term loan portion of our new credit facility in March 2002.

5.
Reflects the receipt of approximately $713.9 million of net proceeds, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses totaling approximately $6.1 million, from the sale of $720.0 million aggregate principal amount of our senior notes and the use of the net proceeds therefrom. On March 28, 2002, we entered into two hedge agreements to swap the fixed interest rate on our $250.0 million five-year senior notes to floating interest rates at the London Interbank Offered Rate plus an applicable spread, effective as of April 3, 2002. The effective interest rate on our $250.0 million five-year senior notes was 4.17% as of August 13, 2002, after giving effect to the hedge agreements. As of September 30, 2002, we had $231.0 million of indebtedness outstanding and letters of credit totaling $20.1 million outstanding under our revolving credit facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002.

6.
Reflects the recognition of deferred costs related to the repayment of the $720 million term loan portion of our new credit facility on March 13, 2002 with the proceeds from the sale of our senior notes. The recognition of deferred costs resulted in an extraordinary loss of $20.6 million, net of related income taxes of $7.2 million, or $(0.49) basic and diluted earnings per share.

7.
Reflects the receipt of $96.4 million of net proceeds, after paying the underwriting commission and offering expenses totaling approximately $3.7 million, from the sale of 4,000,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on December 21, 2001 and the application of the net proceeds therefrom. See note (1) above for additional information relating to the offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II.

8.
Reflects the receipt of $74.9 million of net proceeds, after deducting offering expenses, from the sale of 3,680,000 shares of common stock issued in October 2001 at $21.25 per share and the application of the net proceeds therefrom.

9.
Reflects the repurchase of 26,000 shares of 4 1/2% series preferred stock at $110.75 per share resulting in a cash outlay of $2.9 million on July 31, 2002 and the redemption of our 11,500 outstanding shares of 6 1/2% series redeemable preferred stock at $101.35 per share resulting in a cash outlay of $1.2 million on August 15, 2002.

10.
Reflects the receipt of $100.4 million of net proceeds, after deducting offering expenses, from the sale of 10,000,000 shares of our common stock offered hereby at $10.67 per share, the closing price of our common stock on September 26, 2002, and the application of the net proceeds therefrom as described in "Use of Proceeds."

SELECTED FINANCIAL INFORMATION

        We derived the following selected financial information for each of the five years in the period ended December 31, 2001 from our audited consolidated financial statements contained elsewhere herein and in our Annual Reports on Form 10-K for the years ended December 31, 1998 and 1999. We derived the following selected financial information for the six month periods ended June 30, 2001 and 2002 from our unaudited consolidated financial statements contained elsewhere herein, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the six month periods ended June 30, 2001 and June 30, 2002 are not necessarily indicative of results that may be expected for the entire year.

        The following table reflects the recharacterization of our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations for all periods presented. See "Prospectus Supplement Summary—Recent Developments—CornerStone Propane Partners, L.P." herein. The information in the table below reflects the acquisition of NorthWestern Energy LLC from February 1, 2002. See "Unaudited Pro Forma Combined Financial Information" included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC included in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

        You should read the following table in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere herein.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
						(Unaudited)
Income Statement Data:
Operating revenues	$175,032	$419,452	$757,940	$1,709,474	$1,723,978	$954,438	$995,765
Gross margin	92,292	198,419	328,889	608,990	654,622	343,982	464,334
Operating expenses	56,900	154,184	285,358	604,681	751,492	384,319	380,870
Operating income (loss)	35,392	44,235	43,531	4,309	(96,870)	(40,337)	83,464
Interest expense	(12,496)	(15,456)	(20,978)	(37,982)	(49,248)	(24,082)	(52,749)
Investment income and other	11,564	5,700	9,800	8,981	8,023	2,853	(1,803)
Income (loss) before income taxes and minority interests	34,460	34,389	32,353	(24,692)	(138,095)	(61,566)	28,912
Benefit (provision) for income taxes	(9,828)	(10,223)	(13,145)	6,467	42,470	11,893	(7,077)
Income (loss) before minority interests	24,632	24,166	19,208	(18,225)	(95,625)	(49,673)	21,835
Minority interests	—	5,315	24,788	67,821	141,448	75,693	23,014
Discontinued operations, net of taxes and minority interests	1,632	910	667	(43)	(1,291)	3,149	(45,086)
Net income (loss)	26,264	30,391	44,663	49,553	44,532	29,169	(13,684)
Common Stock Data:
Basic earnings per common share(1)(2)	$1.31	$1.45	$1.64	$1.85	$1.54	$1.09	$(1.01)
Diluted earnings per common share(1)(2)	1.31	1.44	1.62	1.83	1.53	1.08	(1.01)
Basic earnings per common share from continuing operations	1.22	1.40	1.61	1.85	1.59	0.96	1.13
Diluted earnings per common share from continuing operations	1.22	1.39	1.59	1.83	1.58	0.95	1.13
Average shares outstanding:
Basic	17,843	18,660	23,094	23,141	24,390	23,552	27,397
Diluted	17,843	18,816	23,372	23,338	24,455	23,741	27,398
Dividends paid per common share(1)(2)	$0.933	$0.985	$1.050	$1.130	$1.210	$0.595	$0.635
Annual dividend rate at year end	0.970	1.030	1.110	1.190	1.270	0.595	0.635
Financial Position (end of period):
Total assets	$1,106,123	$1,728,474	$1,956,761	$2,898,070	$2,634,735	$2,548,083	$4,089,525
Working capital	11,844	57,739	100,193	40,314	(296,580)	(199,149)	(244,190)
Short-term debt (including long-term debt maturities due within one year)	5,570	16,554	37,554	49,207	356,445	300,474	311,408
Long-term debt (excluding long-term debt maturities due within one year)	161,000	259,373	340,978	583,708	441,349	457,714	1,433,847
Total debt	166,570	275,927	378,532	632,915	767,794	758,188	1,745,255
Shareholders' equity	166,603	282,134	300,371	319,549	396,578	331,055	357,334
Preferred stock not subject to mandatory redemption	3,750	3,750	3,750	3,750	3,750	3,750	3,750
Preferred stock subject to mandatory redemption	32,500	87,500	87,500	87,500	187,500	87,500	370,250
Other equity	—	107,908	116,974	192,832	30,067	108,047	11,106
Total equity	202,853	481,292	508,595	603,631	617,895	530,352	742,440
Additional information(3)
Recourse debt(4)							$1,674,120
Total capitalization, excluding nonrecourse debt of subsidiaries(5)							2,405,454
Recourse debt to total capitalization, excluding nonrecourse debt of subsidiaries(4)(5)							69.6%

(1)
Adjusted for the two-for-one stock split in May 1997.
(2)
Excluding the 2001 restructuring charge, basic earnings per share were $2.04 and diluted earnings per share were $2.03 for the year ended December 31, 2001. For information regarding the 2001 restructuring charge, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 and Year Ended December 31, 2000 Compared to Year Ended December 31, 1999—Consolidated Operating Results" herein.
(3)
We have provided the information contained in the Additional Information section because we believe this information provides meaningful additional information concerning our operating results and our ability to service our debt and to pay our other fixed obligations on a prospective basis. We have treated the indebtedness of NorthWestern Energy LLC as recourse to us in the Additional Information because we intend to transfer its electric and natural gas transmission and distribution operations to NorthWestern Corporation during the fourth quarter of 2002 and to operate them as part of our NorthWestern Energy division.
(4)
Recourse debt excludes nonrecourse debt of our unregulated subsidiaries, but includes guarantees from NorthWestern on nonrecourse debt of our unregulated subsidiaries, including our CornerStone subsidiary which is treated as a discontinued operation in our consolidated financial statements, as shown below (in millions):

Actual June 30, 2002
(unaudited)
Recourse debt	$1,570.8
Guarantees on nonrecourse debt	103.3

$1,674.1

(5)
Total capitalization includes recourse debt of approximately $1,674.1 million identified in note (4) above, and preferred securities, preferred stock, corporation obligated mandatorily redeemable preferred securities of subsidiary trusts and shareholders' equity of approximately $731.3 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Financial Information," "Unaudited Pro Forma Combined Financial Information" and our consolidated financial statements and related notes contained elsewhere herein.

        The portion of the following discussion and analysis relating to periods after February 1, 2002 includes NorthWestern Energy LLC from February 1, 2002. For additional information regarding NorthWestern Energy LLC's results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC included in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

        The following discussion and analysis reflects the recharacterization of our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations for all periods presented.

Overview

        We are a service and solutions company providing integrated energy, communications, heating, ventilation, air conditioning, plumbing and related services and solutions to residential and business customers throughout North America. We own and operate one of the largest regional electric and natural gas utilities in the upper Midwest of the United States. We distribute electricity in South Dakota and natural gas in South Dakota and Nebraska through our energy division, NorthWestern Energy, formerly NorthWestern Public Service, and electricity and natural gas in Montana through our wholly owned subsidiary, NorthWestern Energy LLC. We are operating under the common brand "NorthWestern Energy" in all our service territories. On February 15, 2002, we completed the acquisition of the electric and natural gas transmission and distribution businesses of The Montana Power Company for approximately $1.1 billion, including the assumption of approximately $488.0 million in existing debt and preferred stock, net of cash received. We intend to transfer the energy and natural gas transmission and distribution operations of NorthWestern Energy LLC to NorthWestern Corporation during 2002 and to operate its business as part of our NorthWestern Energy division. We believe the acquisition creates greater regional scale allowing us to more fully realize the value of our existing energy assets and provides a strong platform for future growth.

        Our principal unregulated investment is in Expanets, a leading provider of networked communications and data services and solutions to medium-sized businesses nationwide. In addition, we own investments in Blue Dot, a nationwide provider of air conditioning, heating, plumbing and related services, and CornerStone, a publicly traded limited partnership, in which we hold a 30% interest and operate through one of our subsidiaries that serves as managing general partner. CornerStone is a retail propane and wholesale energy-related commodities distributor. On January 18, 2002, the board of directors of the general partner of CornerStone announced it has retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of CornerStone. We fully support the board's action as it is consistent with our strategy to focus our resources on our energy and communications platforms. A special committee of the board of directors of the managing general partner, composed of directors that are not officers of NorthWestern, has been formed to pursue strategic options. As a result, we have recharacterized our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations. Accordingly, the results of CornerStone's operations, for all periods reported, are presented separately below income from continuing operations. In conjunction with the adoption of discontinued operations accounting for CornerStone, substantially all of our approximately $40.0 million net carrying value in the partnership was recorded as a noncash charge during the first quarter of 2002 and an additional charge of $5.1 million was recorded during the second quarter of 2002.

        On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. After this announcement, the New York Stock Exchange announced that it had suspended trading in CornerStone's publicly traded partnership units and would seek to delist the partnership units due to their low price and CornerStone's decision not to make the scheduled interest payments. We will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including us, and we expect to reflect any resulting financial implication in our third quarter 2002 results. See "Prospectus Supplement Summary—Recent Developments—CornerStone Propane Partners, L.P." and "Business—Unregulated Business—Discontinued Propane Operations—CornerStone—Recent Developments" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the SEC on September 20, 2002 and our Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein.

Results of Operations

        The following is a summary of our results of operations for each of the three-month and six-month periods ended June 30, 2002 and 2001 and for each of the three years ended December 31, 2001, 2000 and 1999.

  Three-Month and Six-Month Periods Ended June 30, 2002 Compared to Three-Month and Six-Month Periods Ended June 30, 2001

  Consolidated Operating Results

        The following is a summary of our consolidated results of operations for the three-month and six-month periods ended June 30, 2002 and June 30, 2001. Our consolidated results include the results of our divisions and subsidiaries constituting each of our business segments. This discussion is followed by a more detailed discussion of operating results by segment. Our "All Other" category primarily consists of our other miscellaneous service activities, which are not included in the other identified segments together with unallocated corporate costs. See "—Segment Information—All Other Operations" for a discussion of the items contained in our "All Other" category. Product and service category fluctuations highlighted at the consolidated level are more fully explained in the segment discussions.

        Consolidated Earnings (Losses) and Dividends.    Consolidated earnings were $8.3 million in the second quarter of 2002, a decline of $0.8 million, or 8.8%, from consolidated earnings of $9.1 million in the second quarter of 2001. This decrease is a result of $3.0 million of additional losses within the discontinued operations of CornerStone in the second quarter of 2002 compared to the second quarter of 2001 (see Note 4, Discontinued Operations, to the consolidated financial statements for further discussion regarding CornerStone), and $10.6 million of additional losses at Expanets, which were offset principally by $2.9 million of additional earnings within the electric and natural gas operations, $5.4 million of additional earnings within All Others operations, and $4.5 million within HVAC operations in the second quarter of 2002 compared to the second quarter of 2001. Earnings from continuing operations increased $2.3 million from $11.1 million in the second quarter of 2001 compared to $13.4 million for the second quarter of 2002.

This was due principally to improved performance within the electric and natural gas operations, which was partially offset by additional losses from the communications segment in the second quarter of 2002 compared to the second quarter of 2001. For the six months ended June 30, 2002, consolidated losses were $27.5 million, a decline of $53.3 million, or 206.6%, from consolidated earnings of $25.8 million for the six months ended June 30, 2001. The decline was a result of a $45.1 million charge for discontinued operations relating to our planned divestiture of our interest in CornerStone for the six months ended June 30, 2002, in addition to an extraordinary loss of $13.4 million related to debt costs associated with the early extinguishment of debt. Exclusive of these charges, earnings on common stock for the six months ended June 30, 2002 were $31.1 million, an increase of $8.5 million, or 37.6%, over the six months ended June 30, 2001. The increase is due to the addition of the electric and natural gas transmission and distribution business of NorthWestern Energy LLC, or the Montana operations, that we acquired on February 15, 2002, effective February 1, 2002.

        Consolidated Operations.    Consolidated operating revenues were $515.7 million in the second quarter of 2002, an increase of $38.8 million, or 8.1%, from $476.9 million in the second quarter of 2001. The increase in consolidated revenues was primarily due to an increase in revenues from the electric and natural gas operations of $115.4 million as a result of the inclusion of NorthWestern Energy LLC's Montana operations and an $8.3 million increase in revenues from our All Other operations as a result of the addition of certain non-utility operations acquired with NorthWestern Energy LLC's Montana operations. HVAC revenues increased $6.1 million quarter to quarter primarily as a result of acquisitions. These increases were partially offset by decreases in revenues from our communications segment of $91.0 million as a result of continuing market softness and a change in the mix of revenues toward certain higher-margin activities. For the six months ended June 30, 2002, revenues were $995.8 million as compared to $954.4 million for the first six months of 2001, or an increase of $41.4 million. As with the second quarter, the increase in revenues was primarily a result of $183.3 million of additional revenues from the electric and natural gas operations, during the first six months of 2002 compared to the similar period in 2001. All Other revenues also increased $15.0 million during the first six months of 2002 compared to the similar period in 2001 due to NorthWestern Energy LLC's additional non-utility Montana operations, which include revenues from statutory conservation and low income assistance charges, gas stranded costs collected in rates under a securitization program, underground services location operations and other unregulated operations. These revenues were partially offset by a decline in revenues within our communications segment of $157.9 million during the first six months of 2002 compared to the similar period in 2001.

        Consolidated cost of sales was $261.7 million in the second quarter of 2002, a reduction of $26.3 million, or 9.1%, from results in the second quarter of 2001. The decline was due to a $70.3 million decrease in costs within the communications segment which was partially offset by $37.0 million of increased costs in our electric and natural gas segments primarily as a result of the addition of NorthWestern Energy LLC's Montana operations. Cost of sales in our HVAC segment also increased $5.4 million quarter to quarter while costs of sales in All Other increased $1.7 million from NorthWestern Energy LLC's Montana operations. Cost of sales for the six months ended June 30, 2002, of $531.4 million were $79.0 million lower than costs of sales for the first six months of 2001. The decline was primarily due to a $131.5 million decrease in costs within our communications segment, while our natural gas operations also had a decrease in costs of $15.5 million in the first six months of 2002 compared to the similar period in 2001. These decreases were partially offset by $60.4 million of increased costs of our electric operations during the first six months of 2002 compared to the similar period in 2001 as a result of the addition of NorthWestern Energy LLC's Montana operation. Cost of sales in our HVAC segment increased $2.6 million during the first six months of 2002 compared to the similar period in 2001, while cost of sales in the All Other segment increased $5.0 million.

        Consolidated gross margin was $253.9 million in the second quarter of 2002, an increase of $65.1 million, or 34.5%, from results in the second quarter of 2001. Electric and natural gas operations gross margins increased by an aggregate of $78.4 million in the second quarter of 2002 compared to the second quarter of 2001 as a result of the addition of NorthWestern Energy LLC's Montana operations. Communications gross margin declined $20.7 million quarter to quarter as a result of revenue decreases. HVAC gross margins increased $0.7 million in the second quarter of 2002 over results for the second quarter of 2001. All Other gross margin improved $6.7 million quarter to quarter due to the additional activity from NorthWestern Energy LLC's Montana operations. Consolidated gross margin as a percentage of revenues was 49.2% in the second quarter of 2002, compared to 39.6% in the second quarter of 2001. The improvement in consolidated gross margin was primarily a result of lower natural gas commodity prices, higher margin Montana natural gas operations, and margin improvement within the communications segment due to a better sales mix and additional higher-margin maintenance revenues. The improvement in consolidated gross margin was partially offset by a decline in margin percentages within the electric operations from decreased wholesale electric margins. For the six months ended June 30, 2002, gross margins were $464.3 million, an increase of $120.3 million, or 35.0%, over gross margin of $344.0 million at the second quarter of 2001. Electric and natural gas operations gross margins increased by an aggregate of $138.4 million during the first six months of 2002 compared to the similar period in 2001 primarily as a result of the addition of NorthWestern Energy LLC's Montana operations. Communications gross margin declined $26.4 million period to period as the business continues to reduce costs to match the lower revenues and HVAC gross margins decreased $1.7 million. All Other gross margin improved $10.0 million during the first six months of 2002 compared to the similar period in 2001 due to the additional activity from NorthWestern Energy LLC's Montana operations. Gross margin as a percentage of revenues was 46.6% for the six months ended June 30, 2002, compared to 36.0% for the six months ended June 30, 2001, principally due to lower natural gas commodity prices, improved communications margins and higher margins from NorthWestern Energy LLC's Montana operations.

        Consolidated operating expenses were $205.1 million in the second quarter of 2002, an increase of $13.0 million, or 6.8%, from results in the second quarter of 2001. Operating expenses for the communications segment in the second quarter of 2002 were $46.4 million less than in the second quarter of 2001 due to reductions in costs to better align the business with the reduced revenue streams. Electric and natural gas operating expenses in the second quarter of 2002 were $56.3 million more than similar expenses in the second quarter of 2001. Electric and natural gas operating expenses increased primarily due to the inclusion of NorthWestern Energy LLC's Montana operations, but were partially offset by a reduction in costs within the previously owned operations. HVAC operating expenses in the second quarter of 2002 increased $1.0 million over results in the second quarter of 2001. All Other expenses in the second quarter of 2002 increased $2.1 million over results for the second quarter of 2001 due to the addition of NorthWestern Energy LLC's Montana operations as corporate and other expenses within the previously owned operations declined. Expenses for the six months ended June 30, 2002 of $380.9 million were $3.4 million, or 0.9%, lower than expenses for the six months ended June 30, 2001 of $384.3 million. Operating expenses for the communications segment for the first six months of 2002 were $98.0 million less than the equivalent period of 2001 due to the aforementioned cost reduction efforts. Electric and natural gas operating expenses in the first six months of 2002 were $90.7 million more than similar expenses in the first six months of 2001. Electric and natural gas operating expenses increased primarily due to the inclusion of NorthWestern Energy LLC's Montana operations, which was partially offset by a reduction in costs within the previously owned operations. HVAC operating expenses in the first six months of 2002 increased $0.7 million over results for the similar period in 2001. All Other expenses in the first six months of 2002 increased $3.1 million over results for the similar period in 2001 due to the addition of NorthWestern Energy LLC's Montana operations.

        Consolidated operating income in the second quarter of 2002 was $48.8 million, an improvement of $52.1 million compared to losses of $3.2 million in the second quarter of 2001. Operating income in our communications segment increased $25.7 million in the second quarter of 2002 compared to the second quarter of 2001, primarily as a result of the reduction in operating expenses. Operating income in our electric and natural gas segments increased $22.1 million due to the addition of NorthWestern Energy LLC's Montana operations. HVAC operating income in the second quarter of 2002 decreased $0.3 million from results in the second quarter of 2001, while All Other operating losses improved to operating income of $4.6 million as a result of lower expenses. For the first six months of 2002, operating income rose $123.8 million to $83.5 million over results for the similar period in 2001. Operating income in our communications segment increased $71.6 million in the first six months of June 30, 2002, compared to the similar period in 2001, primarily as a result of the reduction in operating expenses, while operating income in our electric and natural gas segments increased $47.6 million due to the addition of NorthWestern Energy LLC's Montana operations. HVAC operating losses for the first six months of 2002 increased $2.3 million from results for the similar period in 2001, while All Other operating losses declined $6.9 million as a result of lower expenses.

        Consolidated interest expense in the second quarter of 2002 was $31.1 million, an increase of $19.4 million, or 165.8%, over interest expense of $11.7 million in the second quarter of 2001. The increase was attributable principally to approximately $17.3 million of additional interest expense from the debt assumed with NorthWestern Energy LLC's Montana operations in addition to the increased expense from the $720.0 million of financing obtained for NorthWestern Energy LLC's Montana operations acquisition. Interest expense for the six months ended June 30, 2002 was $52.7 million, an increase of $28.7 million, or 119.0%, over interest expense of $24.1 million for the first six months of 2001. As with the quarter, the increase was attributable primarily to the additional interest expense from the debt assumed with NorthWestern Energy LLC's Montana operations and the increased expense of financing obtained for the Montana acquisition of approximately $30.5 million.

        Consolidated investment income and other was a $2.5 million loss in the second quarter of 2002, a decline of $4.2 million from results in the second quarter of 2001. The decline was primarily attributable to losses incurred for certain additional preferred stock investment impairments. Consolidated investment income and other was a $1.8 million loss for the six months ended June 30, 2002, a decline of $4.7 million from results for the similar period in 2001. As with the quarter, the decline was primarily attributable to losses incurred for certain additional preferred stock investment impairments.

        Consolidated income tax expense was $2.5 million in the second quarter of 2002, a $1.3 million decline from a $3.8 million income tax provision in the second quarter of 2001. The decline in the income tax expense was principally due to an increased benefit within the All Other and HVAC segments from increased operating losses. These benefits were offset by additional expense of $1.8 million within the communications segment, and $1.9 million of additional expense within the electric and natural gas operations. Consolidated income tax expense was $7.1 million for the six months ended June 30, 2002, a $19.0 million decline from an $11.9 million income tax benefit for the six months ended June 30, 2001. The increase in consolidated income tax expense was principally due to a decline of $17.0 million in the tax benefit within the communications segment and an $8.2 million increase in expenses from increased income within the electric and natural gas segments. These were partially offset by an increase in income tax benefits generated by the HVAC segment and All Other operations.

        Minority interests in net loss of consolidated subsidiaries was $8.1 million in the second quarter of 2002, a decline of $21.8 million from minority interests in net loss of consolidated subsidiaries of $29.9 million in the second quarter of 2001. The decline was partially due to a $28.5 million decline in allocations in the communications segment, which was partially offset by a $6.7 million increase in allocations within the HVAC segment. The decreased communications allocation was the result of improved profitability offset partially by a lack of additional minority basis upon which to allocate the losses compared to the first quarter of 2001. To the extent that future operating losses are incurred within the HVAC or communications segments, unless additional minority interest were to be issued as a result of new acquisitions, such losses will be allocated to us. For the six months ended June 30, 2002, minority interests income was $23.0 million, a decline of $52.7 million from minority interest income of

$75.7 million in the first six months of 2001. As with the second quarter, the decline was due to a $60.3 million decline in allocations in the communications segment resulting from lower overall losses and a lack of minority basis upon which to allocate the losses, partially offset by a $7.6 million increase in allocations within the HVAC segment due to additional basis issued in connection with acquisitions. See "—Significant Accounting Policies—Minority Interest in Consolidated Subsidiaries" for a discussion of the allocation of income (loss) to minority interests and the changes in such allocations during the periods discussed.

  Segment Information

        Electric Utility Segment Operations.    Revenues from our electric utility operations in the second quarter of 2002 were $121.4 million, an increase of $91.2 million, or 302.4%, from results in the second quarter of 2001. The growth resulted primarily from the addition of NorthWestern Energy LLC's Montana operations effective February 1, 2002. The additional electric operations contributed $99.4 million of the increase. Offsetting these additional revenues was a decline in the wholesale electric revenues in our South Dakota operations during the second quarter of 2002 due to a drop in market prices as compared to the unusually high prices experienced in the second quarter of 2001. Revenues for the six months ended June 30, 2002 of $216.7 million were $157.2 million, or 264.1%, higher than revenues for the first six months of 2001. As with the quarter, the growth was primarily attributed to the addition of NorthWestern Energy LLC's Montana operations in 2002 which added $172.8 million of revenues during the first six month of 2002 compared to the first six months of 2001. Partially offsetting these additional revenues was a slight decrease of $0.9 million in retail revenues within the previously owned South Dakota operations and a decrease of $14.6 million in wholesale electric revenues within the previously owned operations due to market price declines.

        Cost of sales for our electric utility operations in the second quarter of 2002 were $39.5 million, an increase of $34.1 million, or 624.1%, from results in the second quarter of 2001. The increase was almost exclusively attributable to the addition of NorthWestern Energy LLC's Montana operations, which increased costs by $33.9 million. For the six months ended June 30, 2002, costs were $60.4 million higher than costs for the six months ended June 30, 2001. As with the quarter the addition of NorthWestern Energy LLC's Montana operations were responsible for the majority of the increase, adding $60.0 million in costs.

        Gross margin for our electric utility operations in the second quarter of 2002 was $81.9 million, an increase of $57.2 million over gross margin in the second quarter of 2001. The increase in gross margin in the second quarter of 2002 was primarily due to the contribution of $65.5 million to gross margin by NorthWestern Energy LLC's Montana operations. Gross margin in our South Dakota operations decreased $8.3 million in the second quarter of 2002 from results in the second quarter of 2001, due to the substantial decrease in market prices for wholesale electricity. As a percentage of revenue, gross margin in the second quarter of 2002 was 67.4%, compared to 81.9% in the second quarter of 2001. The decline was the result of the substantial decline in wholesale electric margins from market price fluctuations and the influence of NorthWestern Energy LLC's lower margin Montana operations as compared to South Dakota. For the six months ended June 30, 2002, margins of $145.6 million were $96.8 million, or 198.7%, higher than margins for the six months ended June 30, 2001. As with the quarter, NorthWestern Energy LLC's Montana operations contributed $112.7 million to the margin increase, which was partially offset by a decrease of $15.9 million for our previously owned South Dakota operations from the wholesale electric declines. Margins as a percentage of revenues decreased from 81.9% for the six months ended June 30, 2001, to 67.2% for the six months ended June 30, 2002. Similar to the quarterly change, this is a result of the absence of the unusually high margin wholesale electric sales realized by the South Dakota operations in 2001 combined with the addition of NorthWestern Energy LLC's Montana operations.

        Operating expenses for our electric utility operations in the second quarter of 2002 were $56.5 million, an increase of $43.9 million over results in the second quarter of 2001. Selling, general and administrative expenses in the second quarter of 2002 were $43.8 million, an increase of $34.4 million over results in the second quarter of 2001. While selling, general and administrative expenses within the previously owned South Dakota operations declined approximately $4.2 million in the second quarter of 2002 as a result of reduced staffing, customer service expenses and incentive accruals, expenses for NorthWestern Energy LLC's Montana operations in the second quarter of 2002 contributed approximately $38.6 million. Depreciation in the second quarter of 2002 was $12.7 million, an increase of $9.5 million over depreciation in the second quarter of 2001 of $3.2 million. The increase in depreciation was due to the addition of NorthWestern Energy LLC's Montana operations. For the six months ended June 30, 2002, selling, general and administrative expenses were $71.1 million, or 304.8%, higher than expenses for the first six months of 2001. This increase, as with the quarter, is mainly due to the addition of NorthWestern Energy LLC's Montana operations, which added $77.2 million of expenses, offset by decreases in the previously owned operations' expenses. Depreciation for the six months ended June 30, 2002 was $22.9 million, an increase of $16.5 million over depreciation for the six months ended June 30, 2001, of $6.4 million. The increase in depreciation was due to the addition of NorthWestern Energy LLC's Montana operations.

        Operating income for our electric utility operations in the second quarter of 2002 was $25.3 million, an increase of $13.2 million, or 109.6%, from $12.1 million in the second quarter of 2001. The increase was primarily attributable to the addition of approximately $17.5 million in operating income from NorthWestern Energy LLC's Montana operations. Income from the previously owned operations declined $4.3 million in the second quarter of 2002 from results in the second quarter of 2001 as a result of the decline in wholesale electric margins but was partially offset by operating expense savings. For the six months ended June 30, 2002, operating income was $25.7 million higher than operating income for the six months ended June 30, 2001, at $51.2 million. As with the quarter, this increase was primarily due to the addition of $35.6 million of operating income from NorthWestern Energy LLC's Montana operations, offset by lower South Dakota operating income from the absence of unusually high margin wholesale electric sales countered by lower operating expenses.

        Natural Gas Utility Segment Operations.    Revenues for our natural gas utility operations in the second quarter of 2002 were $53.7 million, an increase of $24.1 million, or 81.7%, from results in the second quarter of 2001. Revenues for the period reflect the inclusion of NorthWestern Energy LLC's Montana operations which contributed $28.2 million in revenues. The increase was offset by a drop in commodity prices reflected within the previously owned operations during the second quarter of 2002 compared to the second quarter of 2001, and a decrease in volumes as a result of warmer weather in the Nebraska and South Dakota service territories. For the six months ended June 30, 2002, revenues were $158.0 million, or $26.1 million higher than revenues for the first six months of 2001 of $131.9 million. The Montana operations contributed $60.3 million to the increase in revenues while the previously owned operations experienced a decline of $34.2 million in revenues as a result of substantially lower commodity prices and warmer weather during the periods.

        Cost of sales for our natural gas utility operations in the second quarter of 2002 was $27.0 million, an increase of $2.9 million, or 11.9%, from results in the second quarter of 2001. Cost of sales for the period reflect the inclusion of NorthWestern Energy LLC's Montana operations, which contributed $7.5 million in cost of sales. This increase was offset by a decrease in cost of sales of previously owned operations of $4.6 million as a result of reduced commodity prices and volumes. For the six months ended June 30, 2002, cost of sales was $75.0 million, a decrease of $15.5 million as compared to the first six months of 2001. Costs within the previously owned operations decreased $34.4 million during the first six months of 2002 compared to the first six months of 2001 as a result of lower commodity prices and reduced retail volumes from warmer weather while NorthWestern Energy LLC's Montana operations increased costs by $18.9 million.

        Gross margin for our natural gas utility operations in the second quarter of 2002 was $26.7 million, an increase of $21.2 million, or 392.3%, over gross margin in the second quarter of 2001. The growth was primarily attributable to the addition of NorthWestern Energy LLC's Montana operations which added $20.7 million in margin. Gross margin for previously owned operations increased $0.5 million in the second quarter of 2002 compared to the second quarter of 2001. As a percentage of revenues, gross margin improved from 18.3% in the second quarter of 2001 to 49.7% in the second quarter of 2002, primarily as a result of the significant decrease in commodity prices within Nebraska/South Dakota operations and the higher margin impact from operations in Montana. Margins for the six months ended June 30, 2002 were $56.9 million, or $41.5 million higher than the first six months of 2001. NorthWestern Energy LLC's Montana operations accounted for almost the entire increase, adding $41.4 million in margins. As with the quarter, margin percentages increased, rising from 14.6% for the first six months of 2001 to 43.2% for the first six months of 2002. This reflects the impact of lower commodity prices within the Nebraska/South Dakota operations and the higher margin NorthWestern Energy LLC's Montana operations.

        Operating expenses for our natural gas utility operations in the second quarter of 2002 were $16.9 million, an increase of $12.4 million, or 273.6%, from results in the second quarter of 2001. Selling, general and administrative expenses grew $10.2 million in the second quarter of 2002 to $13.8 million compared to the second quarter of 2001, when such expenses were $3.7 million, primarily due to $11.0 million in additional expenses attributable to NorthWestern Energy LLC's Montana operations, while selling, general and administrative expenses at previously owned operations declined due to reduced customer service expenses, employee benefits and system maintenance expenses. Depreciation was $3.1 million in the second quarter of 2002, an increase of $2.2 million over depreciation during the second quarter of 2001. This increase was primarily due to the addition of NorthWestern Energy LLC's Montana operations. Operating expenses for the six months ended June 30, 2002 were $29.3 million, an increase of $19.6 million, or 203.5%, from results in the first six months of 2001. Selling, general and administrative expenses grew $15.7 million in the six month period ended June 30, 2002 to $23.6 million compared to the six months ended June 30, 2001 when such expenses were $7.9 million, primarily due to $17.8 million in additional expenses attributable to NorthWestern Energy LLC's Montana operations, while selling, general and administrative expenses at previously owned operations declined similar to the quarter changes. Depreciation was $5.6 million for the six months ended June 30, 2002, an increase of $3.9 million over depreciation during the first six months of 2001. This increase was primarily due to the addition of NorthWestern Energy LLC's Montana operations.

        Operating income for our natural gas utility operations in the second quarter of 2002 was $9.7 million, compared to $0.9 million in the second quarter of 2001. NorthWestern Energy LLC's Montana operations contributed $7.4 million to operating income in the second quarter of 2002 while the operating expense reductions in the previously owned operations more than offset the revenue shortfalls in these operations to add $2.2 million of income. For the six months ended June 30, 2002, operating income of $27.7 million was $21.9 million higher than operating income for the six months ended June 30, 2001, with NorthWestern Energy LLC's Montana operations contributing $19.6 million in income.

        Communications Segment Operations.    Revenues for the communications segment in the second quarter of 2002 were $210.3 million, a decline of $91.0 million, or 30.2%, from revenues of $301.3 million in the second quarter of 2001. The decline was due to revisions made in May 2001 to the original agreements executed in association with the acquisition of the Lucent Technologies' Growing and Energy Markets, or Lucent GEM, business in March 2002, which eliminated minimum sales referral obligations of Avaya, Inc. (formerly Lucent Technologies) and increased the volume of higher-margin recurring revenue service maintenance contracts. Overall market softness in the technology and communication segments of industry further depressed revenues. For the six months ended June 30, 2002, revenues were $412.2 million, or $157.9 million lower than revenues for the six months ended June 30, 2001. As with the second quarter of 2002, the six month decline in revenues was primarily due to revisions in the Lucent GEM agreements, as well as continued soft market conditions.

        Cost of sales in the second quarter of 2002 was $116.7 million, a decline of $70.3 million from cost of sales in the second quarter of 2001 of $186.9 million. The decrease in cost of sales principally resulted from the lower sales volumes and efforts to continue to improve the revenue mix by reducing cost intensive equipment sales and increasing lower cost service sales. In addition, a technical assistance call center agreement signed with Avaya in March 2002 resulted in $10.1 million of reduced costs during the quarter ended June 30, 2002. Costs for the first six months of 2002 decreased 35.3% to $241.4 million when compared to cost of sales for the first six months of 2001. As with the quarter, the six month decrease is also due primarily to the lower sales volumes, sales mix changes and renegotiated terms with Avaya.

        Gross margin in the second quarter of 2002 was $93.6 million, a decline of $20.7 million compared to gross margin in the second quarter of 2001. The decrease in gross margin dollars resulted from the overall decline in sales volumes noted above. As a percentage of revenues, gross margin improved from 38.0% in the second quarter of 2001 to 44.5% in the second quarter of 2002. The improvement was principally a result of changes in sales mix by increasing maintenance and service revenues as compared to lower margin equipment sales. Additionally, a technical assistance call center agreement with Avaya reduced cost of sales and thereby also improved margin percentages. For the six months ended June 30, 2002, gross margins were $170.8 million as compared to $197.1 million for the six months ended June 30, 2001. This decrease is attributable to the lower sales volumes mentioned above, as well as the renegotiated agreement with Avaya. Gross margin percentage increased to 41.4% as compared to 34.6% for 2001 for similar reasons as noted in the quarter fluctuations.

        Operating expenses in the second quarter of 2002 were $82.6 million, a decline of $46.4 million from results in the second quarter of 2001. Selling, general and administrative expenses declined $47.6 million to $68.7 million in the second quarter of 2002 from $116.4 million for the second quarter of 2001. Our communications segment workforce has been reduced throughout 2001 resulting in lower selling, compensation and benefits, travel and other personnel costs. In November 2001, Expanets installed an enterprise software system, the EXPERT system, and although additional costs have been incurred during 2002 to enhance the system's operational capabilities, the system has eliminated redundant costs incurred under the former transition service agreements executed with Avaya as part of the original Lucent GEM acquisition. The system is now operational and savings are expected to continue throughout 2002 both from efficiencies and the reduction of non-capitalizable integration costs from the project. Depreciation expense increased $4.2 million to $7.1 million in the second quarter of 2002 compared to the second quarter of 2001 as a result of continued capital expenditures. Amortization expense decreased $2.9 million in the second quarter of 2002 compared to the second quarter of 2001 due to implementation of SFAS No. 142, which has resulted in the discontinuance of a portion of the intangibles amortization. For the six months ended June 30, 2002, expenses decreased $98.0 million from the first six months of 2001. As with the quarter, the primary driver in the decrease in operating expenses is the decline in headcount from 2001 levels and cost reductions from former service agreements and EXPERT implementation. For the six months ended June 30, 2002, as compared to 2001, depreciation expense increased $6.4 million to $11.6 million from continued capital expenditures. Amortization expense decreased $4.7 million to $13.7 million, again as a result of the SFAS No. 142 implementation.

        Operating income in the second quarter of 2002 was $11.0 million, compared to operating losses of $14.6 million in the second quarter of 2001. The reduction in losses resulted from the substantial decline in operating expenses. Management expects to see continued operational improvements throughout 2002 as a result of continued focus on expense reductions and margin improvement. Operating income for the six months ended June 30, 2002, of $8.3 million represents a $71.6 million increase when compared to operating losses of $63.3 million for the six month period ended June 30, 2001. As with the quarter above, the primary driver in this turnaround is due to the substantial decline in operating expenses.

        HVAC Segment Operations.    Revenues in our HVAC division in the second quarter of 2002 were $117.8 million, an increase of $6.1 million, or 5.5%, from results in the second quarter of 2001. Revenues from locations acquired subsequent to June 2001 contributed approximately $7.4 million to the increase in second quarter 2002 results, while revenues from existing locations declined $1.3 million from results in the second quarter of 2001. The decrease in existing location revenues is a result of poor market conditions in certain areas, mild weather and the overall continuation of a soft economy. For the six-month period ended June 30, 2002, revenues reached $212.3 million, a 0.5% growth over the first half of 2001. Revenues from locations acquired subsequent to June 2001 contributed approximately $15.7 million to the increase in 2002 results, while revenues from existing locations declined $14.7 million. As with the second quarter, the decrease in existing location revenues is a result of poor market conditions, mild weather, a soft economy, as well as several locations closing down certain divisions to improve overall profitability.

        Cost of sales in the second quarter of 2002 was $74.2 million, an increase of $5.4 million, or 7.8%, from results in the second quarter of 2001. Costs of sales for newly acquired locations added approximately $4.3 million of costs in the second quarter of 2002 compared to the second quarter of 2001 while cost of sales within existing locations increased $1.1 million in the second quarter of 2002 compared to the second quarter of 2001. The increase in costs was primarily the result of price increases for labor and materials. For the six months ended June 30, 2002, costs of sales reached $134.0 million, a $2.6 million increase over costs for the first six months of 2001. Cost of sales from locations acquired subsequent to June 30, 2001, contributed approximately $10.0 million, while cost of sales within existing locations declined $7.3 million. This decrease is due primarily to the reduced sales activity mentioned above net of price increases for labor and materials.

        Gross margin in the second quarter of 2002 was $43.6 million, an increase of $0.7 million from results in the second quarter of 2001. Gross margin from acquired locations contributed $3.1 million in the second quarter of 2002, but were offset by a $2.4 million decline in gross margin for existing locations in the second quarter of 2002 compared to the second quarter of 2001. This decrease is a result of the revenue shortfalls noted above, project pricing pressures and increased costs. As a percentage of revenues gross margins declined from 38.4% in the second quarter of 2001 to 37.0% in the second quarter of 2002. Gross margin for the six months ended June 2002 decreased $1.7 million to $78.3 million over margins for the six months ended June 30, 2001. As with the quarterly results, subsequent acquisitions account for $5.7 million of growth, but were offset by a decrease in gross margin for existing locations of $7.4 million. As a percentage of revenues gross margins for the six-month periods ending June 30, 2001 and 2002 declined from 37.9% to 36.9%, respectively, due mainly to cost pressures.

        Operating expenses in the second quarter of 2002 were $41.2 million, an increase of $1.0 million, or 2.6%, in the second quarter of 2001. Selling, general and administrative expenses increased $3.3 million in the second quarter of 2002 from results in the second quarter of 2001. Acquired locations added approximately $2.0 million of costs in the second quarter of 2002 while expenses within the existing locations decreased $1.3 million in the second quarter of 2002. The increase is primarily attributable to fleet rent expenses, corporate office cost increases, as well as transition costs of the corporate office. Depreciation expense of $1.8 million for the quarter decreased $0.5 million as compared to the second quarter of 2001. During the second quarter of 2002, the company entered into a vehicle sale leaseback agreement resulting in a depreciation expense decrease of $0.6 million in the second quarter of 2002 as compared to the second quarter of 2001. Amortization expense decreased $1.7 million during the second quarter of 2002 from results in the second quarter of 2001, due to implementation of SFAS No. 142, which has resulted in the discontinuance of a portion of the intangibles amortization. For the six months ended June 30, 2002, operating expenses were $79.6 million, an increase of $0.7 million, or 0.9%. Selling, general and administrative expenses increased $4.0 million for the six months ended June 30, 2002 from the first six months of 2001. Acquired locations added approximately $4.0 million of costs for the six months ended June 30, 2002, while expenses within the previously owned operations were flat. Depreciation expense was basically flat between the periods at $4.4 million and $4.5 million, respectively. Amortization expense for the six months ended June 30, 2002, was $3.3 million less than the same period in 2001, as a result of the SFAS No. 142 implementation.

        Operating income in the second quarter of 2002 was $2.4 million, a decline of $0.3 million from results in the second quarter of 2001. Gross margin increases noted earlier were offset by an increase in operating expenses. Operating losses for the six months ended June 30, 2002 were $1.3 million as compared to operating income of $1.1 million for the six months ended June 30, 2001. This decrease in operating income reflects lower gross margins during the periods as operating expenses were basically flat.

        All Other Operations.    All Other primarily consists of our other miscellaneous service activities which are not included in the other identified segments, together with the unallocated corporate costs and investments, and any reconciling or eliminating amounts. The miscellaneous service activities principally include non-utility businesses engaged in voice and data networks and systems, and a portfolio of services to residential and business customers, including product sales and maintenance contracts in areas such as home monitoring devices and appliances.

        Revenues for the quarter increased $8.3 million to $12.5 million compared to the second quarter of 2001. This growth is attributable to the addition of non-utility operations acquired with NorthWestern Energy LLC's Montana operations, which include revenues from statutory conservation and low income assistance charges, gas stranded costs collected in rates under a securitization program, underground services location operations and other unregulated operations, offset by declines in the previously owned operations from reduced sales activity. For the six months ended June 30, 2002, revenues were $22.7 million, a $15.0 million increase over revenues in the six month period ended June 30, 2001. As with the quarter, the increase was a result of the addition of NorthWestern Energy LLC's Montana operations which added $14.8 million in revenues.

        Cost of sales in the second quarter of 2002 was $4.3 million, an increase of $1.7 million over results in the second quarter of 2001. As with the quarter, NorthWestern Energy LLC's Montana non-utility operations added $2.3 million in costs while the previously owned operations decreased $0.6 million due to lower sales levels. Cost of sales for the six months ended June 2002 increased $5.0 million or 100.1% as compared to cost of sales for the first six months of 2001. This increase was, as with revenues, due to the addition of NorthWestern Energy LLC's Montana operations.

        Gross margin in the second quarter of 2002 was $8.2 million, an increase of $6.7 million over gross margin in the second quarter of 2001. NorthWestern Energy LLC's Montana non-utility operations added $7.5 million in margins while the reduced sales in second quarter 2002 pushed down margins in previously owned operations. As a percentage of revenues, gross margin increased from 36.2% to 65.4% from the higher margin NorthWestern Energy LLC's Montana operations. Gross margin for the six months of 2002 was $12.7 million, or 369.3% higher than gross margin for the same period of 2001. All of the growth was due to the addition of NorthWestern Energy LLC's Montana operations with a partial offset from a decrease within previously owned operations. Similarly, gross margin percentages increased from 35.3% for 2001 to 56.1% for 2002 due to the influence of the higher margin NorthWestern Energy LLC's Montana operations.

        Operating expenses in the second quarter of 2002 were $7.9 million, an increase of $2.1 million over results in the second quarter of 2001. NorthWestern Energy LLC's Montana non-utility operations added $5.4 million in costs, offset by a decrease in previously owned operations and corporate expenses. Operating expenses for the six months ended June 30, 2002, were $15.1 million as compared to $12.0 million for the six months ended June 30, 2001. NorthWestern Energy LLC's Montana operations added $8.7 million in costs while corporate and other expenses decreased $5.5 million.

        Operating income of $0.4 million in the second quarter of 2002 was an improvement of $4.6 million from losses of $4.3 million in the second quarter of 2001. This is a result of the NorthWestern Energy

LLC's Montana operations which added $2.2 million supplemented by a reduction in costs within the previously owned operations. For the six months ended June 30, 2002, operating losses were $2.4 million, a decline of $6.8 million from losses of $9.2 million for the six months ended June 30, 2001. The declines resulted primarily from reduced operating expenses within the corporate and previously owned operations with a $2.1 million contribution from NorthWestern Energy LLC's Montana operations.

        Discontinued Propane Segment Operations.    On January 18, 2002, the board of directors of the general partner of CornerStone announced that it had retained Credit Suisse First Boston Corporation to review strategic options, including the possible sale or merger of CornerStone. We are the largest unitholder of CornerStone owning a 30% interest in CornerStone and we own all of the stock of CornerStone's managing general partner. As a result, we have recharacterized our investment in CornerStone to reflect the results of operations of CornerStone as discontinued operations. Accordingly, the results of CornerStone's operations, for all periods reported, are presented separately below income from continuing operations. In conjunction with the adoption of discontinued operations accounting for CornerStone, substantially all of our approximately $40 million net carrying value in the partnership was recorded as a noncash charge during the first quarter of 2002 and an additional charge of $5.1 million was recorded during the second quarter of 2002.

        On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. After this announcement, the New York Stock Exchange announced that it had suspended trading in CornerStone's publicly traded partnership units and would seek to delist the partnership units due to their low price and CornerStone's decision not to make the scheduled interest payments. We will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including us, and we expect to reflect any resulting financial implication in our third quarter 2002 results. For additional information relating to CornerStone, see "Business—Unregulated Businesses—Discontinued Propane Operations—CornerStone—Recent Developments" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the SEC on September 20, 2002 and our Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein.

        Revenues from our discontinued propane operations in the second quarter of 2002 were $64.4 million, a decline of $366.0 million or 85.0%, from the second quarter of 2001. The decrease was due to the reduction in CEG activities during the quarter. For the six months ended June 30, 2002, revenues were $341.7 million as compared to $1,295.8 million for the six months ended June 30, 2001. As with the quarter above, the primary driver of the decline in revenues was the reduction in CEG activities.

        Cost of sales for our discontinued propane operations in the second quarter of 2002 were $34.4 million, a decrease of $361.4 million or 91.3% from $395.8 million in the second quarter of 2001. The decline in the cost of sales is mostly due to the reduction in CEG activities during the quarter and is also due to the lower commodity prices and lower volume. Costs for the first six months decreased $937.0 million or 79.6% to $240.7 million when compared to cost of sales for the first six months of 2001. As with the quarter, the decrease in costs is primarily due to the reduction in CEG activities.

        Gross margin for the segment decreased $4.6 million from the second quarter of 2001 to $30.0 million for the second quarter of 2002. The decline in gross margin dollars was a result of the reduction in CEG activities as noted above. As a percentage of revenues, gross margin improved from 8.0% in the second quarter of 2001 to 46.6% in the second quarter of 2002. The improvement was due to the reduction in CEG activities and lower commodity prices and lower volume. For the six months ended June 30, 2002, gross margins were $101.0 million as compared to $118.1 million for the six months ended June 30, 2001.

The decline of $17.1 million is a result of the reduction in CEG activities and lower commodity prices. Gross margin percentage increased to 29.6% for 2002 as compared to 9.1% for 2001 for similar reasons as noted in the quarter fluctuations.

        Operating expenses for the second quarter of 2002 were $31.2 million, a decrease of $1.6 million or 4.9%, from $32.8 million for the second quarter of 2001. The decline was due to a reduction in and better management of rent, personnel and vehicle costs. Operating expenses for the six months ended June 30, 2002, were $69.5 million as compared to $73.7 million for the six months ended June 30, 2001. The operating expenses decreased for similar reasons as noted in the quarter fluctuations.

        Operating losses decreased $3.2 million and 16.0% during the second quarter of 2002 to $16.8 million from the second quarter of 2001. For the six months ending June 30, 2002, operating income was $3.7 million, a decrease of $6.7 million or 64.4%, from $10.4 million for the six months ended June 30, 2001.

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 and Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Consolidated Operating Results

        The following is a summary of our results of operations in 2001, 2000 and 1999. Our consolidated results include the results of our divisions and subsidiaries constituting each of our business segments. This discussion is followed by a more detailed discussion of operating results by segment. Product and service category fluctuations highlighted at the consolidated level are more fully explained in the segment discussion.

        Consolidated Earnings and Dividends.    Consolidated earnings in 2001 were $37.5 million, a decline of $5.2 million, or 12.3%, from 2000 results. Diluted earnings per share, or EPS, in 2001 was $1.53, a decline of $.30, or 16.4%, from 2000 results. Consolidated earnings were reduced by a $24.9 million restructuring charge ($12.1 million net of taxes and minority interests) taken in the fourth quarter of 2001. The 2001 restructuring charge reduced diluted EPS by $.50 per share. Diluted EPS in 2001 was $2.03 exclusive of the restructuring charge, an increase of $.20, or 10.9%, from diluted EPS in 2000. The $24.9 million restructuring charge related principally to facility closure costs, employee termination benefits and related costs incurred in connection with our Operational Excellence project, which is a series of companywide initiatives targeting reductions in annualized selling, general and administrative expenses by $150 million. While Expanets had significant operating losses in 2001, substantially all those losses were allocated to Minority Interests in Expanets as a result of its capital and ownership structure. To the extent basis was available, a portion of Blue Dot's losses were also allocated to Minority Interests. For further information about Minority Interest accounting, see our discussion of Significant Accounting Policies that follows. Consolidated earnings in 2000 were $42.8 million, an increase of $4.9 million, or 12.9%, from 1999. Diluted EPS in 2000 was $1.83, an increase of $.21, or 13.0%, from 1999. The increase in consolidated earnings and diluted EPS resulted from growth in our electric and natural gas utility earnings and increased preferred stock investment income from our investments in Expanets and Blue Dot.

        An annual dividend increase of $.08 per share to $1.27 per share was approved during the November 2001 Board of Directors' meeting and was effective for the December 1, 2001, dividend payment. Dividends were also increased in November 2000 from $1.11 per share to $1.19 per share. The increase in the 2001 dividend was our eighteenth consecutive annual dividend increase. The Board will continue to evaluate dividend policies in light of our consolidated financial condition.

        Consolidated Operations.    Consolidated revenues in 2001 were $1,724.0 million, an increase of $14.5 million, or 0.8%, from 2000 results. The increase was primarily due to increased revenues in our electric and natural gas segments of $69.9 million and increased revenues at Blue Dot of $15.0 million. The increase was partially offset by a decline in revenues at Expanets of $72.0 million as a result of the downturn in the economy and the telecommunications industry in particular, primarily due to volume declines. Consolidated revenues in 2000 were $1,709.5 million, an increase of $951.5 million, or 125.5%, from 1999 results. Growth in 2000 revenues resulted from increases within all of our segments. Expanets generated additional revenues of $809.2 million, primarily as a result of the acquisition of a portion of the Lucent Technologies' Growing and Emerging Markets business, or the Lucent GEM business, effective April 1, 2000. Blue Dot's revenues increased $115.1 million, while revenues in our electric and natural gas segments increased $29.1 million.

        Consolidated cost of sales in 2001 were $1,069.4 million, a decline of $31.1 million, or 2.8%, from 2000 results. Expanets experienced a $92.5 million reduction in consolidated cost of sales. The reductions in cost of sales at Expanets were partially offset by increased cost of sales of $54.0 million in our electric and natural gas segments and increased cost of sales at Blue Dot of $7.0 million. Consolidated cost of sales in 2000 were $1,100.5 million, an increase of $671.4 million, or 156.5%, from 1999 results. Cost of sales in 2000 at Expanets increased $571.7 million primarily as a result of the inclusion of the cost of sales related to the Lucent GEM business acquisition in April 2000. Cost of sales at Blue Dot also increased $78.8 million and cost of sales in our electric and natural gas segments increased $22.6 million.

        Consolidated gross margin in 2001 was $654.6 million, an increase of $45.6 million, or 7.5%, from 2000 results. Gross margin in 2001 increased across all of our segments. Expanets' gross margin increased $20.5 million, primarily as a result of the full year impact of the Lucent GEM business operations in 2001, which were acquired in April 2000. Gross margin in our electric segment increased $14.2 million, primarily as a result of increased wholesale electric margins during the first half of 2001, and gross margin in our natural gas segment increased $1.8 million. Blue Dot's gross margin increased $8.0 million as a result of acquisitions in 2001. Consolidated gross margin in 2000 was $609.0 million, an increase of $280.1 million, or 85.2%, from 1999 results. Gross margin in 2000 increased across all of our segments. Expanets' gross margin increased $237.5 million principally as a result of the additional margins from the Lucent GEM business acquisition. Acquisitions by Blue Dot also resulted in an increase in gross margin of $36.3 million. In addition, gross margins in our electric and natural gas segments increased $6.5 million in 2000.

        Consolidated gross margin as a percentage of revenues in 2001 was 38.0%, compared to 35.6% in 2000 and 43.4% in 1999. Consolidated gross margin as a percentage of revenues in 2001 improved as a result of the gross margin gains described above, together with our efforts to reduce costs and increase higher-margin recurring service and maintenance revenues in our communications operations. Gross margin as a percentage of revenues declined from 43.4% in 1999 to 35.6% in 2000 as a result of lower-margin sales within the Lucent GEM business and a decline in Blue Dot's margin from a shift in business mix within the segment.

        Consolidated operating expenses in 2001 were $751.5 million, an increase of $146.8 million, or 24.3%, from 2000 results. Operating expenses increased in each of our segments in 2001 due in part to a $24.9 million restructuring charge related to our Operational Excellence project. Expanets incurred increased expenses of $92.6 million, excluding its portion of the Operational Excellence restructuring charge of $5.9 million, related to additional Lucent GEM business operating costs together with additional non-capitalizable integration/transition costs. Blue Dot's operating expenses also increased $19.1 million, excluding its portion of the Operational Excellence restructuring charge of $7.2 million, due to continued acquisition activities and infrastructure growth. The Operational Excellence program resulted in $3.3 million of the $6.2 million increase in operating expenses of our electric utility and $1.2 million of the $1.9 million increase in operating expenses of our natural gas segment. All Other operating expenses increased $6.6 million excluding the $7.3 million restructuring charge due to personnel additions and professional services to support our expanding subsidiary operations. Consolidated operating expenses in 2000 were $604.7 million, an increase of $319.3 million, or 111.9%, from 1999 results. Our results in 2000 included an additional $275.1 million of Expanets' operating expenses related primarily to the acquisition of the Lucent GEM business, together with associated transition/integration costs and increased amortization expenses from the additional intangibles. Blue Dot's operating expenses in 2000 increased $37.8 million due to acquisitions and corporate support expansion. Operating expenses in our electric and natural gas segments increased $3.2 million and All Other operating expenses increased $3.2 million in 2000.

        Consolidated operating losses from continuing operations in 2001 were $96.9 million, compared to consolidated operating income from continuing operations in 2000 of $4.3 million. The $101.2 million change in operating income was due to a $78.0 million increase in operating loss at Expanets, an $18.4 million decline in operating income at Blue Dot, and a $12.7 million increase in All Other operating loss. These losses were partially offset by an $8.0 million operating income increase within our electric segment. Consolidated operating income from continuing operations in 2000 was $4.3 million, a decline of $39.2 million, or 90.1%, from 1999 results. The decrease in operating income in 2000 was primarily attributable to a $37.6 million decline in income at Expanets. Operating income at Blue Dot declined $1.5 million and All Other operating loss increased $3.4 million, but were partially offset by a $3.0 million operating income gain at our electric segment and a $0.3 million increase at our natural gas segment. While our communications and HVAC operations had significantly greater operating losses in 2001, substantially all of the Expanets' losses and a portion of Blue Dot's losses were allocated to Minority Interests as a result of the capital and ownership structures.

        Investment income and other in 2001 decreased slightly to $8.0 million from $9.0 million in 2000. Gains from stock sales during the fourth quarter of 2001 were partially offset by realized losses on the write-down of certain investments. Overall investment income was also negatively impacted by lower interest rates and overall stock portfolio performance during 2001. Investment income and other in 2000 was $9.0 million, compared to $9.8 million in 1999. The decrease in 2000 was attributable to the increase of certain non-operating expenses within the line item and a decline in the overall level of investments.

        Consolidated interest expense in 2001 was $49.2 million, an increase of $11.3 million, or 29.7%, from 2000 results. The increase in interest expense was primarily attributable to financings by Expanets, where interest expense increased $13.3 million, and was offset partially by a decrease in interest expense at Blue Dot resulting from reduced credit facility borrowings. Interest expense in 2000 was $38.0 million, an increase of $17.0 million, or 81.1%, over interest expense in 1999. Each of our segments incurred additional interest expenses in 2000. Increased borrowings at the parent level to fund ongoing investments in operations also contributed to the increase in interest expenses.

        Consolidated income tax benefit in 2001 was $42.5 million, an increase of $36.0 million over the income tax benefit in 2000. Over 50% of the increase resulted from the tax benefit at Expanets which was the result of a significant increase in operating losses in 2001. Lower taxable income at Blue Dot as a result of operating losses further increased the benefit, as did higher All Other operating expenses. The income tax benefits were partially reduced by increased tax expense at our electric and natural gas segments. Consolidated tax benefit in 2000 was $6.5 million, compared to an income tax expense of $13.1 million in 1999. The shift in taxes resulted principally from a decrease in taxable income at Expanets where taxes were $15.5 million less. All Other operating and interest expenses increased the tax benefit as well. The tax benefit increases were partially offset by higher income tax expense at our electric and natural gas segments.

        Minority interests represent the net income or loss, after preferred dividends related to our preferred stock investments in Expanets and Blue Dot, which are allocable to common shareholders other than us. Minority interests were $141.4 million, an increase of $73.6 million in 2001. All of the increase was due to Expanets, where losses increased substantially in 2001, which was partially offset by reduced allocations at Blue Dot from a reduction in available basis to absorb the losses. Minority interests in 2000 were

$67.8 million, an increase of $43.0 million. Over 80% of the increase was due to Expanets, while allocations for Blue Dot increased $7.5 million. Due to adequate basis in 2000 and 1999, substantially all losses by Expanets and Blue Dot were allocated to minority interests. Based on the entities' capital structures at December 31, 2001, and unless additional minority interest were to be created as a result of new acquisitions, our share of losses at Expanets exceeding $11.1 million after December 31, 2001, and our share of any losses at Blue Dot after December 31, 2001, would be allocated to us. See "—Significant Accounting Policies—Minority Interest in Consolidated Subsidiaries" for a discussion of the allocation of income (loss) to minority interests and the changes in such allocations during the periods discussed.

  Segment Information

        Electric Utility Segment Operations.    We operate a vertically integrated utility through our NorthWestern Energy division, formerly known as NorthWestern Public Service. We generated and distributed electricity to over 57,000 retail customers in 108 communities throughout South Dakota as of December 31, 2001. Our regulated assets in South Dakota included approximately 3,100 miles of overhead and underground electric transmission and distribution lines, 120 substations and interests in generation facilities comprising approximately 312 megawatts of capacity as of December 31, 2001. Our South Dakota business enjoys competitive low cost fuel with no nuclear exposure. Coal was used to generate approximately 95% of our electricity during the year ended December 31, 2001.

        Revenues from our electric utility operations in 2001 were $107.0 million, an increase of $20.4 million, or 23.6%, from 2000 results. The increase in revenues was principally the result of increased wholesale market prices for electricity. Revenues from our wholesale sales of electricity in 2001 were $13.6 million greater than the $9.3 million of revenues generated from such sales in 2000. The increase in wholesale sales revenues was principally due to unusual market conditions during the first half of 2001, and was partially offset by lower sales volume. The volume of wholesale megawatt hours sold in 2001 decreased by 3.4%; however, the volume of retail megawatt hours sold in 2001 increased by 4.4%. Revenues from retail sales of electricity increased by 8.9% in 2001, from $77.3 million in 2000 to $84.2 million in 2001. The increase in retail sales revenue in 2001 was principally due to a growing customer base combined with higher fuel costs that are passed through to customers. Revenues from our electric utility operations in 2000 were $86.6 million, an increase of $2.6 million, or 3.1%, from 1999 results. The increase in revenues in 2000 was primarily attributable to increased wholesale market prices for electricity, which rose sharply during the latter portion of 2000 as a result of unusual changes in market conditions. Revenues from retail sales of electricity remained flat between 1999 and 2000.

        Cost of sales for our electric utility operations in 2001 was $23.1 million, an increase of $6.3 million, or 37.4%, from 2000 results. The increase in cost of sales in 2001 was due principally to retail fuel cost adjustments and increased volumes. The cost of sales for our electric segment in 2000 was $16.8 million, a decline of $1.7 million, or 9.1%, from 1999 results. The decline in cost of sales in 2000 was primarily the result of fuel cost adjustments that were passed through to retail consumers, which offset a 2.2% increase in volume.

        Gross margin in 2001 was $83.9 million, an increase of $14.2 million, or 20.3%, over the 2000 gross margin of $69.8 million. The increase in gross margin in 2001 resulted primarily from the unusual wholesale market conditions and the 4.4% increase in retail sales. Gross margin in 2000 was $69.8 million, an increase of $4.3 million, or 6.6%, from the 1999 gross margin. The increase in gross margin between 1999 and 2000 was primarily a result of revenue gains from wholesale sales of electricity, the market prices for which increased through the latter portion of 2000, and increased margins on retail sales of electricity as a result of fuel cost adjustments.

        Gross margin as a percentage of revenues in 2001 was 78.5%, compared to 80.6% in 2000, a decrease primarily as a result of increased fuel costs in 2001. Gross margin as a percentage of revenues increased from 78.0% in 1999 to 80.6% in 2000 primarily as a result of the unusual increase in higher margin wholesale sales.

        Operating expenses of our electric segment in 2001 were $44.3 million, an increase of $6.2 million, or 16.3%, from 2000 results. The increase in operating expenses in 2001 was primarily caused by an Operational Excellence restructuring charge of $3.3 million, together with small increases in allocated power plant maintenance costs associated with increased generation, higher team member benefits expenses, increased customer service costs and higher depreciation related to additional investments in power plants. Higher operating expenses in 2001 were partially offset by lower transmission and distribution expenses. Operating expenses in 2000 were $1.3 million greater than 1999 operating expenses. The increase in operating expenses between 1999 and 2000 was primarily a result of increased depreciation costs from capital investments, increased team member salary and benefits costs and allocated plant associated expenses.

        Operating income in 2001 was $39.7 million, or $43.0 million before restructuring charges, representing an increase of $8.0 million, or 25.1%, over 2000. The increase in operating income was a result of increased higher margin wholesale sales revenue, but the increase was partially offset by higher operating expenses in 2001. Operating income in 2000 was $31.7 million, an increase of $3.0 million, or 10.3%, from 1999 results. The increase in operating income between 1999 and 2000 was a result of gross margin improvements in 2000, which were partially offset by the higher operating expenses.

        Natural Gas Utility Segment Operations.    Our natural gas utility segment consists of the regulated natural gas utility operations of NorthWestern Energy. We purchased, transported, distributed, sold and stored natural gas for approximately 81,000 customers in 59 South Dakota communities and four Nebraska communities as of December 31, 2001. We have approximately 1,996 miles of distribution gas mains in South Dakota and Nebraska with distribution capacity of approximately 15,000 MMBTU per day as of December 31, 2001. We also transport natural gas for other gas suppliers and marketers in South Dakota and Nebraska. All natural gas is delivered through service agreements. Our natural gas supply requirements in South Dakota and Nebraska for the year ended December 31, 2001, were approximately 5.5 million MMBTU and approximately 5.6 million MMBTU, respectively.

        Revenues from natural gas sales in 2001 were $144.2 million, an increase of $49.5 million, or 52.2%, from 2000 results. The increase was largely attributable to higher market prices for natural gas and a slight increase in the volume of sales. Revenues from natural gas sales in 2000 were $26.5 million higher than 1999 revenues of $68.2 million, due primarily to commodity price increases, particularly in the latter portion of 2000, as compared to 1999 prices, and increased volume of sales.

        Cost of sales in 2001 was $119.1 million, an increase of $47.7 million, or 66.8%, from 2000 results. The increase in cost of sales was a result of the increased market prices for natural gas in 2001 and, to a lesser extent, the slight increase in our volume of sales. Cost of sales in 2000 was $71.4 million, an increase of $24.3 million from 1999 results. The increase in cost of sales between 1999 and 2000 was attributable to an increase in the market prices of natural gas and increased volumes.

        Gross margin in 2001 was $25.2 million, an increase of $1.8 million, or 7.7%, from 2000 results. However, gross margin as a percentage of revenues decreased to 17.4% in 2001 from 24.7% in 2000. The increase in gross margin in 2001 was due to increased sales volumes and higher market prices for natural gas in 2001. Because the higher market prices for natural gas were passed along to consumers, the increase in gas commodity prices did not affect gross margin, but did have a positive impact on revenues and, therefore, adversely affected the gross margin percentage. Gross margin in 2000 was $23.4 million, an increase of 10.4% over gross margin in 1999. The increase in gross margin between 1999 and 2000 was a result of increased sales volume in 2000 and the rate increase in the fourth quarter of 1999. As a percentage of revenues, gross margins decreased to 24.7% in 2000 from 31.0% in 1999 due to increased gas commodity prices.

        Operating expenses in 2001 were $19.0 million, an increase of $1.9 million, or 11.0%, from 2000 results. The increase was due principally to a $1.2 million restructuring charge related to Operational Excellence and small increases in team member benefit costs, customer care costs, and service expenses. Operating expenses in 2000 were $1.9 million higher than in 1999. The increase in operating expenses was attributable to increased salary and team member benefit costs, higher depreciation from increased capital investments and service expenses.

        Operating income in 2001 was $6.2 million, or $7.4 million before restructuring charges, compared to operating income in 2000 of $6.3 million. The increase in operating income in 2001 before restructuring charges reflected gross margin increases, but was partially offset by increased operating expenses. Operating income in 2000 increased $0.3 million, or 5.5%, compared to 1999 results. The increase in operating income between 1999 and 2000 reflects increases in our gross margins in 2000 that exceeded the increases in our 2000 operating expenses.

        Communications Segment Operations.    Our communications segment consists of our investment in Expanets, a leading provider of networked communications and data services and solutions to medium-sized businesses. Expanets is a leading independent distributor for Avaya, Inc.'s wide range of products and software and is a significant independent distributor for a number of other major enterprise software providers. Expanets' services include the design, procurement, implementation, maintenance and monitoring of voice networking, data networking, internet connectivity, messaging systems, advanced call processing applications, computer telephony, network management, carrier services and e-business services. Expanets' business is not capital intensive and competition in Expanets' industries is fragmented. In addition, Expanets' maintenance services, which include the maintenance and upgrades of systems, provide recurring revenues. Expanets served approximately 560,000 business customers through more than 150 operational centers in all 50 states during the year ended December 31, 2001.

        Operating revenues at Expanets in 2001 were $1,032.0 million, a decline of $72.0 million, or 6.5%, from 2000 results. In May 2001, Expanets revised certain portions of its original Lucent GEM business acquisition agreements with Avaya. The revised agreements eliminated minimum sales referral obligations from Avaya and increased the volume of recurring revenue service maintenance contracts assigned to Expanets. The 2001 results include a full year's results from the Lucent GEM business, which was acquired in April 2000, but revenues generally declined as a result of the restructured Lucent GEM business acquisition agreements and a downturn in the economy and the telecommunications market in particular. Expanets has focused on services and products that generate recurring revenues such as maintenance and warranty contracts, but traditional equipment sales that provide the basis for the provision of such services have been slowed by consumer cutbacks due to the downturn in the economy. Operating revenues in 2000 were $1,104.0 million, an increase of $809.2 million, or 274.4%, from 1999 results. The growth in revenues in 2000 was attributable primarily to the Lucent GEM business acquisition effective April 2000 and increased revenues from operation of the Lucent GEM business in the remainder of 2000.

        Cost of sales in 2001 was $648.0 million, a decline of $92.5 million, or 12.5%, from 2000 results. The decline in cost of sales was attributable to a shift in sales mix from equipment sales to higher-margin service sales and a decline in sales volumes. In addition, management has increased its focus on cost reduction measures and improving margins, particularly since the first quarter of 2001. Cost of sales in 2000 was $740.6 million, an increase of $571.7 million, or 338.5%, from 1999 results. The increase in cost of sales in 2000 was principally attributable to the acquisition and operations of the Lucent GEM business. The former Lucent GEM division historically focused on equipment sales, which often generated recurring service and maintenance contracts, but had relatively lower margins than the other historical business lines conducted by Expanets.

        Gross margin in 2001 was $384.0 million, an increase of $20.5 million, or 5.6%, from 2000 results. As a percentage of revenues, gross margin increased from 32.9% in 2000 to 37.2% in 2001. Gross margin dollars increased, in spite of an overall decline in operating revenues, as the result of increased solutions and services sales. The gross margin percentage improvement was a result of the increased mix of higher margin recurring service revenues as compared to lower margin equipment sales. Gross margin in 2000 was $363.5 million, an increase of $237.5 million, or 188.5%, from 1999 results. The growth in gross margin in 2000 was a result of the addition in April 2000 of the Lucent GEM business. Gross margin percentages fell from 42.7% to 32.9% in 2000, as a result of lower-margin equipment sales on which the Lucent GEM division historically focused.

        Operating expenses in 2001 were $486.5 million, an increase of $98.5 million, or 25.4%, from 2000 results. Selling, general and administrative expenses in 2001 were $437.4 million, an increase of $86.5 million, or 24.6%, from 2000 results. The increase in selling, general and administrative expenses in 2001 was primarily a result of the additional transition/integration and other operating expenses related to the Lucent GEM business acquisition. Transition/integration costs of approximately $36.0 million were incurred during 2001, a $12.0 million increase over similar costs in 2000. Much of the integration/transition costs are a result of transition service agreements, or TSAs, under which Lucent (transferred in September 2000 to Avaya, Inc.) agreed to provide critical supporting systems such as accounting, information technology and customer care until Expanets could complete the necessary infrastructure internally. Expanets has developed an enterprise software system, called the EXPERT system, which was implemented in November 2001 by most of Expanets' operating units. Implementation of the EXPERT system through December 31, 2001 has allowed Expanets to terminate all but three of the TSAs. Approximately $21.0 million of noncapitalizable integration costs were incurred in association with the EXPERT project. While the EXPERT system is currently in use, Expanets has experienced complications in certain system areas, particularly billings and collections. Management is currently addressing the problems and anticipates that the system will be fully operational during the first quarter 2002, but additional costs may likely be incurred prior to completion. Expanets also recognized an Operational Excellence program restructuring charge in 2001 of $5.9 million. Expanets has reduced staff levels by nearly 20% since 2000. Management of Expanets continues to focus on implementing cost savings initiatives and operating efficiencies. Depreciation and amortization costs increased $12.0 million in 2001 due to additional capitalized costs and intangibles associated with the Lucent GEM business acquisition. Operating expenses in 2000 were $388.1 million, an increase of $275.1 million, or 243.5%, from 1999 results. Selling, general and administrative expenses in 2000 were $350.9 million, an increase of $248.4 million, or 242.3%, from 1999 results. The increase in selling, general and administrative expenses in 2000 was due to the addition in April 2000 of the Lucent GEM business operations. Transition/integration costs of approximately $24.0 million were incurred in 2000 in connection with the acquisition. Depreciation and amortization costs in 2000 increased $26.7 million from expenses of $10.5 million in 1999, primarily due to higher amortization expense associated with the intangibles resulting from the Lucent GEM business acquisition and increased capital expenditures.

        Operating losses in 2001 were $102.6 million, compared to $24.6 million in operating losses in 2000. Losses in 2001 were attributable to the general downturn in the economy and in the communications market in particular, together with the additional integration/transition and other operating expenses incurred as a result of the Lucent GEM business acquisition and increased depreciation and amortization charges. Expanets' management continues to focus on reducing operating expenses and improving gross margin and anticipates improvements in 2002. Losses at Expanets in 2001 and prior years have been allocated to minority interests; however, based upon Expanets' capital structure at December 31, 2001, our share of any subsequent losses in 2002 that exceed $11.1 million would be allocated to us. See "—Significant Accounting Policies—Minority Interest in Consolidated Subsidiaries." Expanets had operating income in 1999 of $13.0 million. The $37.6 million decline between 1999 and 2000 was primarily due to increased selling, general and administrative costs, amortization expense and integration/transition costs related to the Lucent GEM business acquisition.

        HVAC Segment Operations.    Our HVAC segment consists of our investment in Blue Dot, a nationwide network of heating, ventilation, air conditioning, duct cleaning and plumbing professionals who install and maintain indoor comfort systems. Blue Dot primarily operates in the residential and light commercial markets and serviced approximately 850,000 customers in 29 states during the year ended December 31, 2001.

        Operating revenues in 2001 were $423.8 million, an increase of $15.0 million, or 3.7%, from 2000 results. Operations from acquisitions completed during 2001 and the inclusion of the operations for the full year in 2001 of the acquisitions made in the fourth quarter of 2000 contributed approximately $25.0 million in revenues, however, revenues at three previously acquired locations declined $26.4 million during 2001. Internal growth within the remainder of the HVAC business generated the remaining revenue increase. Blue Dot has made divisional closings and management changes at the three underperforming locations and expects the performance of those locations to improve in 2002. Operating revenues in 2000 were $408.8 million, an increase of $115.1 million, or 39.2%, from 1999 results. The operations of 17 companies acquired in 2000 added approximately $57.0 million in revenues, and the inclusion of the operations for a full year in 2000 of locations acquired during 1999 contributed most of the remaining additional revenues. Revenues from locations acquired before 1999 remained relatively flat in 2000.

        Cost of sales in 2001 was $268.0 million, an increase of $7.0 million, or 2.7%, from 2000 results. The acquisition and operations of additional locations in 2001 and the inclusion of the operations for the full year in 2001 of the locations acquired in the fourth quarter of 2000 increased costs by approximately $13.7 million. Costs from additional locations were offset, however, by $16.2 million in reduced cost of sales in connection with division closings and restructurings at three underperforming locations. The remaining increase in cost of sales was due to internal growth in other locations. Cost of sales in 2000 was $261.0 million, an increase of $78.8 million, or 43.2%, from 1999 costs of $182.2 million. The acquisition and operations of additional locations in 2000 resulted in approximately $32.0 million of additional costs, with the remaining additional costs resulting from the inclusion of the operations for a full year in 2000 of locations acquired in 1999 and limited internal growth from previously acquired locations.

        Gross margin in 2001 was $155.8 million, an increase of $8.0 million, or 5.4%, from 2000 results. The acquisition and operations of locations in 2001 and the inclusion of the operations for the full year in 2001 of the acquisitions made in late 2000 contributed approximately $11.3 million to gross margin in 2001, while certain underperforming locations lowered gross margin $10.2 million. The remainder of the increase in gross margin in 2001 was due to internal growth in the previously acquired locations. Gross margin in 2000 was $147.8 million, an increase of $36.3 million, or 32.6%, from 1999 results. The operation of locations acquired in 2000 contributed approximately $24.0 million in gross margin, while the remaining growth was due to inclusion of the operations for a full year of prior acquisitions.

        Gross margin as a percentage of revenues increased from 36.2% in 2000 to 36.8% in 2001, due to higher margin acquisitions and greater margin focus within the previously acquired locations. Gross margin as a percentage of revenues declined to 36.2% in 2000 from 38.0% in 1999 due to margin deterioration within certain previously acquired locations and shifts in the overall business mix of the company.

        Operating expenses in 2001 were $169.6 million, an increase of $26.3 million, or 18.4%, from 2000 results. Selling, general and administrative expenses in 2001 were $153.2 million, an increase of $23.7 million, or 18.3%, from 2000 results. Approximately $8.2 million of the additional expenses were incurred in connection with acquisitions in 2001 and the inclusion of the operations for the full year in 2001 of the acquisitions made in late 2000. Expenditures also increased $2.7 million in 2001 at the corporate level for salaries and benefits of additional team members to support field operations. The remaining increase in expenses was attributable to the growth of previously acquired locations. Blue Dot recorded a $7.2 million Operational Excellence restructuring charge in 2001, which related primarily to severance and related team member benefits. Depreciation and amortization expenses in 2001 increased 18.9% due to the continued acquisition activity and capital expenditures. Operating expenses in 2000 were

$143.2 million, an increase of $37.8 million, or 35.9%, from 1999 results. Selling, general and administrative expenses in 2000 were $129.4 million, an increase of $32.7 million, or 33.8%, from 1999 results. The acquisitions and operation of locations in 2000 accounted for over 50% of the increased selling, general and administrative expenses, while the inclusion of the operations for a full year in 2000 of locations acquired in 1999 and the expansion of the corporate offices also increased expenses. Depreciation and amortization expense in 2000 increased $5.1 million to $13.8 million due to continued acquisitions throughout 2000 and 1999.

        Operating loss in 2001 was $13.8 million, a decline of $18.4 million from 2000 results. Acquisitions in 2001 and the inclusion of the operations for the full year in 2001 of the acquisitions made in 2000 increased earnings by approximately $3.1 million, but the Operational Excellence restructuring charge of $7.2 million, decline in operating income within three underperforming locations, margin shortfalls and an overall increase in operating expenses resulted in the net decline and operating loss in 2001. Operating income in 2000 was $4.6 million, a decline of $1.5 million from 1999 results. The increased operating expenses and gross margin deterioration in previously acquired locations exceeded the additional operating income from locations acquired in 1999, resulting in a decline in operating income.

        All Other Operations.    Revenues for the segment in 2001 were $16.9 million, an increase of $1.6 million, or 10.7%, from 2000 results. The growth in 2001 was attributable to a small acquisition closed in December 2000, which was partially offset by business restructurings and reductions within certain other service activities. Revenues in 2000 were $15.3 million, a decline of $1.9 million, or 10.8%, from 1999 results. The decline in revenues in 2000 was due to business restructuring and realignments within the operations to focus on more profitable activities.

        Cost of sales in 2001 was $11.2 million, an increase of $0.4 million, or 4.0%, from 2000 results. The increase was a result of the aforementioned acquisition offset by decreased costs from reductions in other service activities. Cost of sales in 2000 were $10.8 million, a decline of $1.7 million, or 13.3%, from 1999 results, principally due to business restructuring.

        Gross margin in 2001 was $5.7 million, an increase of $1.2 million from 2000 results. As a percentage of revenues, gross margin improved from 29.4% in 2000 to 33.7% in 2001. The increases resulted from a focus on more profitable operations. Gross margin in 2000 was $4.5 million, a decrease of $0.2 million from 1999 results. The decrease was due to reductions in operations to focus on more profitable activities. Gross margin as a percentage of revenues improved from 27.4% in 1999 to 29.4% in 2000.

        Operating expenses in 2001 were $32.1 million, an increase of $13.9 million, or 76.4%, from 2000 results. The increase was due principally to $7.3 million of restructuring charges related to Operational Excellence, increased salaries, benefits and relocation expenses related to additional personnel in the corporate offices, additional costs from the acquisition, increased professional services expenses, and an increase in certain other benefit plan expenses. Operating expenses in 2000 were $18.2 million, an increase of $3.2 million, or 21.0%, from 1999 results. As with the increases in 2001, personnel additions and related benefit and relocation expenses represented the majority of the increase, which were offset slightly by decreased operating expenses within certain restructured service activities.

        Operating losses in 2001 were $26.4 million, compared to losses of $13.7 million in 2000. The $12.7 million increase in operating losses in 2001 was attributable to the restructuring charges together with growth in corporate operating expenses, which were partially offset by an increase in gross margin. Losses in 2000 were $13.7 million, an increase of $3.3 million from 1999 losses. The additional losses in 2000 were due to increased corporate expenses without offsetting gross margin gains.

        Discontinued Propane Segment Operations.    Revenues in 2001 were $2,513.8 million, a decline of $2,908.8 million, or 53.6%, from 2000 results. The decrease was almost entirely attributable to wholesale operations, which in 2001 had revenues of $2,139.9 million, a decline of $2,893.2 million from 2000 results.

The sale of the Canadian crude oil activities effective December 2000 contributed $1,730.7 million to the decrease. Approximately 75% of the remaining decrease of $1,162.5 million was due to volume decreases with price decreases responsible for the remainder. CornerStone's retail revenues in 2001 declined $15.6 million due to lower volumes as a result of warmer winter weather (especially the November-December timeframe) and lower commodity prices passed on to customers. Revenues in 2000 were $5,422.6 million, an increase of $3,176.2 million, or 141.4%, from 1999 results. The increase was primarily due to wholesale operations, which in 2000 had revenues of $5,033.2 million, an increase of $3,090.7 million from 1999 results. Price increases contributed approximately $1,583.0 million to the increase with volume increases representing the majority of the remaining increase.

        Gross margin for propane in 2001 was $202.4 million, a decline of $23.9 million, or 10.6%, from 2000 results. Reduced wholesale gross margins constituted the entire decrease, while retail propane gross margin was flat. CornerStone's gross margin for wholesale operations in 2001 was $24.1 million, a decline of $23.9 million from 2000 results. The decline in gross margin was primarily due to the sale of the Canadian crude operations and losses due to unprofitable natural gas trading operations that have been discontinued. Retail gross margins remained flat in 2001, principally due to warmer weather, offset by an increase in nonpropane margins and management of the margins in times of volatile propane prices. Gross margin for propane in 2000 was $226.3 million, an increase of $18.6 million, or 9.0%, from 1999 results. Wholesale gross margin in 2000 was $48.0 million, an increase of $11.2 million, or 30.4%, from 1999. This increase was due to expanded operations in U.S. and Canadian crude oil activity, which were partially offset by the discontinued unprofitable natural gas trading losses. Retail margins increased 4.4% in 2000 to $178.3 million due primarily to the contribution of non-propane margins.

        Operating income in 2001 was $12.9 million, a decline of $23.6 million, or 64.7%, from 2000 results. Operating income was lower in 2001 as a result of losses from the sale of the Canadian crude oil activities and warmer winter weather, the effects of which were partially offset by operating expense savings. Operating income in 2000 was $36.5 million, an increase of $0.5 million from 1999 results. The gross margin gains from expanded wholesale operations were tempered by high commodity prices, lower retail margin growth and discontinued unprofitable natural gas trading losses.

Liquidity and Capital Resources

  Cash Flows and Cash Position

  Operating Activities

        We generate cash to fund our operations through a combination of cash flows from current operations, the sale of our securities and our borrowing facilities. We realized net positive cash inflows from operations of $54.6 million and $61.0 million in the six months ended June 30, 2002 and 2001, respectively. The decrease in cash flows is principally a result of the increase in accounts receivable within our communications segment resulting from a delay in billings experienced in connection with the EXPERT system implementation and additional receivables added from Northwestern Energy LLC's Montana operations, whose accounts receivable balances are higher due to heavier energy use for heating needs, which was partially offset by approximately $52.0 million of operating cash flow generated by NorthWestern Energy LLC's Montana operations. We realized net positive cash inflows from operations of $85.6 million in 2001, $34.7 million in 2000 and $70.2 million in 1999. The increase in cash flows in 2001 was due in part to a $63.5 million increase in accrued expenses, a $51.0 million increase in accounts payable, a $32.3 million decrease in net assets of discontinued operations and a $20.3 million decrease in accounts receivables which were partially offset by a $19.0 million increase in other current assets and a $16.0 million increase in inventories. In 2001, we used our cash from operations, together with $6.2 million in existing cash and cash equivalents and $91.3 million in cash provided from financing activities, to fund $183.1 million in investment activities, including our acquisitions and growth expenditures. In 2000, we used a portion of our cash from operations, together with $150.0 million in cash provided from financing activities, to fund $163.9 million in investment activities, including our acquisitions and growth expenditures. In 1999, we used a portion of our cash from operations, together with $67.7 million in cash provided from financing activities, to fund $129.2 million in investment activities, including our acquisitions and growth expenditures.

        We expect to generate net positive cash flows from operations for the balance of 2002 and to fund our day to day operations through our operating cash flows and our current cash and cash equivalents. Operating cash flows are expected to increase in 2002 as a result of our Operational Excellence initiatives, reduced integration and transition expenses and incremental operating cash flows from NorthWestern Energy LLC's Montana operations.

  Investing and Financing Activities

        Cash flows used in investing activities were $571.9 million in the first six months of 2002 compared to $63.3 million in the first six months of 2001. The increase was principally due to the acquisition of NorthWestern Energy LLC's Montana operations during 2002 which accounted for approximately $515.0 million, offset by proceeds of $22.4 million from a sale-leaseback transaction executed during second quarter 2002 at Blue Dot, and continued maintenance and growth capital expenditures. Maintenance capital expenditures are capital expenditures incurred in order to maintain our business as it exists at that time. Growth capital expenditures are capital expenditures incurred in order to grow our business in any respect. Cash flows provided by financing activities were $559.8 million in the first six months of 2002 compared to $16.9 million in the first six months of 2001. The increase was primarily due to proceeds received from our offering of $720.0 million of our senior notes discussed below, which was used to pay our acquisition term loan used to finance the acquisition of NorthWestern Energy LLC's Montana operations, and the trust preferred securities offerings discussed below. Cash flows used in investing activities of $183.1 million in 2001 increased $19.2 million over 2000 investing activities. The increase was principally a result of increased growth of property, plant and equipment capital expenditures. Cash flows used in investing activities of $163.9 million in 2000 increased $34.7 million over 1999 investing activities of $129.2 million. The increase was principally due to a decline in sales of noncurrent investments and assets. Cash flows provided by financing activities of $91.3 million in 2001 declined $58.7 million compared to $150.0 million of financing cash inflows in 2000. The decrease is attributable to a decline in net debt issuances and repayments and an increase in cash used to repurchase subsidiary minority interests, offset by proceeds from common stock issuances in 2001. Financing cash inflows of $150.0 million in 2000 were $82.3 million higher than cash flows provided by financing activities of $67.7 million in 1999. The increase was principally a result of the issuance of $149.6 million of floating rate debt in 2000, which was partially offset by increased cash used to repurchase subsidiary minority interests and a decrease in debt repayments.

        Our cash, cash equivalents, investments and marketable securities and other non current investments totaled $173.2 million as of June 30, 2002, as compared to $100.1 million as of June 30, 2001. The increased balance is a result of excess cash invested from NorthWestern Energy LLC's Montana operations. Our cash, cash equivalents, investments and marketable securities totaled $100.1 million, $106.9 million and $90.3 million at December 31, 2001, 2000 and 1999, respectively. During 2001 and early 2002, we raised cash proceeds from the following offerings of our securities and new debt facilities.

        We completed a 3.68 million share common stock offering, including an overallotment option, in October 2001. The offering raised $74.9 million of net proceeds, after expenses and commissions. Approximately $35.0 million of these net proceeds were contributed to Blue Dot for the redemption of certain preferred stock and common stock held by former owners of these businesses pursuant to existing agreements and the remainder was used for general corporate purposes, including reducing short-term debt and amounts drawn under our old credit facility.

        On December 21, 2001, NorthWestern Capital Financing II sold 4.0 million shares of its 8 1/4% trust preferred securities and on January 15, 2002, sold an additional 270,000 shares of its 8 1/4% trust preferred securities pursuant to an overallotment option. We received approximately $102.9 million in net proceeds from the offering, which we used for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility. The 8 1/4% trust preferred securities will be redeemed either at maturity on December 15, 2031, or upon early redemption.

        On January 31, 2002, NorthWestern Capital Financing III sold 4.0 million shares of its 8.10% trust preferred securities, and on February 5, 2002, sold an additional 440,000 shares of its 8.10% trust preferred securities pursuant to an overallotment option. We received approximately $107.4 million in net proceeds from the offering, which we used for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility. The 8.10% trust preferred securities will be redeemed either at maturity on January 15, 2032, or upon early redemption.

        On February 15, 2002, in connection with our recently completed acquisition of The Montana Power Company's energy distribution and transmission business, we assumed $488.0 million of debt and preferred stock net of cash received from The Montana Power Company and we drew down a $720.0 million term loan and $19.0 million swing line commitment under our $280.0 million revolving credit facility to fund our acquisition costs and repay borrowings of $132.0 million outstanding under our existing recourse bank credit facility. The $488.0 million of assumed debt and preferred stock includes various series of mortgage bonds, pollution control bonds and notes that bear interest rates of between 5.90% to 8.95%. These include both secured and unsecured obligations with maturities that range from 2003 to 2026.

        On March 13, 2002, we issued $250.0 million of our 7 7/8% senior notes due March 15, 2007, and $470.0 million of our 8 3/4% senior notes due March 15, 2012, which resulted in net proceeds to us of $714.1 million. We have applied these net proceeds together with available cash to fully repay and terminate the $720.0 million term loan portion of our credit facility. On March 28, 2002, we entered into two fair-value hedge agreements, each of $125.0 million, to effectively swap the fixed interest rate on our $250.0 million five-year senior notes to floating interest rates at the three-month London Interbank Offered Rate plus spreads of 2.32% and 2.52%, effective as of April 3, 2002. The effective interest rate on our $250.0 million five-year senior notes was 4.28% as of July 8, 2002, after giving effect to the hedge agreements. Based on the June 30, 2002 calculation of future settlement value, the hedges had a value in our favor of $11.1 million.

        On July 31, 2002, we repurchased the $2.6 million of our 26,000 outstanding shares of 4 1/2% series preferred stock at $110.75 per share resulting in a cash outlay of $2.9 million. On August 15, 2002, we redeemed the $1.2 million of our 11,500 outstanding shares of 6 1/2% series redeemable preferred stock at $101.35 per share resulting in a cash outlay of $1.2 million.

        See "—Capital Requirements" below for more information regarding our future funding requirements.

  Material Borrowings

        We and our subsidiaries had the following long-term and short-term debt, mandatorily redeemable preferred securities and other commitments outstanding as of June 30, 2002:

	Total	2002	2003	2004-2006
	(in thousands)
Recourse Debt:
Senior Notes, 7 7/8% and 8 3/4%	$720,000	$—	$—	$—
Discount on Notes	(853)	—	—	—
Mortgage Bonds, 6.99%, 7.00% and 7.10%	120,000	5,000	—	60,000
Senior Unsecured Debt, 6.95%	105,000	—	—	—
Pollution Control Obligations, 5.85% and 5.90%	21,350	—	—	—
Floating Rate Notes, LIBOR + 0.75%(1)	150,000	150,000	—	—
NorthWestern Energy LLC Debt—
First Mortgage Bonds, 7.30%, 8.25%, 8.95% and 7.00%	157,197	—	—	155,386
Pollution Control Obligations, 6.125% and 5.90%	170,205	—	—	—
Secured Medium Term Notes, 7.25% and 7.23%	28,000	—	15,000	—
Unsecured Medium Term Notes, 7.07%, 7.96% and 7.875%	40,000	—	—	15,000
Natural Gas Transition Bonds, 6.20%	52,244	3,926	4,364	13,508
8.45% mandatorily redeemable preferred securities of subsidiary trust	65,000	—	—	—
Discount on Bonds	(3,390)	—	—	—
Nonrecourse Debt:
Montana Megawatts facility, LIBOR + 1.50%(1)(2)	54,545	54,545	—	—
CornerStone facility(3)	17,700	17,700	—	—
Expanets facility(4)	75,801	75,801	—	—
Other debt, various	28,240	302	869	27,061
Capital and Operating Leases:
Capital leases	15,839	6,835	4,146	5,539
Future minimum operating lease payments	341,952	43,521	48,483	119,441
Mandatorily Redeemable Preferred Securities of Subsidiary Trusts:
8.125% mandatorily redeemable preferred securities of subsidiary trust	32,500	—	—	—
7.20% mandatorily redeemable preferred securities of subsidiary trust	55,000	—	—	—
8 1/4% mandatorily redeemable preferred securities of subsidiary trust	106,750	—	—	—
8.10% mandatorily redeemable preferred securities of subsidiary trust	111,000	—	—	—

Total(5)	$2,464,080	$357,630	$72,862	$395,935

(1)
LIBOR refers to the London Interbank Offered Rates.
(2)
NorthWestern has unconditionally guaranteed up to $27.5 million of this facility. The maximum amount that may be borrowed under the facility is $55.0 million.
(3)
NorthWestern has unconditionally guaranteed 100% of this facility. The maximum amount that may be borrowed under the facility is $50.0 million. On August 20, 2002, NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately

  $6.1 million in letters of credit, of CornerStone outstanding under Cornerstone's credit facility, which NorthWestern had previously guaranteed. No further drawings may be made under this facility.

(4)
The maximum amount that may be outstanding under this facility was initially $125.0 million, and was reduced to $100.0 million on March 5, 2002, $80.0 million on April 30, 2002 and $55.0 million on August 30, 2002, and which had an outstanding balance of $39.2 million as of September 27, 2002. We expect to continue to reduce the balance of this facility on a monthly basis in the ordinary course of business. Amounts repaid under this facility may not be reborrowed. If Expanets defaults under this facility, we may be obligated to purchase up to $50.0 million of inventory and accounts from Avaya.
(5)
In addition, as of June 30, 2002, NorthWestern had no indebtedness outstanding and letters of credit totaling $11.7 million outstanding under its $280.0 million revolving credit facility. As of September 30, 2002, we had $231.0 million of indebtedness outstanding and letters of credit totaling $20.1 million outstanding under our revolving credit facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002. If we elect to exercise our option to convert the balance under our revolving credit facility into a term loan, we will need to repay or refinance such debt on or prior to its maturity in February 2004.

        Since we have accounted for CornerStone as a discontinued operation, the above table does not include $410.0 million of 7.33%, 7.53%, 8.08%, 8.27% and 10.26% senior secured notes of CornerStone and $18.4 million of notes payable and capital lease obligations of CornerStone, which are non-recourse to us, all of which was outstanding at June 30, 2002. $41.8 million of CornerStone's senior secured notes mature in 2003 and $152.2 million of CornerStone's senior secured notes mature in 2004 through 2006. On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. For additional information relating to CornerStone, see "Business—Unregulated Businesses—Discontinued Propane Operations—CornerStone—Recent Developments" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the SEC on September 20, 2002 and our Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein.

        The following is certain additional information relating to our debt facilities listed in the above table.

  Recourse Debt

        The Mortgage Bonds are three series of general obligation bonds we issued, that are secured by substantially all of our electric and natural gas assets. As reflected in the table above, these bonds mature in 2002, 2005 and 2023.

        The Senior Unsecured Debt is a general obligation that matures in 2028. We issued this debt in November 1998, and the proceeds were used to repay short-term indebtedness and for general corporate purposes.

        The Pollution Control Obligations are three obligations we issued in 1993 that are secured by substantially all of our electric and gas assets.

        The Floating Rate Notes are notes we issued in a private placement in September 2000, which matured and were repaid in their entirety on September 23, 2002. The effective interest rate on the notes for the six months ended June 30, 2002 was 3.95% with a rate at June 30, 2002 of 3.92%. The effective interest rate on the notes for 2001 was 5.2% with a rate at December 31, 2001 of 2.65%.

        Our $280.0 million revolving credit facility bears interest at a variable rate tied to the London Interbank Offered Rate plus a spread of 1.5% based on our current credit ratings and accrued interest at

3.34% per annum as of June 30, 2002. As of September 30, 2002, we had $231.0 million of indebtedness outstanding, letters of credit totaling $20.1 million outstanding under our revolving credit facility and $28.9 million of availability under the facility after drawing funds which we used to repay $150.0 million aggregate principal amount of our floating rate notes at their maturity on September 23, 2002 and $27.5 million outstanding under Montana Megawatts I, LLC's $55.0 million term loan facility on September 27, 2002. Our revolving credit facility expires on February 14, 2003, although we may convert up to $225.0 million of the aggregate amount outstanding as of February 11, 2003 into a term loan on a non-revolving basis that matures on February 14, 2004. The credit agreement with respect to our revolving credit facility contains a number of representations and warranties and imposes a number of restrictive covenants that, among other things, limit our ability to incur indebtedness and make guarantees, create liens, make capital expenditures, pay dividends and make investments in other entities. In addition, we are required to maintain certain financial ratios, including: net worth on the last day of each fiscal quarter of at least $350.0 million; a funded debt to capital ratio on the last day of each fiscal quarter of no greater than 72% as of the last day of each fiscal quarter ending prior to February 14, 2003 and 68% for any quarter ending thereafter; and a ratio of utility business EBITDA to consolidated recourse interest expense on the last day of each fiscal quarter of at least 2.00 to 1.00. During 2002, the ratio is calculated for the period from January 1, 2002 through the end of the respective fiscal quarter. Thereafter, the ratio is calculated for the four most recent fiscal quarter period.

        For purposes of the above ratios:

  •
  net worth includes the sum of shareholders' equity, preferred stock, preference stock and corporation obligated mandatorily redeemable preferred securities of subsidiary trusts;
  •
  funded debt includes our consolidated indebtedness, excluding non-recourse debt;
  •
  total capital includes the sum of funded debt, shareholders' equity, preferred stock, preference stock and corporation obligated mandatorily redeemable preferred securities of subsidiary trusts; and
  •
  utility business EBITDA includes the sum of the operating income of the utility business, plus, without duplication and to the extent reflected as a charge in the statement of income of the utility business, depreciation and amortization.

        We were in compliance with all ratios for the quarters ended March 31 and June 30, 2002. As of June 30, 2002, our net worth was $776.4 million, our funded debt-to-capital ratio was 68.5% and our ratio of utility business EBITDA to consolidated recourse interest expense was 2.52 to 1.00.

  Nonrecourse Debt

        The Expanets facility represents a short-term line of credit provided to Expanets by Avaya for the purpose of financing purchases of Avaya products. This facility was recently amended to extend the repayment term through December 31, 2002 and was reduced from $125.0 million to $100.0 million on March 5, 2002, $80.0 million on April 30, 2002 and $55.0 million on August 30, 2002, and had an outstanding balance of $39.2 million as of September 27, 2002. We expect to continue to reduce the balance of this facility on a monthly basis in the ordinary course of business. Amounts repaid under this facility may not be reborrowed. If Expanets defaults on this facility, we may be obligated to purchase up to $50.0 million of inventory and accounts from Avaya. As of June 30, 2002, the effective interest rate of this loan was 12%.

        As of June 30, 2002, Montana Megawatts I, LLC, one of our wholly owned subsidiaries, was party to a 365-day term loan facility providing for loans in an aggregate principal amount of $55.0 million with ABN AMRO Bank N.V. and Bank of Scotland to finance the purchase of certain equipment and related expenses for a 240-megawatt natural gas-fired generation project currently under construction in Great Falls, Montana. The loans bear interest at LIBOR plus 1.00% on the first $27.5 million outstanding and LIBOR plus 1.50% on amounts outstanding in excess of $27.5 million. As of June 30, 2002, $54.5 million had been drawn on the facility with an effective interest rate of 3.44% and is reflected on the balance sheet as part of non-recourse short-term debt. Montana Megawatts repaid $27.5 million of the facility on September 27, 2002, and amended the facility to extend the term of the remainder of the facility to October 10, 2002. We are currently seeking to extend this facility for an additional three months to one year. We have provided a guarantee on up to $27.5 million of the outstanding balance under the facility. On September 26, 2002, Montana Megawatts announced that it had entered into an agreement with NorthWestern Energy LLC to supply an average of 130 megawatts of dispatchable, on-demand electricity for ten years to our default supply customers in Montana. Montana Megawatts will seek to enter into additional power purchase agreements to sell the remaining output from the project, after which Montana Megawatts, or one or more of its affiliates, will seek to enter into traditional construction finance arrangements in connection with the project that would be non-recourse to NorthWestern. For further information about the financing and operation of our Great Falls electric generation project, see note 4 of the notes to our consolidated financial statements included elsewhere herein.

        The CornerStone guarantee relates to CornerStone's $50.0 million credit facility. At June 30, 2002, $17.7 million was outstanding under CornerStone's credit facility. The credit facility bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which depends upon CornerStone's ratio of consolidated debt to consolidated cash flow. The effective rate on the CornerStone credit facility at June 30, 2002 was 5.75%. As part of this facility, we agreed to provide a guaranty for the entire $50.0 million. In consideration for providing this guarantee, CornerStone's independent Audit Committee and Board of Directors approved a cash payment to us of $2.3 million and granted us 487,179 warrants to purchase common units at $.10 per unit. All of the commitment fee has been accrued, but remains unpaid at June 30, 2002. CornerStone was projected to not be in compliance with certain covenants under this facility and on January 18, 2002 received an amendment to the credit agreement relaxing certain financial maintenance covenants and requiring CornerStone to eliminate any quarterly distributions to common unitholders for the remaining term of the facility. On August 20, 2002, NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately $6.1 million in letters of credit, of CornerStone outstanding under Cornerstone's credit facility, which NorthWestern had previously guaranteed. CornerStone may not make further drawings under this facility.

        On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. We will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including us, and we expect to reflect any resulting financial implication in our third quarter 2002 results. For additional information relating to CornerStone, see "Business—Unregulated Businesses—Discontinued Propane Operations—CornerStone—Recent Developments" contained in Item 1 to Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the SEC on September 20, 2002 and our Current Reports on Form 8-K, filed with the SEC on January 22, 2002, April 15, 2002, August 2, 2002 and August 8, 2002, which are incorporated by reference herein.

        The Other Debt includes a $35.0 million subordinated note payable to Avaya. In April 2000, Expanets completed a transaction to purchase the Lucent GEM business and, as part of the transaction, Expanets issued Avaya a $35.0 million subordinated note and a $15.0 million convertible note. The $15.0 million note converted into Series D Preferred Stock of Expanets prior to the end of 2001. The $35.0 million subordinated note, which matures on March 31, 2005, is discounted at June 30, 2002, to $25.4 million, as it is noninterest bearing.

        The capital lease obligations are principally used to finance equipment purchases and capital leases and notes payable assumed by our subsidiaries in connection with their respective acquisitions of other businesses. These leases have various implicit interest rates, which range from 0.9% to 22.2%.

Capital Requirements

        We expect to fund our day-to-day operations through our operating cash flows and our current cash and cash equivalents. Our principal capital requirements include continued funding for growth of existing business segments; funding new corporate investment and development ventures; funding maintenance and expansion programs; funding debt and preferred stock retirements, sinking fund requirements, and the payment of dividends to our common shareholders, all of which may require us to incur additional debt or sell or issue additional equity securities.

        Maintenance capital expenditures for property, plant and equipment for the six months ended June 30, 2002 and 2001 were $21.7 million and $20.5 million, respectively, and for the years ended December 31, 2001, 2000 and 1999, were $47.5 million, $29.0 million, and $24.9 million, respectively. We estimate that our maintenance capital expenditures for 2002 and 2003 will be $57.4 million and $75.5 million, respectively. Our maintenance capital expenditures are continually examined and evaluated and may be revised in light of changing business operating conditions, variation in sales, investment opportunities and other business factors.

        As of June 30, 2002, debt facilities totaling $339.5 million maintained by us or our subsidiaries will mature in 2002 and 2003 and will need to be repaid or extended, including:

  •
  Montana Megawatts I, LLC's term loan facility, of which $27.5 million remains outstanding and is scheduled to mature on October 10, 2002. We are currently seeking to extend this facility for an additional three months to one year;
  •
  Expanets' $125.0 million nonrecourse equipment purchase financing facility with Avaya, which expires on December 31, 2002 and was reduced to $100.0 million on March 5, 2002, $80.0 million on April 30, 2002 and $55.0 million on August 30, 2002, and which had an outstanding balance of $39.2 million as of September 27, 2002. We expect to continue to reduce the balance of this facility on a monthly basis in the ordinary course of business. Amounts repaid under this facility may not be reborrowed; and
  •
  our new $280.0 million working capital facility, which is scheduled to mature on February 14, 2003, although we may convert up to $225.0 million of the aggregate amount outstanding as of February 11, 2003 into a term loan on a non-revolving basis that matures on February 14, 2004. If we elect to exercise our option to convert the balance under our revolving credit facility into a term loan, we will need to repay or refinance such debt on or prior to its maturity in February 2004.

        In addition, on August 20, 2002 NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately $6.1 million in letters of credit, of CornerStone outstanding under CornerStone's credit facility, a portion of which was outstanding on June 30, 2002 and which NorthWestern had previously guaranteed. No further drawings may be made under this facility.

        We intend to finance these obligations in a number of ways, including the issuance of additional securities and by obtaining new credit arrangements. In addition to the offering contemplated by this prospectus supplement, we intend to raise approximately $50.0 million to $100.0 million in additional equity in 2003, through one or more public offerings and/or private placements, and use the proceeds to retire debt and for other corporate purposes, including funding new corporate investments and acquisition and growth ventures, and we intend to refinance our other debt as it matures. We may also consider applying a portion of our free cash flow and/or the net proceeds from sales of non-core assets to further reduce our debt. We may also issue additional other debt or equity during the year for these purposes. However, there can be no assurance that we will be successful in our refinancing endeavors. See "Risk Factors—Our growth strategy is subject to risks and uncertainties, including those related to the integration of acquired businesses" and "Risk Factors—We will need significant additional capital to refinance our indebtedness that is scheduled to mature and for other working capital purposes, which we may not be able to obtain."

        Several of the maturing obligations are obligations of our subsidiaries. If the subsidiaries are unable to secure alternate financing, we may need to provide them with additional financing to repay these maturing obligations and to fund their operations.

        Blue Dot has expanded its operations by acquiring existing complementary businesses. These acquisitions have been funded, in part, through Blue Dot's prior credit facility. In August 2002, Blue Dot entered into a $20.0 million working capital facility with U.S. Bank, N.A., which expires in 2005. It will be likely that we will need to provide Blue Dot with additional funding for acquisitions and general operating purposes.

        Expanets is in the process of seeking an asset-based commercial credit facility to replace the Avaya line of credit and to provide operating capital to fund its day-to-day operations. If Expanets is unable to secure an acceptable facility, it will be likely that we will need to provide Expanets with additional funding for general operating purposes. Additionally, Expanets is in the process of enhancing the operational capabilities of its new enterprise software system, which it calls the EXPERT system. We expect that Expanets will need to invest additional funds in the EXPERT system to fully implement it. We have in the past, and may need to in the future, provide Expanets with funding for other working capital purposes until Expanets refinances the Avaya line of credit.

        In July 2001, CornerStone formed a Special Committee of its Board of Directors to review the partnership operating plan and capital structure. Cornerstone also announced it has engaged Credit Suisse First Boston Corporation to pursue the possible sale or merger of CornerStone. Based upon CornerStone's current situation, it is impossible to predict CornerStone's future capital expenditures or how CornerStone will obtain the necessary capital. While the operations of CornerStone have been reflected in the June 2002 financial statements as discontinued operations, and the associated liabilities reflected as such, we have provided a guaranty for the entire $50.0 million bank credit facility that CornerStone maintains. As of June 30, 2002, $17.7 million was outstanding under that facility along with $8.3 million in letters of credit. The facility expires November 2003. CornerStone has breached its covenants under this facility and through an amendment executed January 18, 2002, the facility was continued but Cornerstone's ability to pay minimum quarterly distributions to its common unit holders was suspended for the remaining term of the facility. On August 20, 2002, NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately $6.1 million in letters of credit, of CornerStone outstanding under Cornerstone's credit facility, which NorthWestern had previously guaranteed. No further drawings may be made under this facility. On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured note, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. SYN, Inc., a majority owned subsidiary of NorthWestern Corporation, extended a $9.0 million loan to CornerStone for immediate financing needs.

        We will continue to review the economics of extending the maturity dates or refinancing short-term debt and retiring or refunding remaining long-term debt and preferred stock to provide financial flexibility and minimize long-term financing costs. We may continue to make investments in Blue Dot and Expanets. We have made $363.6 million in aggregate preferred stock investments in Expanets and $367.3 million in aggregate preferred stock investments in Blue Dot through June 30, 2002. Additionally, we advanced $51.4 million in credit to Expanets during 2001, which, along with other intercompany balances, was still outstanding as of June 30, 2002. The loan bears interest at 17% per annum and repayment is anticipated in 2002. Pursuant to our growth strategy, we have evaluated, and expect to continue to evaluate, possible acquisitions in related and other industries on an ongoing basis and at any given time may be engaged in discussion or negotiations with respect to possible acquisitions. Some of these acquisitions may be significant and might require us to raise additional equity and/or incur debt financings, which are subject to certain risks and uncertainties. See "Risk Factors—Our growth strategy is subject to risks and uncertainties, including those related to the integration of acquired businesses."

Significant Accounting Policies

        The preparation of our financial statements includes the application of several significant accounting policies. Understanding these policies is critical to comprehending our financial statements. The following is a discussion of the most significant policies we apply. Additional policies are described in Note 1 of our audited annual consolidated financial statements and Note 2 of our unaudited quarterly consolidated financial statements included elsewhere herein.

  Revenue Recognition

        Revenues are recognized differently depending on the type of revenue. Electric and natural gas utility revenues are recognized when customers are billed on a monthly basis, rather than on the basis of meters read or energy delivered. Communications and HVAC revenues are recognized when goods are delivered to customers or services are performed, except for revenues for services performed under material installation or service contracts, which are recognized in any given period based on the percentage of costs incurred to date in relation to total estimated costs to complete the contracts. Certain judgments affect the application of our revenue recognition policy, primarily percentage of project completion. Revenue estimates in these areas are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could materially impact future operating results.

  Regulatory Assets and Liabilities

        Our regulated operations are subject to the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulations. Our regulatory assets are the probable future revenues associated with certain costs to be recovered from customers through the ratemaking process. Regulatory liabilities are the probable future reductions in revenues associated with amounts to be credited to customers through the ratemaking process. If any part of our operations become no longer subject to the provisions of SFAS No. 71, the probable future recovery of or reduction in revenue with respect to the related regulatory assets and liabilities would need to be evaluated. In addition, we would need to determine if there was any impairment to the carrying costs of deregulated plant and inventory assets. While we believe that our assumption regarding future regulatory actions is reasonable, different assumptions could materially affect our results.

  Minority Interest in Consolidated Subsidiaries

        Many of our acquisitions at Expanets and Blue Dot have involved the issuance of common stock in those subsidiaries to the sellers of the acquired businesses. In connection with certain acquisitions of Expanets and Blue Dot, the sellers can elect to exchange the stock of Expanets and Blue Dot for cash at a predetermined exchange rate. Our investments in Expanets and Blue Dot are principally in the form of senior preferred stock with voting control and a liquidation preference over the common stock. We are required to consolidate the financial results of Expanets and Blue Dot because of our voting control. The common stock issued to third parties in connection with acquisitions creates minority interests which are junior to our preferred stock interests. Operating losses at Expanets and Blue Dot have been allocated first to the common shareholders of each subsidiary in proportion to common equity ownership to the extent the allocation does not exceed the minority interest of such common shareholders in the equity capital of the subsidiary after giving effect to any put options or exchange agreements, and thereafter is allocated to the preferred shareholders of each subsidiary in the order of priority equal to the liquidation preference of each series of preferred stock. Exchange agreements totaling $6.0 million and $6.0 million for Expanets and $4.6 million and $12.4 million for Blue Dot remained outstanding and were included in minority interests as of June 30, 2002 and December 31, 2001, respectively. The equity held by third parties of these entities is as follows:

	Third Party Equity Reflected as Minority Interests
		At December 31,
	At June 30, 2002
		2001	2000
	(in thousands)
Expanets	$5,972	$17,124	$140,390
Blue Dot	4,641	12,439	51,691
Other	493	504	751

Total	$11,106	$30,067	$192,832

        The Minority Interests in Net Loss of Consolidated Subsidiaries contained in our consolidated statements of income is the income (loss) of our subsidiaries which is allocable to minority interests. In order to determine the allocation of income (loss) to minority interests, preferred dividends and corporate services allocations are deducted from the income (loss) before minority interests reported in our segment disclosures in order to arrive at the Minority Interests in Net Loss of Consolidated Subsidiaries contained in our consolidated statements of income. The corporate services allocations relate to certain services NorthWestern provides to, and is reimbursed from, its subsidiaries for management services, including insurance, administrative support for employee benefits, transaction structuring, financial analysis and information technology. These services are discussed in Note 1 "Significant Accounting Policies—Related Party Transactions" to NorthWestern's annual consolidated financial statements. The preferred dividends relate to dividends on our 12% coupon Preferred Stock of Expanets and our 11% coupon Preferred Stock of Blue Dot. The preferred dividends and corporate services allocations are eliminated in consolidation. The net income (loss) before minority interests and net income (loss) available to common equity holders reported in our segment disclosures includes the portion of interest expense on our $51.4 million loan to Expanets which is allocable to third party minority interests.

        The following tables demonstrate the reconciliation of income (loss) before minority interests reported in NorthWestern's segment disclosures for its communications and HVAC segments, the only two segments which have Minority Interest, to Minority Interests in Net Loss of Consolidated Subsidiaries contained in its consolidated statements of income for the periods indicated. All amounts in boxes are reflected directly within NorthWestern's consolidated financial statements. All other amounts support the derivation of those numbers.

	Six Months Ended June 30, 2002
	(in thousands)
	HVAC (Blue Dot)	Communications (Expanets)		Total
Income (loss) before minority interests	$(988)	$(5,137	) (1)	$(6,125)
Preferred dividends	(18,898)	(21,444)		(40,342)
Management fees	(2,055)	(2,100)		(4,155)

Net income (loss) available to common equity holders	$(21,941)	$(28,681)		$(50,622)

Income (loss) allocation to shareholders:
NorthWestern	$(10,079)	$(17,529)		$(27,608)
Minority interests	(11,862)	(11,152)		(23,014)

Total	$(21,941)	$(28,681)		$(50,622)

(1)
Expanets' loss before minority interests includes $3.8 million of after tax interest expense on amounts due to NorthWestern.

	Six Months Ended June 30, 2001
	(in thousands)
	HVAC (Blue Dot)	Communications (Expanets)		Total
Income (loss) before minority interests	$(2,199)	$(51,675	) (2)	$(53,874)
Preferred dividends	(12,517)	(15,662)		(28,179)
Management fees	(1,523)	(4,245)		(5,768)

Net income (loss) available to common equity holders	$(16,239)	$(71,582)		$(87,821)

Income (loss) allocation to shareholders:
NorthWestern	$(12,045)	$(83)		$(12,128)
Minority interests	(4,194)	(71,499)		(75,693)

Total	$(16,239)	$(71,582)		$(87,821)

(2)
Expanets' loss before minority interests includes $1.8 million of after tax interest expense on amounts due to NorthWestern.

        Preferred dividends for the six months ended June 30, 2002 of $21.4 and $18.8 million for Expanets and Blue Dot, respectively, represent increases of $5.8 million and $6.4 million, respectively, which reflect increased investments by NorthWestern in the preferred stock of each entity. Corporate allocations for the six months ended June 30, 2002 of $2.1 and $2.1 million for Expanets and Blue Dot, respectively, represent a decrease of $2.1 million for Expanets and an increase of $0.5 million for Blue Dot. The decrease at Expanets is due to reduced services provided by NorthWestern related to the non-recurring transition and integration expenses related to the acquisition of the Lucent GEM assets. The increase at Blue Dot is due to continued increased involvement and corporate services provided by NorthWestern.

	Year Ended December 31, 2001
	(in thousands)
	HVAC (Blue Dot)	Communications (Expanets)		Total
Income (loss) before minority interests	$(13,562)	$(87,008	) (3)	$(100,570)
Preferred dividends	(28,192)	(33,062)		(61,254)
Management fees	(3,047)	(7,971)		(11,018)

Net income (loss) available to common equity holders	$(44,801)	$(128,041)		$(172,842)

Income (loss) allocation to shareholders:
NorthWestern	$(31,246)	$(148)		$(31,394)
Minority interests	(13,555)	(127,893)		(141,448)

Total	$(44,801)	$(128,041)		$(172,842)

(3)
Expanets' loss before minority interests includes $4.4 million of after tax interest expense on amounts due to NorthWestern.

        Preferred dividends for the year ended December 31, 2001 of $33.1 and $28.2 million for Expanets and Blue Dot, respectively, represent increases of $7.2 million and $8.6 million, respectively, which reflect increased investments by NorthWestern in the preferred stock of each entity. Corporate allocations for the year ended December 31, 2001 of $8.0 and $3.0 million for Expanets and Blue Dot, respectively, represent increases of $3.7 million and $0.7 million, respectively. The increase at Expanets is due to increased services provided by NorthWestern primarily related to the non-recurring transition and integration expenses related to the acquisition of the Lucent GEM assets. The increase at Blue Dot is due to continued increased involvement and corporate services provided by NorthWestern.

	Year Ended December 31, 2000
	(in thousands)
	HVAC (Blue Dot)	Communications (Expanets)		Total
Income (loss) before minority interests	$(2,265)	$(19,799	) (4)	$(22,064)
Preferred dividends	(19,570)	(25,907)		(45,477)
Management fees	(2,324)	(4,264)		(6,588)

Net income (loss) available to common equity holders	$(24,159)	$(49,970)		$(74,129)

Income (loss) allocation to shareholders:
NorthWestern	$(6,246)	$(62)		$(6,308)
Minority interests	(17,913)	(49,908)		(67,821)

Total	$(24,159)	$(49,970)		$(74,129)

(4)
Expanets' loss before minority interests includes $0.4 million of after tax interest expense on amounts due to NorthWestern.

        Preferred dividends for the year ended December 31, 2000 of $25.9 and $19.6 million for Expanets and Blue Dot, respectively, represent increases of $9.9 million and $7.0 million, respectively, which reflect increased investments by NorthWestern in the preferred stock of each entity. Corporate allocations for the year ended December 31, 2000 of $4.3 and $2.3 million for Expanets and Blue Dot, respectively, represent increases of $2.4 million and $2.3 million, respectively. The increase at Expanets is due to increased services provided by NorthWestern primarily related to the non-recurring transition and integration expenses related to the acquisition of the Lucent GEM assets. The increase at Blue Dot is due to continued increased involvement and corporate services provided by NorthWestern.

	Year Ended December 31, 1999
	(in thousands)
	HVAC (Blue Dot)	Communications (Expanets)	Total
Income (loss) before minority interests	$2,104	$3,486	$5,590
Preferred dividends	(12,616)	(16,037)	(28,653)
Management fees	—	(1,860)	(1,860)

Net income (loss) available to common equity holders	$(10,512)	$(14,411)	$(24,923)

Income (loss) allocation to shareholders:
NorthWestern	$(117)	$(18)	$(135)
Minority interests	(10,395)	(14,393)	(24,788)

Total	$(10,512)	$(14,411)	$(24,923)

        As of June 30, 2002, no remaining minority interest basis existed against which to allocate losses. Accordingly, if such subsidiaries incur operating losses in the future, unless additional minority interest is issued as a result of new acquisitions, our share of any such losses will be recognized in our operating results. Different capital structures in the future or unanticipated future operating results, either positive or negative, could result in materially different results.

        As of June 30, 2002, our common stock basis in Expanets and Blue Dot was zero as a result of losses applicable to common stock of those entities that was allocated to us based on our common stock ownership. As of June 30, 2002, our preferred stock basis in Expanets and Blue Dot was $346.6 million and $320.2 million, respectively. In addition, we also loaned $51.4 million to Expanets for general operating purposes during 2001, which was outstanding at June 30, 2002, which we anticipate is likely to be repaid in 2002. We had an intercompany advance to Expanets totaling $113.4 million as of June 30, 2002, which we anticipate is likely to be repaid in 2003. We also had an intercompany advance to Blue Dot totaling $22.8 million as of June 30, 2002, which we anticipate is likely to be repaid in 2003.

  Derivative Financial Instruments

        We have entered into commodity futures contracts for natural gas to attempt to reduce the risk of future price fluctuations. Any increase or decrease in the values of these contracts are reported as gains and losses in our consolidated statements of income. The fair value of fixed-price commodity contracts are estimated based on market prices of natural gas, natural gas liquids and crude oil for the periods covered by these contracts.

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires every derivative instrument, including certain derivative instruments imbedded in other contracts, to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires any changes in the derivative's fair value to be currently recognized in earnings, unless specific hedge accounting criteria are met. We adopted the provisions of SFAS No. 133, as amended, effective July 1, 2000, consistent with the timing of CornerStone's adoption of SFAS No. 133. The initial adoption of SFAS No. 133 at CornerStone resulted in a charge of $5.3 million. Such charge is reflected in the consolidated statements of income as a cumulative effect of change in accounting principles and is shown net of taxes of $0.5 million and net of minority interest of $3.8 million. Pricing increases resulting in a change of the fair value of propane related and natural gas commodity futures were reported as part of cost of sales in the amount of $0.2 million and $0.3 million for the years ended December 31, 2001 and 2000. Changes in the commodity markets may materially impact our future estimates of fair value and operating results. See "Risk Factors—Changes in commodity prices may increase our cost of producing and distributing electricity and distributing natural gas or decrease the amount we receive from selling electricity and natural gas, adversely affecting our financial performance and condition."

  SFAS No. 142, Goodwill and Other Intangible Assets and Long-Lived Assets

        SFAS No. 142, which was issued during 2001 and is effective for all fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and allows amortization of other intangibles only if the assets have a finite, determinable life. Based on SFAS No. 142, we are required to perform an impairment analysis of intangible assets at the reporting unit level, at least annually to determine whether the carrying value exceeds the fair value. In instances where the carrying value is less than the fair value of the asset, an impairment loss must be recognized.

        CornerStone adopted SFAS No. 142 effective July 1, 2001, and we adopted SFAS No. 142 effective January 1, 2002. CornerStone's initial assessment indicated no impairment associated with the adoption. CornerStone's amortization expense for the six-month period ended December 31, 2001, was reduced by approximately $4.0 million as a result of the adoption. However, the effect of this reduction and all other impacts of CornerStone's adoption of SFAS No. 142 have been fully reversed in our financial statements as a result of our adoption of SFAS No. 142 on January 1, 2002. We are currently in the process of evaluating the impact of SFAS No. 142 on all reporting units. Amortization of goodwill totaled $11.3 million, $19.8 million and $7.0 million for the years ended December 31, 2001, 2000 and 1999, respectively, excluding CornerStone. Had we adopted the provisions of SFAS No. 142 in those years, it would have resulted in an increase to earnings on common stock, net of taxes and minority interests, of $8.6 million, $6.3 million and $20,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Basic earnings per share would have increased $0.35 and $0.27 for 2001 and 2000, respectively, with no impact for 1999. Diluted earnings per share would have increased by $0.36 and $0.27 for 2001 and 2000, respectively, with no impact for 1999.

        Property, plant and equipment, and intangibles that may be amortized pursuant to SFAS No. 142 are depreciated and amortized over their useful lives. The useful life of an asset is based on our estimate of the period that the asset will provide benefit. We review all long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as measured by the future net cash flows expected to be generated by the asset. If such an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

  Additional New Accounting Standards

        SFAS No. 141, Business Combinations, issued in June 2001, requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. In addition, it requires that all identifiable intangible assets be separately recognized and the purchase price allocated accordingly. In some cases, this will result in the recognition of substantially more categories of intangibles.

        SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in August 2001. It addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The impact on our results of operations and financial position is currently under review by management.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. It establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The impact of the Statement on our results of operations and financial position is described in Note 18 to our consolidated financial statements, included elswhere herein.

        SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002. It eliminates the requirement that gains and losses from the extinguishments of debt be aggregated and classified as extraordinary items, net of the related income tax. It also requires sale-leaseback treatment for certain modifications of a capital lease that result in the lease being classified as an operating lease. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. We will adopt SFAS No. 145 on January 1, 2003.

        SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. It requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, including lease termination costs and certain employee termination benefits that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We will adopt SFAS No. 146 on January 1, 2003.

Related Party Transactions

        In order to provide a recruitment and retention incentive, NorthWestern adopted a long-term equity incentive program in September 1999 in which certain key executives of NorthWestern and key team members of NorthWestern Growth Corporation, which initiates strategic investments for NorthWestern, were provided the opportunity to make personal investments. The investment entity was structured as a limited liability company, is controlled and substantially owned by NorthWestern, and enables the investors to participate in long-term capital appreciation resulting from increases in the value of NorthWestern's interests in Blue Dot, Expanets and CornerStone above benchmark rates of return to NorthWestern approved by the independent Compensation Committee of NorthWestern's Board of Directors. Participants benefit in any such capital appreciation on a pro rata basis with the other holders of equity interests in such entities after achievement of the benchmark rate of return to NorthWestern. The interest of NorthWestern executives in the limited liability company upon formation collectively represented a less than 0.5% interest in each of Blue Dot, Expanets and CornerStone. The limited liability company has no indebtedness and is consolidated in NorthWestern's financial statements. No losses of these subsidiaries have been allocated to the minority interest owned by the limited liability company. NorthWestern has the right to acquire the limited liability company interests of the investors under specified circumstances, including termination of employment. In the year ended December 31, 2001, the following executive officers of NorthWestern received distributions in respect of the transfer to NorthWestern of a portion of their vested interests: M. Lewis, chief executive officer, $1.1 million; R. Hylland, president, $0.8 million; D. Newell, senior vice president, $0.8 million; E. Jacobsen, senior vice president, $0.4 million; and K. Orme, chief financial officer, $0.1 million. This recruitment and retention program is no longer being utilized to provide long-term equity incentives and is no longer open to new participants, although the pre-existing interests of the participants remain outstanding.

Recent Litigation

        In December 1999, Montana Power, now known as Touch America Holdings, Inc. or Touch America, completed the sale of its electric generation assets to PPL Montana. On August 16, 2001, eight individuals filed a lawsuit in Montana State District Court, naming Montana Power, certain of its directors and officers, and PPL Montana as defendants (the "Litigation"), alleging that Montana Power and its directors and officers and investment bankers had a legal obligation and/or a fiduciary duty to obtain shareholder approval before consummating the sale of the electric generation assets to PPL Montana. The plaintiffs further allege that because the Montana Power shareholders did not vote to approve the sale, the sale of the generation assets is void and PPL Montana is holding these assets in constructive trust for the shareholders. Alternatively, the plaintiffs allege that Montana Power shareholders should have been allowed to vote on the sale of the generation assets and, if an appropriate majority vote was obtained in favor of the sale, the objecting shareholders should have been given dissenters' rights. The plaintiffs have indicated that they will seek court approval to proceed with this suit as a class action. It is Touch America's position that Montana Power and its former directors and officers have fully complied with their statutory and fiduciary duties. Accordingly, Touch America is defending the suit vigorously. The defendants filed motions to dismiss the complaint in late November 2001, all but one of which were denied.

        Effective February 13, 2002, Montana Power restructured into a holding company structure to facilitate the sale of its utility business. Under this restructuring, Montana Power merged into The Montana Power, L.L.C. (the predecessor to NorthWestern Energy LLC), which then transferred its telecommunications subsidiaries to Touch America, leaving The Montana Power, L.L.C. as a subsidiary of Touch America that held Montana Power's former utility operations. On February 15, 2002, NorthWestern purchased all of the membership interests in NorthWestern Energy LLC (then known as The Montana Power, L.L.C.) from Touch America. On September 24, 2002, service of process was made upon NorthWestern Energy LLC which purports to join NorthWestern Energy LLC as a party to the Litigation, even though the sale of NorthWestern Energy LLC to us was fully approved by Montana Power's shareholders in September 2001. We believe that we have both substantive and procedural defenses to this action and accordingly, we will vigorously defend against any assertion to the effect that NorthWestern Energy LLC has any liability in this matter. At this early stage, however, we cannot predict the ultimate outcome of this matter or how it may affect our combined financial position, results of operations or cash flows. For further information regarding the Litigation, see note 11 to the combined financial statements of NorthWestern Energy LLC included in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on August 16, 2002, and incorporated by reference herein.

        In 1999, Montana Power entered into an Asset Purchase Agreement with PPL Montana pursuant to which Montana Power agreed to sell, among other assets, its portion of the 500-kilovolt transmission system associated with Colstrip Units 1, 2, and 3 for $97.1 million, subject to the receipt of required regulatory approvals. As part of the Touch America reorganization described above, The Montana Power, L.L.C. acquired Montana Power's rights under the Asset Purchase Agreement. In September 2002, NorthWestern Energy LLC brought suit in Montana state court to compel PPL Montana to perform its obligations under the Asset Purchase Agreement and to recover damages. The case has been removed to Federal court in Butte, Montana.

MANAGEMENT

Directors and Executive Officers

        The table below sets forth, as of August 30, 2002, the names and ages of each of the executive officers and directors of NorthWestern Corporation, as well as the positions and offices held by such persons.

Name	Age	Position
Merle D. Lewis	54	Chairman, Chief Executive Officer and Director
Richard R. Hylland	42	President, Chief Operating Officer and Director
Daniel K. Newell	46	Senior Vice President
Eric R. Jacobsen	46	Senior Vice President, General Counsel and Chief Legal Officer
Michael J. Hanson	43	President and Chief Executive Officer of NorthWestern Energy
Kipp D. Orme	43	Vice President and Chief Financial Officer
John R. Van Camp	39	Vice President—Human Resources
Walter A. Bradley, III	43	Vice President and Chief Information Officer
Paul H. Wyche, Jr.	55	Vice President—Communications and Chief Communications Officer
Bruce I. Smith	61	Director
Larry F. Ness	57	Director
Jerry W. Johnson	61	Director
Randy G. Darcy	51	Director
Gary G. Drook	57	Director
Marilyn R. Seymann	60	Director
Lionel L. Nowell III	47	Director

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of shares other than:

  •
  A citizen or resident of the United States;

  •
  A corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  •
  An estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  A trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996, and elected to be treated as a U.S. person.

        This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws such as a:

  •
  Controlled foreign corporation;

  •
  Passive foreign investment company;

  •
  Foreign personal holding company;

  •
  Company that accumulates earnings to avoid U.S. federal income tax;

  •
  Foreign tax-exempt organization;

  •
  Financial institution;

  •
  Broker or dealer in securities; or

  •
  Former U.S. citizen or resident.

        This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

        We urge prospective investors to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations with respect to acquiring, holding and disposing of shares of our common stock.

Dividends

        In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30.0% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility, for such reduced rate, usually on an IRS Form W-8BEN. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under the U.S. tax laws. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of our common stock.

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States and, if any of certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30.0%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Common Stock

        You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  The gain is effectively connected with your conduct of a trade or business within the United States and, if any of certain income tax treaties apply, is attributable to a U.S. permanent establishment you maintain;

  •
  You are an individual, you hold your shares of our common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  We are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or your holding period for your shares of our common stock, more than 5.0% of our common stock.

        Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30.0% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

        We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons at a rate of 30.0%, with scheduled reductions through 2006 and a scheduled increase to 31.0% in 2011, of the gross amount. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification, usually on an IRS

Form W-8BEN, of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of our common stock through a U.S. broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold at a rate of 30.0%, with scheduled reductions through 2006 and a scheduled increase to 31.0% in 2011, of that amount unless you provide appropriate certification, usually on an IRS Form W-8BEN, to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. Information reporting and backup withholding, if the appropriate certification is not provided, also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

        Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal tax purposes, of the United States at the time of his or her death will be includable in the taxable estate of such individual and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
UBS Warburg LLC
RBC Dain Rauscher Inc.

Total	10,000,000

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $                  a share under the public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,500,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  , the total underwriters' discounts and commissions would be $                  and total proceeds to NorthWestern would be $                  .

        Each of us and certain of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we, he or she will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any swap or other arrangement or any transaction that transfers to another, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, those directors and executive officers have agreed that, without the prior consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

        The restrictions described in the preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters pursuant to the underwriting agreement;

  •
  transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering; or

  •
  the grant of options or stock under our stock and incentive plans as in effect at the date hereof.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        In the ordinary course of their business, certain of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services.

        Affiliates of certain of the underwriters participated in our revolving credit facility. Because affiliates of certain of the underwriters may receive more than 10% of the net proceeds of this offering, this offering is being made in compliance with the applicable provisions of Rule 2710 of the Conduct Rules of the National Association of Securities Dealers.

        We and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon by Paul, Hastings, Janofsky & Walker LLP, New York, New York and Alan D. Dietrich, Esq., Sioux Falls, South Dakota. The underwriters have been represented by Dewey Ballantine LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of NorthWestern Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus supplement by reference from Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

        On May 16, 2002, NorthWestern Corporation dismissed Arthur Andersen LLP as its independent public accounting firm and retained Deloitte & Touche LLP in their stead. The consolidated financial statements of NorthWestern Corporation as of and for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of NorthWestern Energy LLC as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001 incorporated by reference to our Current Report on Form 8-K, dated and filed with the SEC on August 16, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W. Judiciary Plaza Room 1024 Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661

        You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of
Directors of NorthWestern Corporation
Sioux Falls, South Dakota

        We have audited the accompanying consolidated balance sheet of NORTHWESTERN CORPORATION (A Delaware Corporation) AND SUBSIDIARIES (the Corporation) as of December 31, 2001, and the related consolidated statement of income, cash flows, and shareholders' equity for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 4 and 18 to the financial statements, the consolidated financial statements have been revised to reflect the Corporation's interest in Corner Stone Propane Partners, LP as a discontinued operation.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 20, 2002

        This report is a copy of a previously issued Arthur Andersen LLP report and has not been reissued by Arthur Andersen LLP. Because this Arthur Andersen LLP report is dated May 16, 2002, it does not apply to the eighth sentence of the fourth paragraph or the eighth paragraph of the "New Accounting Standards" section of note 1 or the sixth, seventh and eighth sentences of the first paragraph and the second, sixth, seventh, eighth and eleventh paragraphs of note 18.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of NorthWestern Corporation:

        We have audited the accompanying consolidated balance sheets of NORTHWESTERN CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthWestern Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, NorthWestern Corporation adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective July 1, 2000.

        As discussed in Note 4, the consolidated financial statements have been revised to reflect the Corporation's interest in CornerStone Propane Partners, LP as a discontinued operation.

/s/ ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
May 16, 2002

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	YEARS ENDED DECEMBER 31
	2001	2000	1999
	(in thousands except per share amounts)
OPERATING REVENUES	$1,723,978	$1,709,474	$757,940
COST OF SALES	1,069,356	1,100,484	429,051
GROSS MARGIN	654,622	608,990	328,889
OPERATING EXPENSES
Selling, general and administrative	642,379	536,437	250,858
Depreciation	41,036	32,762	23,015
Amortization of goodwill and other intangibles	43,161	35,481	11,485
Restructuring charge	24,916	—	—

	751,492	604,681	285,358

INCOME (LOSS) FROM CONTINUING OPERATIONS	(96,870)	4,310	43,531
Interest Expense	(49,248)	(37,982)	(20,978)
Investment Income and Other	8,023	8,981	9,800

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interests	(138,095)	(24,691)	32,353
Benefit (Provision) for Income Taxes	42,470	6,467	(13,145)

Income (Loss) From Continuing Operations Before Minority Interests	(95,625)	(18,224)	19,208
Minority Interests in Net Loss of Consolidated Subsidiaries	141,448	67,820	24,788

Income From Continuing Operations	45,823	49,596	43,996
Discontinued Operations, Net of Taxes and Minority Interests	(1,291)	(43)	667

Net Income	44,532	49,553	44,663
Minority Interests on Preferred Securities of Subsidiary Trusts	(6,827)	(6,601)	(6,601)
Dividends on Preferred Stock	(191)	(191)	(191)

Earnings on Common Stock	$37,514	$42,761	$37,871

Average Common Shares Outstanding	24,390	23,141	23,094
Basic Earnings per Average Common Share:
Continuing operations	$1.59	$1.85	$1.61
Discontinued operations	(.05)	—	.03

Basic	$1.54	$1.85	$1.64

Diluted Earnings per Average Common Share:
Continuing operations	$1.58	$1.83	$1.59
Discontinued operations	(.05)	—	.03

Diluted	$1.53	$1.83	$1.62

Dividends Declared per Average Common Share	$1.21	$1.13	$1.05

See Notes to Consolidated Financial Statements

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31
	2001	2000	1999
	(in thousands)
Operating Activities:
Net Income	$44,532	$49,553	$44,663
Items not affecting cash:
Depreciation	41,036	32,762	23,015
Amortization	43,161	35,481	11,485
Deferred income taxes	(33,661)	1,877	(10,913)
Minority interests in net losses of consolidated subsidiaries	(141,448)	(67,821)	(24,788)
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	20,325	(142,328)	(1,887)
Inventories	(15,989)	(15,293)	(26,507)
Other current assets	(19,046)	(7,294)	38,422
Accounts payable	50,965	138,247	8,284
Accrued expenses	63,535	96,812	(29,990)
Change in net assets of discontinued operations	32,318	(69,994)	7,510
Other, net	(172)	(17,269)	30,919

Cash flows provided by operating activities	85,556	34,734	70,213

Investment Activities:
Property, plant, and equipment additions	(34,959)	(28,988)	(24,864)
(Purchase) sale of noncurrent investments and assets, net	(433)	2,873	37,524
Acquisitions and growth expenditures	(147,665)	(137,736)	(141,833)

Cash flows used in investing activities	(183,057)	(163,851)	(129,173)

Financing Activities:
Dividends on common and preferred stock	(29,956)	(26,312)	(24,447)
Minority interest on preferred securities of subsidiary trusts	(6,827)	(6,601)	(6,601)
Proceeds from issuance of common stock and common units	74,868	—	—
Proceeds from exercise of warrants	—	182	1,657
Issuance of long term debt	—	149,625	—
Repayment of long-term debt	(5,000)	(5,000)	(5,000)
Line of credit borrowings, net	16,931	53,300	58,000
Issuance of preferred securities of subsidiary trusts	96,833	—	—
Subsidiary repurchase of minority interests	(57,768)	(20,773)	(7,669)
Line of credit (repayments) borrowings of subsidiaries, net	(35,528)	21,670	28,010
Issuance of nonrecourse subsidiary debt	2,884	16,377	110
Repayment of nonrecourse subsidiary debt	(18,766)	(6,816)	(2,025)
Short-term borrowings of subsidiaries, net	53,603	(14,700)	14,700
Commercial paper (repayments) borrowings, net	—	(11,000)	11,000

Cash flows provided by financing activities	91,274	149,952	67,735

Increase (Decrease) in Cash and Cash Equivalents	(6,227)	20,835	8,775
Cash and Cash Equivalents, beginning of period	43,385	22,550	13,775

Cash and Cash Equivalents, end of period	$37,158	$43,385	$22,550

See Notes to Consolidated Financial Statements

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Number of Common Shares	Number of Treasury Shares	Common Stock	Paid in Captial	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	(in thousands)
Balance at December 31, 1998	23,017	—	$40,279	$158,530	$—	$81,100	$2,225	$282,134
Comprehensive Income:
Net income	—	—	—	—	—	44,663	—	44,663
Other comprehensive income (loss), net of tax:
Unrealized gain on marketable securities net of reclassification adjustment	—	—	—	—	—	—	2,965	2,965
Exercise of warrants	92	—	159	1,498	—	—	—	1,657
Distributions on minority interests in preferred securities of subsidiary trusts	—	—	—	—	—	(6,601)	—	(6,601)
Dividends on preferred stock	—	—	—	—	—	(191)	—	(191)
Dividends on common stock	—	—	—	—	—	(24,256)	—	(24,256)

Balance at December 31, 1999	23,109	—	40,438	160,028	—	94,715	5,190	300,371
Comprehensive Income:
Net income	—	—	—	—	—	49,553	—	49,553
Other comprehensive income (loss), net of tax:
Unrealized loss on marketable securities net of reclassification adjustment	—	—	—	—	—	—	(3,896)	(3,896)
Issuances of common stock	292	—	512	5,740	—	—	—	6,252
Proceeds from exercise of warrants	10	—	18	164	—	—	—	182
Distributions on minority interests in preferred securities of subsidiary trusts	—	—	—	—	—	(6,601)	—	(6,601)
Dividends on preferred stock	—	—	—	—	—	(191)	—	(191)
Dividends on common stock	—	—	—	—	—	(26,121)	—	(26,121)

Balance at December 31, 2000	23,411	—	40,968	165,932	—	111,355	1,294	319,549
Comprehensive Income:
Net income	—	—	—	—	—	44,532	—	44,532
Other comprehensive income (loss), net of tax:
Unrealized loss on marketable securities net of reclassification adjustment	—	—	—	—	—	—	(2,081)	(2,081)
Issuances of common stock	3,714	—	6,498	68,370	—	—	—	74,868
Cashless exercise of warrants	272	—	476	6,321	—	(6,797)	—
Amortization of unearned restricted stock compensation	—	—	—	174	—	—	—	174
Purchases of treasury stock	—	156	—	—	(3,681)	—	—	(3,681)
Distributions on minority interests in preferred securities of subsidiary trusts	—	—	—	—	—	(6,827)	—	(6,827)
Dividends on preferred stock	—	—	—	—	—	(191)	—	(191)
Dividends on common stock	—	—	—	—	—	(29,765)	—	(29,765)

Balance at December 31, 2001	27,397	156	$47,942	$240,797	$(3,681)	$112,307	$(787)	$396,578

See Notes to Consolidated Financial Statements

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$37,158	$43,385
Accounts receivable, net	260,486	277,235
Inventories	79,719	63,465
Other	69,486	50,764
Current assets of discontinued operations	181,697	566,142

Total current assets	628,546	1,000,991
Property, Plant, and Equipment, Net	496,241	359,506
Goodwill and Other Intangible Assets, Net	640,590	669,511
Other:
Investments	62,959	63,472
Deferred tax asset	17,374	—
Other assets	93,828	73,923
Noncurrent assets of discontinued operations	695,197	730,667

Total assets	$2,634,735	$2,898,070

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$155,000	$5,000
Current maturities of long-term debt of subsidiaries- nonrecourse	22,817	44,207
Short-term debt of subsidiaries—nonrecourse	178,628	—
Accounts payable	122,266	193,151
Accrued expenses	216,345	168,449
Current liabilities of discontinued operations	230,070	549,870

Total current liabilities	925,126	960,677
Long-term Debt	373,350	507,650
Long-term Debt of Subsidiaries—nonrecourse	37,999	76,058
Deferred Income Taxes	—	17,408
Other Noncurrent Liabilities	75,040	59,524
Noncurrent Liabilities and Minority Interests of Discontinued Operations	605,325	673,122

Total liabilities	2,016,840	2,294,439
Commitments and Contingencies (Notes 2, 8, 9, 10, 15 and 18)
Minority Interests	30,067	192,832
Preferred Stock, Preference Stock, and Preferred Securities:
Preferred stock—4 1/2% series	2,600	2,600
Redeemable preferred stock—6 1/2% series	1,150	1,150
Preference stock	—	—
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts	187,500	87,500

Total preferred stock, preference stock and preferred securities	191,250	91,250
Shareholders' Equity:
Common stock, par value $1.75; authorized 50,000,000 shares; issued and outstanding 27,396,762 and 23,411,333	47,942	40,968
Paid-in capital	240,797	165,932
Treasury stock, 155,943 shares at cost	(3,681)	—
Retained earnings	112,307	111,355
Accumulated other comprehensive income (loss)	(787)	1,294

Total shareholders' equity	396,578	319,549

Total liabilities and shareholders' equity	$2,634,735	$2,898,070

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations

        NorthWestern Corporation ("Corporation") is a service and solutions company providing integrated energy, communications, air conditioning, heating, ventilating, plumbing and related services and solutions to residential and business customers throughout North America. A division of the Corporation is engaged in the regulated energy business of production, purchase, transmission, distribution and sale of electricity and the delivery of natural gas to customers located in the upper Midwest region of the United States. The Corporation has investments in Expanets, Inc. ("Expanets"), a national provider of integrated communications, data solutions and network services to business customers; Blue Dot Services Inc. ("Blue Dot"), a national provider of heating, ventilating, air conditioning, plumbing and related services ("HVAC") and CornerStone Propane Partners, L.P. ("CornerStone"), a publicly traded Delaware master limited partnership, formed to engage in the retail propane and wholesale energy-related commodities distribution business throughout North America. CornerStone has announced it has retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of CornerStone (see subsequent event note 18).

Basis of Consolidation

        The accompanying consolidated financial statements include the accounts of the Corporation and all wholly and majority-owned or controlled subsidiaries. The financial statements of Expanets, Blue Dot and CornerStone are included in the accompanying consolidated financial statements by virtue of the voting and control rights, and therefore included in referencing to "subsidiaries." (see Note 2, Business Combinations and Acquisitions). All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The operations of CornerStone and the Corporation's interest in CornerStone have been reflected in the consolidated financial statements as Discontinued Operations (see Note 4 for further discussion).

Minority Interests in Consolidated Subsidiaries

        Many of our acquisitions at Expanets and Blue Dot have involved the issuance of common stock in those subsidiaries to the sellers of the acquired businesses. Our investments in Expanets and Blue Dot are principally in the form of senior preferred stock with voting control and a liquidation preference over the common stock. We are required to consolidate the financial results of Expanets and Blue Dot because of our voting control. The common stock issued to third parties in connection with acquisitions creates minority interests which are junior to our preferred stock interests and against which operating losses have been allocated.

        The income or loss allocable to minority interests will vary depending on the underlying profitability of the consolidated subsidiaries. Losses allocable to minority interests, which include the effect of dividends on the outstanding preferred stock owned by the Corporation and applicable allocations from the Corporation (see Related Party Transactions), are charged to minority interests. Losses are allocated to minority interests to the extent they do not exceed the minority interest in the equity capital of the subsidiary, after giving effect for any exchange agreements (see Note 2, Business Combinations and Acquisitions). Losses in excess of the minority interests are allocated to the Corporation.

        Losses allocated to Minority Interests were $141.4 million, $67.8 million, and $24.8 million for the fiscal years ended December 31, 2001, 2000, and 1999, respectively. Minority Interests balances were $30.1 million and $192.8 million at December 31, 2001 and 2000, respectively. The Corporation will recognize future losses of the subsidiaries to the extent these losses exceed the Minority Interest balance after the effect of exchange agreements, totaling $18.4 million as of December 31, 2001. Accordingly, based on the capital structures of Expanets and Blue Dot at December 31, 2001, losses in excess of $11.1 million at Expanets and all losses at Blue Dot will be allocated to the Corporation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

        The Corporation considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable, Net

        Accounts receivable are net of $11.4 million and $8.3 million of allowances for uncollectible accounts at December 31, 2001 and 2000.

Inventories

        Natural gas inventories for the regulated energy business are stated at lower of cost or market, using the first-in, first-out ("FIFO") method. Materials and supplies for the regulated energy business are stated at the lower of cost or market, with cost determined using the average cost method. Inventories for Expanets consist of voice and data equipment, parts and supplies held for use in the ordinary course of business and are stated at the lower of cost (weighted average) or market. Inventories for Blue Dot consist of air conditioning units and parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the FIFO method.

Investments

        The Corporation classifies its investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 states that certain investments in debt and equity securities be reported at fair value. Investments consist primarily of short-maturity, fixed-income securities and corporate preferred and common stocks. In addition, the Corporation has investments in privately held entities and ventures and various money market and tax-exempt investment programs.

        The Corporation's available-for-sale securities are classified under the provisions of SFAS 115 as follows:

	Fair Value	Cost	Unrealized Gain (Loss)
	(in thousands)
December 31, 2001
Preferred stocks	$31,460	$32,660	$(1,200)
Marketable securities	31,499	31,508	(9)
December 31, 2000
Preferred stocks	$36,507	$41,110	$(4,603)
Marketable securities	26,965	21,667	5,298

        The combined unrealized gain (loss), net of tax, at December 31, 2001 and 2000, was ($0.8 million) and $0.5 million.

        The Corporation uses the specific identification method for determining the cost basis of its investments in available-for-sale securities. Realized gains and losses on its available-for-sale securities were $2.3 million, $3.2 million, and $0.6 million in 2001, 2000 and 1999.

Derivative Financial Instruments

        The Corporation manages risk using derivative financial instruments for changes in natural gas supply prices, liquefied petroleum prices and interest rate fluctuations.

        The Corporation uses commodity futures contracts to reduce the risk of future price fluctuations for natural gas inventories and contracts. Increases or decreases in contract values are reported as gains and losses in the Corporation's Consolidated Statements of Income.

        The fair value of fixed-price commodity contracts were estimated based on market prices of natural gas covered by the contracts. The net differential between the prices in each contract and market prices for future periods has been applied to the volumes stipulated in each contract to arrive at an estimated future value. Total contracts of $4.0 million at December 31, 2001 existed with estimated future liabilities of $4.0 million.

        The Corporation has entered into an interest rate swap agreement to fix the interest rate on $55.0 million of its term loan obligations of Montana Megawatts I (a wholly-owned subsidiary of the Corporation) at an average rate of 2.83% per annum. The agreement expires December 31, 2002. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense. Cash flows from the interest rate swap agreement are classified in cash flows from operations.

        The Corporation is exposed to credit loss in the event of nonperformance by counter parties. The Corporation minimizes its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term credit ratings of "A" or better and, therefore, does not anticipate nonperformance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the various classes of property, which range from three to 40 years. The Corporation includes in property, plant and equipment external and incremental internal costs associated with computer software developed for use in the businesses. Capitalization begins when the preliminary design stage of the project is completed. These costs are amortized on a straight-line basis over the project's estimated useful life once the installed software is ready for its intended use. During 2001, 2000 and 1999, the Corporation capitalized costs for internally developed software of $60.7 million, $1.8 million and $10.3 million. Internal costs capitalized for other property, plant and equipment were $16.2 million, $8.3 million and $7.4 million.

        Depreciation rates include a provision for the Corporation's share of the estimated costs to decommission three coal-fired generating plants at the end of the useful life of each plant. The annual provision for such costs is included in depreciation expense, while the accumulated provisions are included in other noncurrent liabilities.

        When property for the communications or HVAC interests are retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is reflected in operations. No profit or loss is recognized in connection with ordinary retirements of depreciable electric and natural gas utility property. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized.

        Construction work in process is composed principally of costs incurred to date on the construction of a 240-megawatt natural gas-fired generation project currently under construction in Great Falls, MT. The remaining costs are for various projects underway in the regulated energy segment.

        Property, plant and equipment at December 31 consisted of the following:

	2001	2000
	(in thousands)
Land and improvements	$3,159	$3,141
Building and improvements	57,709	59,454
Storage, distribution, transmission and generation	381,910	371,135
Construction work in process	70,025	13,342
Other equipment	249,457	134,238

	762,260	581,310
Less accumulated depreciation	(266,019)	(221,804)

	$496,241	$359,506

Goodwill and Other Intangibles

        Goodwill and other intangibles consist of the following at December 31:

	2001	2000
	(in thousands)
Goodwill	$437,292	$412,321
Noncompete agreements	—	1,001
Other intangibles	296,269	307,118

	733,561	720,440
Less accumulated amortization	(92,971)	(50,929)

	$640,590	$669,511

        The excess of the cost of businesses acquired over the fair value of all tangible and intangible assets acquired, net of liabilities assumed, has been recorded as goodwill. Other intangibles primarily consist of dealer agreements, maintenance contracts and assembled work force costs. Intangibles and goodwill are being amortized over the estimated periods benefited, which range from three to 40 years. Financing costs are amortized over the term of the applicable debt.

        The Corporation's policy is to review property, goodwill and other intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable as measured by the comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. If such review indicates that the carrying amount is not recoverable, the Corporation's policy is to reduce the carrying amount of these assets to fair value.

Insurance Subsidiary

        Risk Partners, Inc. is a wholly owned non-United States insurance subsidiary established in 2001 to insure worker's compensation, general liability and automobile liability risks. At December 31, 2001, Expanets and CornerStone were insured through Risk Partners, Inc. Reserve requirements are established based on actuarial projections of ultimate losses. Any losses estimated to be paid within one year from the balance sheet date are classified as accrued expenses, while losses expected to be payable in later periods are included in other long-term liabilities. Risk Partners, Inc. has purchased reinsurance policies through a third-party reinsurance company to transfer a portion of the insurance risk.

Revenue Recognition

        Electric and natural gas utility revenues are based on billings rendered to customers. Customers are billed monthly on a cycle basis. Communications and HVAC revenue is recognized as services are performed and products are shipped with the exception of maintenance, construction, and installation contracts. Maintenance contract revenues are recognized over the life of the respective contracts.

        Construction and installation contract revenue is recognized on the percentage-of-completion method, under which the amount of contract revenue recognizable at any given time during a contract is determined by multiplying the total estimated contract costs incurred at any given time to total estimated contract costs. Accordingly, contract revenues recognized in the statement of operations can and usually do differ from the amounts that can be billed or invoiced to the customer at any given point during the contract.

        Changes in contract performance, conditions, estimated profitability, and final contract settlements may result in revisions to estimated costs and, therefore, revenues. Such revisions are frequently based on estimates and subjective assessments. The effects of theses revisions are recognized in the period in which the revisions are determined. When such revisions lead to a conclusion that a loss will be recognized on the contract, the full amount of the estimated ultimate loss is recognized in the period such conclusion is reached, regardless of what stage of completion the contract has reached. Depending on the size of a particular contract, variations from estimated project costs could have significant impact on operating results.

Income Taxes

        Deferred income taxes relate primarily to the difference between book and tax methods of depreciating property, the difference in the recognition of revenues for book and tax purposes, certain natural gas costs, which are deferred for book purposes but expensed currently for tax purposes and net operating loss carryforwards.

        For book purposes, deferred investment tax credits are being amortized as a reduction of income tax expense over the useful lives of the property which generated the credits.

Regulatory Assets and Liabilities

        The regulated operations of the Corporation are subject to the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulations. Regulatory assets represent probable future revenue associated with certain costs, which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.

        If all or a separable portion of the Corporation's operations becomes no longer subject to the provisions of SFAS No. 71, an evaluation of future recovery of the related regulatory assets and liabilities would be necessary. In addition, the Corporation would determine any impairment to the carrying costs of deregulated plant and inventory assets.

New Accounting Standards

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Corporation adopted the provisions of SFAS No. 133, as amended, effective July 1, 2000, consistent with the timing of CornerStone's adoption of SFAS No. 133. The initial adoption of SFAS No. 133 at CornerStone resulted in a charge of $5.3 million and is reflected in the consolidated statements of income within the Discontinued Operations line item net of taxes of $0.5 million and net of minority interest of $3.8 million. Propane related and natural gas commodity pricing gains relating to the change in derivatives' fair value since the date of adoption total $0.2 million and $0.3 million for the years ended December 31, 2001 and 2000.

        In evaluating the requirements of Staff Accounting Bulletin No. 101, an adjustment for certain activities of CornerStone was required. Certain natural gas and crude oil activities were recorded on a one-month-lag basis as sufficient information was not available to recognize current month activity. In connection with the implementation of improved information systems and because of the increase in these activities, CornerStone began to recognize such activities in the month in which they occurred, beginning with the quarter ended December 31, 2000. Accordingly, additional revenue and accounts receivable of $321.1 million, cost of sales and accounts payable of $319.3 million and gross margin of $1.8 million were recorded in the fourth quarter of 2000.

        SFAS No. 141, Business Combinations, issued in June 2001, requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, it requires that all identifiable intangible assets be separately recognized and the purchase price allocated accordingly, which will result in the recognition, in some instances, of substantially more categories of intangibles.

        SFAS No. 142, Goodwill and Other Intangible Assets, was also issued in June 2001 and eliminates amortization of goodwill and allows amortization of other intangibles only if the assets have a finite, determinable life. At adoption, and at least annually thereafter, companies must also perform an impairment analysis of intangible assets at the reporting unit level, to determine whether the carrying value exceeds the fair value of the assets. In instances where the carrying value is less than the fair value of the asset, an impairment loss must be recognized. Subsequent reversal of a previously recognized impairment loss is prohibited. SFAS No. 142 is effective for all fiscal years beginning after December 15, 2001, with early application permitted in some instances for entities with fiscal years beginning after March 15, 2001. CornerStone adopted the provisions of SFAS No. 142 effective July 1, 2001 and the initial impairment assessment is that there is no impairment associated with adoption. CornerStone's amortization expense for the six-month period ended December 31, 2001 was reduced by approximately $4.0 million, but the effect of this reduction and all other impacts of CornerStone's adoption of SFAS No. 142 have been fully reversed in the Corporation's financial statements since the Corporation will adopt SFAS No. 142 effective January 1, 2002. The Corporation adopted the provision effective January 1, 2002 and retained a third party to assist the Corporation in the analysis of fair value for compliance with SFAS No. 142 for its Communications and HVAC reporting units and determined no impairment charge was necessary. Amortization of goodwill totaled $11.3 million, $9.8 million and $7.0 million for the years ended December 31, 2001, 2000 and 1999, respectively, excluding CornerStone.

        The following table presents a reconciliation of net income and earnings per share adjusted for the exclusion of goodwill amortization, net of taxes and minority interests:

	2001	2000	1999
Reported earnings on common stock	$37,514	$42,761	$37,871
Add: Goodwill amortization, net of taxes and minority interests	8,619	6,271	20

Adjusted net income	$46,133	$49,032	$37,891

Basic earnings per share	$1.54	$1.85	$1.64
Add: Goodwill amortization, net of taxes and minority interests	0.35	0.27	—

Adjusted basic earnings per share	$1.89	$2.12	$1.64

Diluted earnings per share	$1.53	$1.83	$1.62
Add: Goodwill amortization, net of taxes and minority interests	0.36	0.27	—

Adjusted diluted earnings per share	$1.89	$2.10	$1.62

        SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in August 2001 and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and the impact on the Corporation's results of operations and financial position is currently under review by management.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001 and establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and management is currently evaluating the impact of the Statement on the Corporation's results of operations and financial position.

        SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, with technical corrections, was issued in April 2002. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002. SFAS No. 145 eliminates the requirements to classify all gains and losses associated with debt extinguishments as extraordinary items. The Corporation will adopt SFAS No. 145 on January 1, 2003.

Related Party Transactions

        The Corporation provides certain services to its subsidiaries, including insurance, administrative support for employee benefits, transaction structuring, financial analysis and information technology. These services are provided under arrangements that include reimbursements for certain costs (primarily salaries) under terms that approximately reflect the Corporation's actual costs. These fees were $15.2 million and $11.5 million in 2001 and 2000 with no fees charged in 1999.

        The Chief Executive Officer for Qwest Cyber.Solutions ("QCS") was also a director of the Corporation in 2001. During that year, Expanets entered into an agreement with QCS, following a competitive bidding process, in which QCS was the lowest qualifying bidder, to provide application hosting services, consisting of computer servers and related support services. The five-year agreement is currently valued at approximately $52.7 million for services to be provided throughout the agreement term. In order to accept a position as Chief Executive Officer of NorthWestern Communications Group, our newly formed subsidiary, the director resigned from his position at QCS and from his position on the Corporation's board in 2002.

Reclassifications

        Certain 1999 and 2000 amounts have been reclassified to conform to the 2001 presentation. Such reclassifications had no impact on net income or shareholders' equity as previously reported.

Supplemental Cash Flow Information

	2001	2000	1999
	(in thousands)
Cash paid for
Income taxes	$7,297	$7,306	$24,020
Interest	55,648	39,937	20,649
Noncash transactions for
Exchange of warrants for common stock	6,797	—	—
Issuance of restricted stock	760	—	—
Issuance of common stock for acquisitions and repurchases of subsidiary stock	—	6,252	—
Assets acquired in exchange for current liabilities and debt	21,712	65,118	338
Subsidiary stock issued to third parties for acquisitions, debt, earn-outs and notes receivable	28,738	176,252	41,852
Inventory purchased using short-term debt	125,000	—	—

2. Business Combinations and Acquisitions

Expanets

        On March 31, 2000, Expanets acquired a portion of Lucent Technologies' Growing and Emerging Markets division. As part of the purchase, Lucent received $145.0 million in junior convertible preferred stock in Expanets, which is subordinated to the Corporation's preferred stock investment and is pari passu with Expanets common stock. The purchase price also included $64.0 million in cash, a $15.0 million convertible note and a $35.0 million nonrecourse subordinated note. As of December 31, 2001, the $15.0 million convertible note had been converted to Expanets junior convertible Series D preferred stock.

        At December 31, 2001, Expanets had 152 operational centers located across the United States. The Corporation's investment in Expanets at December 31, 2001, consisted of $313.6 million of 12% coupon convertible and nonconvertible mandatorily redeemable Preferred Stock and $0.5 million of convertible Class B Common Stock. As of December 31, 2001, the Corporation's Class B Common Stock of Expanets was convertible into 40% of the originally issued Class A Common Stock equivalents of Expanets, which comprise all of the shares of Class A Common Stock ever issued, plus the shares of Class A Common Stock issuable upon the conversion of the other Common Stock of Expanets and the Preferred Stock of Expanets held by Avaya. In addition, two of the series of our Preferred Stock of Expanets are convertible into shares of Class A Common Stock from time to time at our option and are redeemable at our option prior to an initial public offering or sale of Expanets and two other of the series of our Preferred Stock of Expanets are mandatorily redeemable upon an initial public offering or sale of Expanets. All of the other outstanding Preferred and Common Stock of Expanets held by third parties will be automatically converted into shares of Class A Common Stock upon an initial public offering or sale of Expanets. The aggregate percentage of Class A Common Stock of Expanets into which our holdings of Common and Preferred Stock is convertible is approximately 50% of the Class A Common Stock of Expanets on a fully-diluted basis, assuming the conversion of all other outstanding convertible securities of Expanets, other than employee options, based on the originally issued value of the Class A Common Stock of Expanets. The Corporation controlled approximately 99.2% of the total voting power of Expanets' issued and outstanding capital stock as of December 31, 2001.

Blue Dot

        At December 31, 2001, Blue Dot had acquired 91 companies in 29 states. The Corporation's investment in Blue Dot at December 31, 2001, consisted of $329.4 million of 11% coupon Preferred Stock and $0.5 million of convertible Class B Common Stock. As of December 31, 2001, the Corporation's Class B Common Stock of Blue Dot was convertible into approximately 40% of the originally issued Class A Common Stock equivalents of Blue Dot, which comprise all of the shares of Class A Common Stock ever issued, plus the shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock of Blue Dot. The series of our Preferred Stock of Blue Dot is mandatorily redeemable upon an initial public offering of Blue Dot. The other outstanding series of Preferred Stock of Blue Dot held by third parties will be automatically converted into shares of Class A Common Stock upon an initial public offering of Blue Dot and Blue Dot has entered into agreements with the holders of the other outstanding class of Common Stock of Blue Dot for the conversion of such Common Stock into Class A Common Stock upon an initial public offering. The aggregate percentage of Class A Common Stock of Blue Dot into which our holdings of Blue Dot Common Stock is convertible is approximately 36% of the Class A Common Stock of Blue Dot on a fully-diluted basis assuming the conversion of all other outstanding convertible securities of Blue Dot, based on the originally issued value of the Class A Common Stock of Blue Dot. The Corporation controlled approximately 96.7% of the total voting power of Blue Dot's issued and outstanding capital stock as of December 31, 2001.

Cornerstone

        At December 31, 2001, CornerStone's capital consisted of 17,293,340 Common Units, 6,597,619 Subordinated Units representing limited partner interests, a 2% aggregate general partner interest and approximately 676,000 warrants to purchase Common Units. At December 31, 2001, the Corporation's wholly and majority-owned subsidiaries owned all 6,597,619 Subordinated Units, 379,438 Common Units, all outstanding warrants and the entire general partner interest in CornerStone, for a combined approximate 30% effective interest. See Note 4 for further discussion.

The Montana Power Company

        On October 2, 2000, the Corporation announced it had entered into a definitive agreement to acquire The Montana Power Company's energy distribution and transmission business.

        On February 15, 2002, the Corporation completed the acquisition for $602.0 million in cash and the assumption of $488.0 million in existing Montana Power Company debt and preferred stock, net of cash received. As a result of the acquisition, the Corporation will be the provider of natural gas and electricity to more than 590,000 customers in Montana, South Dakota and Nebraska and the capacity to provide service to wider regions of the country. See Note 18 for further discussion of this transaction.

Other

        Acquisitions made by Expanets and Blue Dot generally utilize a combination of cash and stock (of Expanets or Blue Dot). In connection with certain acquisitions of Expanets and Blue Dot, the sellers can elect to exchange the stock of Expanets or Blue Dot for cash at a predetermined exchange rate. Alternatively, Blue Dot, in certain circumstances, may, at its election, purchase the stock directly from the seller at the same predetermined exchange rate using their choice of cash or common stock of the Corporation. During 2001, Expanets exchanged $20.3 million in cash for Expanets stock issued in prior acquisitions and Blue Dot exchanged $37.5 million in cash. As of December 31, 2001, exchange agreements totaling $6.0 million for Expanets and $12.4 million for Blue Dot remained outstanding and are included in Minority Interests.

        The acquisitions made by Expanets and Blue Dot have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed in the current year acquisitions have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Corporation does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition. The accompanying unaudited consolidated pro forma results of operations for the years ended December 31, 2001 and 2000 give effect to the acquisitions as if such transactions had occurred at the beginning of the period:

	Unaudited
	2001	2000
	(in thousands except per share amounts)
Revenues	$1,755,921	$1,792,851
Net income	46,810	53,619
Diluted earnings per share	1.63	2.01

        Liabilities for costs associated with the shutdown and consolidation of certain acquired facilities and severance costs at December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Facility closing and other costs	$2,856	$5,830
Severance	195	1,750

	$3,051	$7,580

3. Restructuring Charge

        The restructuring charge of $24.9 million recognized in the fourth quarter of 2001 relates to the Corporation's Operational Excellence Initiative which is targeting selling, general and administrative cost reductions of approximately $150.0 million. The Board of Directors approved this initiative in November 2001.

        The following components of the restructuring charge to expense for the year ended December 31, 2001 were as follows:

(in thousands)
Employee termination benefits	$16,643
Facility closure costs	4,745
Other	3,528

$24,916

        The employee-related termination benefits include severance costs for 474 employees. Facility closure costs include lease payments for remaining lease terms of unused facilities after closure as well as any early exit costs that the Corporation is contractually liable for. Restructuring expenses of $5.6 million had been paid as of December 31, 2001. The remaining balance of $19.3 million is part of Accrued Expenses on the Consolidated Balance Sheets.

4. Discontinued Operations

        On January 18, 2002, CornerStone announced that it had retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of the Partnership. Accordingly, the Corporation has adopted discontinued operations accounting for its CornerStone interests. As such, the assets, liabilities and results of operations of CornerStone and those representing the Corporation's interests in

CornerStone are presented as discontinued operations in the consolidated financial statements. Summary financial information is as follows (in thousands):

	December 31, 2001	December 31, 2000
Accounts receivable, net	$121,843	$433,205
Other current assets	59,854	132,937

Current assets of discontinued operations	$181,697	$566,142

Property, plant and equipment, net	$322,126	$336,459
Goodwill and other intangibles, net	339,058	363,524
Other noncurrent assets	34,013	30,684

Noncurrent assets of discontinued operations	$695,197	$730,667

Accounts payable	$142,578	$445,667
Other current liabilities	87,492	104,203

Current liabilities of discontinued operations	$230,070	$549,870

Long-term debt	$424,524	$430,157
Minority interests	153,245	205,172
Other noncurrent liabilities	27,556	37,793

Noncurrent liabilities and minority interest of discontinued operations	$605,325	$673,122

	2001	2000	1999
Revenues	$2,513,777	$5,422,616	$2,246,400
Income (loss) before income taxes and minority interests	(28,297)	(2,262)	3,849
Income (loss) from discontinued operations, net of income taxes, minority interests and intercompany charges	(1,291)	(43)	667

5. Short-Term Debt

        The Corporation may issue short-term debt in the form of commercial paper as interim financing for general corporate purposes. The Corporation also maintains other secured and unsecured lines of credit as described in Note 6, Long-Term Debt. At December 31, 2001, the Corporation did not have any commercial paper borrowings outstanding.

        In May 2001, Expanets obtained a short-term line of credit to finance product purchases from Avaya, Inc. (successor to Lucent.) Borrowings under the line are limited to the lesser of $125.0 million or the borrowing base (75% of eligible customer accounts plus 60% of eligible inventory). $125.0 million was outstanding at December 31, 2001, bearing interest at 12% on any borrowings outstanding greater than 45 days. The Corporation is obligated by virtue of a purchase participation obligation, to purchase up to

$25.0 million of inventory and accounts upon event of default by Expanets. The line expires December 31, 2002 with scheduled interim payments.

        Montana Megawatts I, LLC, a wholly owned subsidiary of the Corporation, entered into a 365-day term loan in September 2001 to finance the purchase of certain equipment and related expenses for a 240-megawatt natural gas-fired generation project currently under construction in Great Falls, Montana. The loan bears interest at LIBOR plus 1.50%. The Corporation has provided a guarantee on 50% of the borrowings outstanding (maximum of $27.5 million) on the loan. As of December 31, 2001, $53.6 million had been drawn on the loan with an effective interest rate of 4.63% and is reflected on the balance sheet as part of non-recourse short-term debt, however 50% is guaranteed.

6. Long-Term Debt

        Long-term debt at December 31 consisted of the following (in thousands):

	Due	2001	2000
Long-Term Debt
Senior unsecured debt—6.95%	2028	$105,000	$105,000
General mortgage bonds—
6.99%	2002	5,000	10,000
7.10%	2005	60,000	60,000
7.00%	2023	55,000	55,000
Pollution control obligations—
5.85%, Mercer Co., ND	2023	7,550	7,550
5.90%, Salix, IA	2023	4,000	4,000
5.90%, Grant Co., SD	2023	9,800	9,800
Bank credit facility	2003	132,000	111,300
Floating rate notes	2002	150,000	150,000
Less current maturities		(155,000)	(5,000)

		$373,350	$507,650

        Substantially all of the Corporation's electric and natural gas utility plant is subject to the lien of the indentures securing its general mortgage bonds and pollution control obligations. General mortgage bonds of the Corporation may be issued in amounts limited by property, earnings and other provisions of the mortgage indenture.

        The Corporation entered into an unsecured Bank Credit Facility with a group of commercial banks in June 1999. The Bank Credit Facility was amended in October 2001 to increase the available credit to $315.0 million and extend the Facility maturity date to January 1, 2003. The Bank Credit Facility is used for general corporate purposes including acquisitions. There were $132.0 million of borrowings outstanding and $115.0 million available under the Bank Credit Facility at December 31, 2001 after consideration of nonrecourse debt guaranties and borrowings outstanding. The Bank Credit Facility bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which depends upon the total borrowings outstanding on the Bank Credit Facility and can range from zero to 2.0%. The effective interest rate on borrowings outstanding for the year ended December 31, 2001 was 5.1% with a rate at December 31, 2001 of 3.19%. The Bank Credit Facility contains restrictive covenants, which require the Corporation to maintain a minimum net worth and a maximum debt to equity ratio. The Corporation was in compliance with all terms and covenants at December 31, 2001. The facility expires January 2003. On September 21, 2000, the Corporation completed a private placement of $150.0 million principal amount of medium term floating rate notes. Net proceeds of $149.6 million were used to repay a portion of the debt outstanding from the Corporation's Bank Credit Facility. The notes mature September 21, 2002 and bear interest at LIBOR plus .75%. The effective interest rate on the notes for 2001 was 5.2% with a rate at December 31, 2001 of 2.65%.

        The following table summarizes the long-term nonrecourse obligations of subsidiaries (in thousands):

	Due	2001	2000
Bank Credit Facility (Blue Dot)	2002	$12,950	$48,478
Subordinated note	2005	23,743	35,000
Convertible promissory note	N/A	—	15,000
Other term debt	Various	24,123	21,787
Less current maturities		(22,817)	(44,207)

		$37,999	$76,058

        As of December 31, 2001, Blue Dot has a Bank Credit Facility with a group of commercial banks that originally provided for advances up to $135.0 million. The Bank Credit Facility is used for working capital and to finance business acquisitions. There were $13.0 million and $48.5 million of borrowings outstanding under the Bank Credit Facility at December 31, 2001 and 2000. Under terms of the Bank Credit Facility, no additional borrowings are available at December 31, 2001. The Bank Credit Facility bears interest at a variable rate tied to certain LIBOR rate or prime rate plus a variable margin, which depends upon Blue Dot's interest coverage rates. The effective interest rate for 2001 was 8.52% with a rate at December 31, 2001 of 7.50%. The Bank Credit Facility matured in February 2002 and all borrowings under the Bank Credit Facility were repaid January 31, 2002.

        The balance of other nonrecourse debt of $24.1 million and $21.8 million at December 31, 2001 and 2000 is generally comprised of debt assumed and issued in conjunction with acquisitions.

        Annual scheduled consolidated retirements of long-term debt, including nonrecourse debt, during the next five years are $177.8 million in 2002, $137.3 million in 2003, $4.5 million in 2004, $86.6 million in 2005 and $1.4 million in 2006.

        The Corporation and its subsidiaries expect to repay or refinance all short and long-term debt coming due in 2002 using proceeds from financings expected to be completed in 2002.

7. Income Taxes

        Prior to 2000, the Corporation filed separate federal income tax returns for Expanets, Blue Dot and the regulated, unregulated and corporate activities of the Corporation. In 2000, the Corporation determined that control levels for Blue Dot, as defined by the applicable tax regulations, had been met and allowed for the entity to be included in the regulated, unregulated and corporate tax return filed for the year ended December 31, 2000. For 2001, the Corporation has determined that the control levels for Expanets have been met as well and the entity will also be included in the consolidated tax return to be filed for the year ended December 31, 2001. The net operating losses identified in the tables below have a twenty-year carryforward period.

        Income tax expense (benefit) for the years ended December 31 is comprised of the following (in thousands):

	2001	2000	1999
Federal income
Current	$(6,374)	$(3,749)	$25,236
Deferred	(31,708)	(2,009)	(13,657)
Investment tax benefit	(535)	(539)	(562)
State income tax	(3,853)	(170)	2,128

	$(42,470)	$(6,467)	$13,145

        The following table reconciles the Corporation's effective income tax rate to the federal statutory rate:

	2001	2000	1999
Federal statutory rate	(35.0)%	(35.0)%	35.0%
State income, net of federal benefit	(2.8)	(4.0)	4.0
Amortization of investment tax credit	(0.4)	(2.0)	(1.0)
Taxable dividends from subsidiaries	—	13.0	5.0
Nondeductible goodwill amortization	4.0	20.0	11.0
Dividends received deduction and other investments	(0.5)	(15.0)	(10.0)
Valuation allowance	8.1	—	—
Other, net	(4.2)	(3.0)	(3.4)

	(30.8)%	(26.0)%	40.6%

        The components of the net deferred income tax asset (liability) recognized in the Corporation's Consolidated Balance Sheets are related to the following temporary differences at December 31 (in thousands):

	2001	2000
Excess tax depreciation	$(62,909)	$(41,653)
Safe harbor leases	—	1,238
Regulatory assets	4,189	4,189
Regulatory liabilities	(3,138)	(2,838)
Unbilled revenue	2,304	7,135
Unamortized investment tax credit	2,205	2,740
Unrealized gain (loss) on investments	144	(3,464)
Compensation accruals	8,010	2,054
Reserves and accruals	29,192	22,702
Recognition of net operating loss carryforward	48,712	—
AMT credit carryforward	1,577	—
Valuation allowance on net operating loss	(11,035)	—
Other, net	(1,877)	(9,511)

	$17,374	$(17,408)

8. Jointly Owned Plants

        The Corporation has an ownership interest in three electric generating plants, all of which are coal fired and operated by other utility companies. The Corporation has an undivided interest in these facilities and is responsible for its proportionate share of the capital and operating costs while being entitled to its proportionate share of the power generated. The Corporation's interest in each plant is reflected in the consolidated balance sheets on a pro rata basis and its share of operating expenses is reflected in the consolidated statements of income. The participants each finance their own investment.

        Information relating to the Corporation's ownership interest in these facilities at December 31, 2001, is as follows:

	Big Stone (S.D.)	Neal #4 (Iowa)	Coyote I (N.D.)
Ownership percentages	23.4%	8.7%	10.0%
Plant in service	$48,267	$34,441	$47,120
Accumulated depreciation	$29,978	$21,518	$25,414

9. Operating Leases

        The Corporation, Expanets and Blue Dot lease office, office equipment and warehouse facilities under various long-term operating leases. At December 31, 2001, future minimum lease payments under noncancelable lease agreements are as follows (in thousands):

2002	$23,436
2003	15,699
2004	10,764
2005	7,769
2006	4,418
Thereafter	2,406

        Lease and rental expense incurred were $23.7 million, $16.5 million and $7.9 million in 2001, 2000 and 1999, respectively.

10. Team Member Benefit Plans

        The Corporation maintains a noncontributory defined benefit pension plan for team members of corporate and the regulated utility division. The benefits to which a team member is entitled under the plan are derived using a formula based on the number of years of service and compensation levels, as defined. The Corporation determines the annual funding for its plan using the frozen initial liability cost method. The Corporation's annual contribution is funded in accordance with the requirements of the Employee Retirement Income Security Act. Assets of the plan consist primarily of debt and equity securities.

10. Team Member Benefit Plans (Continued)

        Following is a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the two-year period ended December 31, 2001, and a statement of the funded status as of December 31 of both years:

	2001	2000
	(in thousands)
Reconciliation of Benefit Obligation
Obligation at January 1	$46,304	$57,549
Service cost	780	922
Interest cost	3,280	3,805
Actuarial (gain) loss	2,450	(120)
Benefits paid	(4,642)	(8,316)
Plan amendments	—	(264)
Settlement cost	—	(11,885)
Special termination benefits	—	4,613

Benefit obligation at end of year	$48,172	$46,304

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at January 1	$58,438	$84,135
Actual return on plan assets	(4,925)	(5,496)
Benefits paid	(4,642)	(8,316)
Settlements	—	(11,885)

Fair value of plan assets at end of year	$48,871	$58,438

Funded Status
Funded status at December 31	$699	$12,134
Unrecognized transition amount	618	772
Unrecognized net actuarial loss (gain)	3,109	(9,220)
Unrecognized prior service cost	1,642	2,099

Prepaid benefit cost	$6,068	$5,785

        The following table provides the components of net periodic benefit cost for the plans for 2001, 2000 and 1999:

	2001	2000	1999
	(in thousands)
Service cost	$780	$922	$1,149
Interest cost	3,280	3,805	3,682
Expected return on plan assets	(4,738)	(6,318)	(6,059)
Amortization of transition obligation	155	155	155
Amortization of prior service cost	457	457	501
Amortization of net gain	(215)	(729)	(672)
Special termination benefits	—	4,613	—
Settlement cost	—	(3,067)	—

Net periodic benefit income	$(281)	$(162)	$(1,244)

        The prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

        The assumptions used in calculating the projected benefit obligation for 2001, 2000, and 1999 were as follows:

	2001	2000	1999
Discount rate	7.00%	7.50%	6.75%
Expected rate of return on assets	8.50%	8.50%	8.50%
Long-term rate of increase in compensation levels	3.50%	3.00%	3.00%

        During 1999, the Corporation made available to eligible team members the option to convert their pension plan benefit to a cash balance plan. Effective January 1, 2000, eligible new team members hired after December 31, 1999, are automatically enrolled in the cash balance plan as there are no new participants in the pension plan after December 31, 1999. The result of team members choosing the cash balance plan did not materially impact the Corporation's 2000 financial statements. The pension plan will continue for those eligible team members who did not elect the cash balance plan.

        During 2000, the Corporation made available to select team members an early retirement window. The impact of that reduction in participants resulted in the Settlement Costs and Special Termination Benefits presented in the above table.

        The Corporation, Expanets and Blue Dot provide various team member savings plans, which permit team members to defer receipt of compensation as provided in Section 401(k) of the Internal Revenue Code. Under the Plans, the team member may elect to direct a percentage of their gross compensation to be contributed to the Plans. The Corporation contributes up to a maximum of 3.5% of the team member's gross compensation contributed to the Plan. Expanets contributes up to 66.67% of the first 6% of team member contributions. Blue Dot contributes 25% of the first 6% of team member contributions. Costs incurred under all of these plans were $8.0 million, $5.3 million and $2.6 million in 2001, 2000 and 1999.

        The Corporation also has various supplemental retirement plans for outside directors and selected management team members. The plans are nonqualified defined benefit plans that provide for certain amounts of salary continuation in the event of death before or after retirement or certain supplemental retirement benefits in lieu of any death benefits. In addition, the Corporation provides predetermined death benefits based upon compensation to beneficiaries of eligible team members who represent a reasonable insurable risk. To minimize the overall cost of plans providing life insurance benefits, the Corporation has obtained life insurance coverage to fund the benefit obligations. Costs incurred under the plans were $4.1 million, $1.9 million and $2.1 million in 2001, 2000 and 1999.

        The Corporation has a deferred compensation trust available to all team members of corporate and the regulated utility division who are participants in the team member savings plan and whose maximum elective contribution permissible under that plan could be limited by any provision of the Internal Revenue Code. Trust participants may invest contributions in common stock of the Corporation or other diversified investments available in the plan. Any investment elections in common stock are presented as Treasury Stock; other investments as part of Investments; and an offsetting liability for both as part of Other Noncurrent Liabilities in the Consolidated Balance Sheets. Contributions by the Corporation to the plan were $64,000, $56,000 and $36,000 in 2001, 2000 and 1999.

11. Employee Stock Ownership Plan

        The Corporation provides an Employee Stock Ownership Plan ("ESOP") for full-time team members of corporate and the regulated utility division. The ESOP acquired the majority of its shares through leveraged loans from a financial institution. The ESOP is funded primarily with federal income tax savings which arise from the deductibility of dividends, as allowed by the tax laws applicable to such team member benefit plans. Active team members enrolled in the plan prior to 1989 receive annual cash dividend payments, and may voluntarily contribute back to the plan a percentage of these dividends subject to discrimination rules of the IRS and ERISA. The Corporation then contributes a matching contribution equal to two times the voluntary contribution. Any excess after payment of the match is allocated pro rata to all participants. All dividends received on unallocated shares of participants enrolling subsequent to 1989 are used to repay the loans of the leveraged loan segment of the Plan. Shares on this leveraged portion of the plan are released as principal and interest on the loans are made. Certain Corporation contributions and shares of stock acquired by the ESOP are allocated to participants' accounts in proportion to the compensation of team members during the particular year for which the allocation is made subject to certain IRS limits. At December 31, 2001 and 2000, the ESOP had an outstanding loan balance of $7.0 million and $8.0 million, respectively, which is secured by the unallocated assets of the ESOP and guarantees of future minimum debt funding payments by the Corporation to the ESOP. Costs incurred under the plan were $0.8 million in 2001 and $1.0 million each year in 2000 and 1999, respectively.

        The shares held by the plan are included in the number of average shares outstanding when computing the Corporation's basic and diluted earnings per share and any dividends paid to the plan are included in the common dividend totals. The number, classification and fair value of shares held by the plan at December 31 are as follows:

	2001		2000
	Allocated	Unallocated	Allocated	Unallocated
Number of shares	677,769	387,447	653,209	451,757
Fair value	$14,267,037	$8,155,759	$15,108,724	$10,449,139

12. Regulatory Assets and Liabilities

        The Corporation's regulated business prepares their financial statements in accordance with the provisions of SFAS No. 71, as discussed in Note 1 to the Financial Statements. Under SFAS No. 71, regulatory assets and liabilities can be created for amounts that regulators may allow the Corporation to collect, or may require amounts paid back to customers in future electric and natural gas rates. The components of unamortized regulatory assets and liabilities shown on the balance sheet at December 31 were as follows (in thousands):

	Remaining Amortization Period	2001	2000
Environmental costs	1 year	$1,100	$2,215
Unrecovered gas costs	1 year	7,347	6,911
Investment tax credit deferrals	12 years	(6,704)	(7,239)
Other	1 year	(246)	(21)

		$1,497	$1,866

13. Stock Options and Warrants

        Under the NorthWestern Stock Option and Incentive Plan ("Plan"), the Corporation has reserved 2,750,000 shares for issuance to officers, key team members and directors as either incentive-based options or nonqualified options. The Nominating and Compensation Committee ("Committee") of the Corporation's Board of Directors administers the Plan. Unless established differently by the Committee, the per share option exercise price shall be the fair market value of the Corporation's common stock at the grant date. The options expire 10 years following the date of grant and vest over a three-year period beginning in the third year. As of December 31, 2001, 72,488 options were exercisable with a weighted average exercise price of $23.11. No options were exercisable as of December 2000 or 1999. In addition, the Corporation issued 1,279,476 warrants to non employees to purchase shares of NorthWestern common stock at $18.225 per share in connection with a previous acquisition. During 2001, all of those remaining warrants were extinguished through a cashless exchange whereby holders received shares of the Corporation's common stock equivalent to the difference between the warrant price and the market price of the Corporation's common stock on the date of the exchange. 271,949 shares of common stock were issued in association with these transactions. A summary of the activity of stock options and warrants is as follows:

	Shares	Stock Options Range	Weighted
Balance December 31, 1998	225,463	23.00-24.88	23.11
Issued	449,604	21.19-26.13	25.67
Canceled	(11,000)	26.13	26.13

Balance December 31, 1999	664,067	23.00-26.13	24.39
Issued	741,454	21.50-23.31	21.95
Canceled	(14,000)	20.63-23.00	21.98

Balance December 31, 2000	1,391,521	21.19-26.13	23.31
Issued	536,100	22.70-25.00	23.03
Canceled	(43,129)	21.19-23.31	22.31

Balance December 31, 2001	1,884,492	21.19-26.13	23.26

Stock Warrants Shares
Balance December 31, 1998	1,105,158
Exercised	(90,896)

Balance December 31, 1999	1,014,262
Exercised	(10,000)

Balance at December 31, 2000	1,004,262
Extinguished	(1,004,262)

Balance December 31, 2001	—

        The Corporation follows Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," to account for stock option plans. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant.

        An alternative method of accounting for stock options is SFAS 123, "Accounting for Stock-Based Compensation." Under SFAS 123, stock options are valued at grant date using the Black-Scholes valuation model and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Corporation's stock option plan been determined as prescribed by SFAS 123, the pro forma information for 2001, 2000 and 1999 would have been as follows (in thousands except per share amounts):

	2001	2000	1999
Earnings on common stock
As reported	$37,514	$42,761	$37,871
Pro forma	36,881	42,365	37,763
Diluted earnings per share
As reported	$1.53	$1.83	$1.62
Pro forma	1.51	1.82	1.62

        The weighted-average remaining contractual life of the options outstanding at December 31, 2001 was 8.15 years. The weighted average Black-Scholes value of options granted under the stock option plan during 2001, 2000 and 1999 was $3.17, $2.95 and $2.11. The 2001 value was estimated using an expected life of eight years, 5.2% dividend yield, volatility of 18.8% and risk-free interest rate of 5.1%.

14. Earnings Per Share

        Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of the outstanding stock options and warrants. Average shares used in computing the basic and diluted earnings per share for 2001, 2000 and 1999 were as follows:

	2001	2000	1999
Basic computation	24,390,184	23,140,615	23,093,702
Dilutive effect of Stock options	19,364	13,770	14,000
Stock warrants	45,760	183,396	263,704

Diluted computation	24,455,308	23,337,781	23,371,403

        Certain outstanding antidilutive options and warrants have been excluded from the earnings per share calculations. These options and warrants total 1,221,876 shares, 697,976 shares and 386,852 shares in 2001, 2000 and 1999.

15. Commitments and Contingencies

        The Corporation and its subsidiaries are parties to various pending proceedings and lawsuits, but in the judgment of management, after consultation with counsel for the Corporation, the nature of such proceedings and suits and the amounts involved do not depart from the routine litigation and proceedings incident to the kinds of businesses conducted by the Corporation, and management believes that such proceedings will not result in any material adverse impact on the Corporation's financial position or results of operations.

        The Corporation is subject to numerous state and federal environmental regulations. The Clean Air Act Amendments of 1990 (the Act) stipulate limitations on sulfur dioxide and nitrogen oxide emissions from coal-fired power plants. The Corporation believes it can comply with such sulfur dioxide emission requirements at its generating plants and that it is in compliance with all presently applicable environmental protection requirements and regulations. The Corporation is also subject to other environmental statutes and regulations including matters related to former manufactured gas plant sites. No administrative or judicial proceedings involving the Corporation are now pending or known by the Corporation to be contemplated under present environmental protection requirements.

        The Corporation's 1997 and 1998 federal income tax returns and Expanets' 1998 federal income tax return are under audit by the IRS. Certain state income and franchise tax returns are also under audit by various state agencies. Management believes that the final results of these audits will not have a material adverse effect on the Corporation's financial position or results of operations.

16. Capital Stock

        In December 1996, the Corporation's Board of Directors declared, pursuant to a shareholders' rights plan, a dividend distribution of one Right on each outstanding share of the Corporation's common stock. Each Right becomes exercisable, upon the occurrence of certain events, at an exercise price of $50 per share, subject to adjustment. The Rights are currently not exercisable and will be exercisable only if a person or group of affiliated or associated persons ("Acquiring Person") either acquires ownership of 15% or more of the Corporation's common stock or commences a tender or exchange offer that would result in ownership of 15% or more. In the event the Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power are sold, each Right entitles the holder to receive such number of shares of common stock of the Acquiring Person having a market value of two times the then current exercise price of the Right. The Rights, which expire in December 2006, are redeemable in whole, but not in part, at a price of $.005 per Right, at the Corporation's option at any time until any Acquiring Person has acquired 15% or more of the Corporation's common stock.

        In October 2001 the Corporation completed a common stock offering of 3,680,000 shares. The offering resulted in net proceeds of $74.9 million and the funds were used to redeem certain subsidiary equity arrangements and for general corporate purposes, including reducing debt. The Corporation also issued 33,480 shares of common stock in 2001 under a restricted stock plan with a fair value at date of issuance of $0.7 million. The stock vests over a four-year period and compensation expense is recognized ratably over the vesting period. Compensation expense for 2001 of $0.2 million has been recognized.

        The Corporation is authorized to issue 1,000,000 shares of $100 par cumulative preferred stock. As of December 31, 2001 and 2000, there were 37,500 shares outstanding of which 26,000 were 4 1/2% Series and 11,500 were 6 1/2% Series. The provisions of the 6 1/2% Series stock contain a five-year put option exercisable by the holders of the securities and a 10-year redemption option exercisable by the Corporation. In any event, redemption will occur at par value. The 4 1/2% Series may be redeemed in whole or in part at the option of the Board of Directors at any time upon at least 30 days notice at $110.00 per share plus accrued dividends. In the event of involuntary dissolution, all Corporation preferred stock outstanding would have a preferential interest of $100 per share, plus accumulated dividends, before any distribution to common shareholders.

        The Corporation is authorized to issue a maximum of 1,000,000 shares of preference stock at a par value of $50 per share. No preference shares have been issued.

        Treasury stock held by the Corporation represents shares held by the Corporation's deferred compensation plan (see Note 10). 155,943 shares reflected at cost were held at December 31, 2001.

17. Corporation Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts

Series	Par Value	Shares	2001	2000
			(in thousands)
8.125%	$25	1,300,000	$32,500	$32,500
7.2%	$25	2,200,000	55,000	55,000
8.25%	$25	4,000,000	100,000	—

		7,500,000	$187,500	$87,500

        The Corporation has established three wholly owned, special-purpose business trusts, NWPS Capital Financing I, NorthWestern Capital Financing I, and NorthWestern Capital Financing II, to issue common and preferred securities and hold Subordinated Debentures that the Corporation issues. The sole assets of these trusts are the investments in Subordinated Debentures. The trusts use the interest payments received on the Subordinated Debentures to make quarterly cash distributions on the preferred securities. These Subordinated Debentures are unsecured and subordinated to all of the Corporation's other liabilities and rank equally with the guarantees related to the other trusts. The Corporation guarantees payment of the dividends on the preferred securities only if the Corporation has made the required interest payments on the Subordinated Debentures held by the trusts. In addition, the Corporation owns all of the common securities of each trust, equivalent to approximately 3% of the capital of each trust. Five years from the date of each issuance, the Corporation has the option of redeeming some or all of the Subordinated Debentures at 100% of their principal amount plus any accrued interest to the date of redemption. All of the Subordinated Debentures have a 30-year maturity period.

18. Events Subsequent to December 31, 2001

        On January 18, 2002, CornerStone announced that, as a result of its financial performance in the December 2001 quarter, it would not be in compliance with certain covenants of its $50.0 million Bank Credit Facility. Discussions with the lenders of this Facility led to an amendment that allows continued access to funding under the Facility. However, the amendment eliminates the ability of CornerStone to make further Minimum Quarterly Distributions during the term of the Facility. Pursuant to the Partnership Agreement, the suspension of distributions under the defined Minimum Quarterly Distribution will be subject to arrearage privileges, so that no distribution will be made to the Subordinated Unitholders until the arrearages have been paid to the Common Unitholders. In addition, CornerStone announced that it had retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of the Partnership. During first quarter 2002 in connection with the Corporation's adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, the Corporation recognized a loss from discontinued operations of $40.0 million. This was comprised of a write-down of its investment in CornerStone of $41.7 million, which was partially offset by income (net of taxes and minority interests) of $1.7 million for first quarter 2002. Subsequent losses of $5.1 million (net of taxes and minority interests) for the quarter ended June 30, 2002 have increased the amount of the recognized loss to $45.1 million.

        On August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. After this announcement, the New York Stock Exchange announced that it had suspended trading in CornerStone's publicly traded partnership units and would seek to delist the partnership units due to their low price and CornerStone's decision not to make the scheduled interest payments. The Corporation will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including the Corporation, and expects to reflect any resulting financial implication in its third quarter 2002 results. The Corporation has provided a guaranty of CornerStone's $50 million credit facility. At June 30, 2002, $17.7 million was outstanding under CornerStone's credit facility, along with $8.3 million in letters of credit. On August 20, 2002, NorthWestern purchased the lenders' interest in approximately $19.9 million of short-term debt, together with approximately $6.1 million in letters of credit, of CornerStone outstanding under CornerStone's credit facility, which NorthWestern had previously guaranteed. No further drawings may be made under this facility.

        Under the provisions of the December 2001 trust preferred securities offering, additional shares were issued on January 15, 2002. The Corporation also issued $111.0 million in 8.1% trust preferred securities through NorthWestern Capital Financing III, a special-purpose wholly owned business trust (4.4 million shares with $25 par value.) The securities were issued under terms identical to those identified in Note 17, Corporation Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts. The proceeds were used for debt repayment and general corporate purposes.

        Under a credit agreement executed January 14, 2002, the Corporation entered into a credit facility for the acquisition of The Montana Power Company's (NYSE:TAA) energy distribution and transmission business. The facility is comprised of a $720.0 million term loan commitment and a $280.0 million revolving credit commitment. The facility terminates 364 days subsequent to the acquisition closing date and bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which can range from zero to 2.75%. Proceeds from the $720.0 million term loan commitment and $19.0 million of the swingline commitment were used for the acquisition purchase price, related acquisition fees and repayment of $102.3 million of outstanding principal, interest and fees under the current credit facility (see Note 5) which was subsequently terminated.

        On February 15, 2002, the Corporation completed the acquisition of The Montana Power Company's energy distribution and transmission business for $602.0 million in cash and the assumption of $488.0 million in existing Montana Power Company debt and mandatorily redeemable preferred securities of subsidiary trusts (net of cash received). As a result of the acquisition, the Corporation is now the provider of natural gas and electricity to more than 590,000 customers in Montana, South Dakota and Nebraska and the capacity to provide service to wider regions of the country. For accounting convenience, due to the burden of a mid-month closing, both parties have agreed to an effective date for the sale of January 31, 2002.

        In connection with the acquisition of NorthWestern Energy, L.L.C. ("NorthWestern Energy LLC"), which held the energy distribution and transmission business of The Montana Power Company, the Corporation assumed the following environmental obligations:

        The U.S. Environmental Protection Agency (the "EPA"), identified the Milltown Reservoir, which sits behind a hydroelectric dam the Corporation acquired in connection with the acquisition of NorthWestern Energy LLC, on its Superfund National Priority List in 1983 as a result of the collection of toxic heavy metals in the silts. The Atlantic Richfield Company ("ARCO") has been named as the party with responsibility for completing the remedial investigation and feasibility studies and conducting site cleanup, under the EPA's direction. The former owner of NorthWestern Energy LLC did not undertake any direct responsibility in that regard, in light of a special statutory exemption from liability under CERCLA in relation to the Milltown Dam. By virtue of its acquisition of The Montana Power Corporation's utility business and the dam, NorthWestern Energy LLC succeeded to similar protection under this statutory exception. ARCO has argued that the former owner of NorthWestern Energy LLC should be considered a

Potentially Responsible Party ("PRP") and has threatened to challenge its exempt status. ARCO and the former owner of NorthWestern Energy LLC entered into a settlement agreement to limit the former owner's and now NorthWestern Energy LLC's potential liability, costs and ongoing operating expenditures, provided that the EPA selects a remedy that leaves the dam and sediments in place in its final Record of Decision. The final Record of Decision is not expected to be issued until late 2002 or early 2003. Depending on the outcome of that decision, the Corporation may be required to defend its exempt position. There can be no assurance that the Corporation will not incur costs or liabilities associated with the Milltown Dam site in the future, some of which could be significant. The Corporation has established a reserve of approximately $20.0 million at June 30, 2002, primarily for liabilities related to the Milltown Dam and other environmental liabilities. To the extent NorthWestern Energy LLC's liabilities are greater than this reserve, its financial condition and results of operations could be adversely affected.

        Under the terms of the acquisition of NorthWestern Energy LLC, the Corporation assumed the first $50 million of NorthWestern Energy LLC's pre-closing environmental liabilities, including these retained environmental liabilities. Touch America Holdings, Inc. assumed the next $25 million in costs. The Corporation and Touch America Holdings, Inc. agreed to equally split costs that fall between $75 and $150 million. An evaluation of the potential liability under the contract was performed and the Corporation recognized a liability in the amount of $5.1 million in 2002.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of December 31, 2001. The Corporation is in the process of obtaining third-party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement, generally within one year of the date of acquisition. Final allocations will separate between goodwill, intangible assets subject to amortization and those that are not, useful lives and tax deductibility.

(in thousands)
Current assets	$219,830
Property, plant and equipment	1,111,034
Goodwill & other intangibles	7,418
Other	155,688

Total assets acquired	1,493,970

Current liabilities	168,465
Long-term debt	442,680
QUIPS	41,879
Other	300,995

Total liabilities assumed	954,019

Net assets acquired	$539,951

18. Events Subsequent to December 31, 2001 (Continued)

        The following unaudited pro forma results of operations for the year ended December 31, 2001, give effect as if the acquisition had occurred as of January 1, 2001 (in thousands except per share amounts):

2001
(Unaudited)
Revenues from continuing operations	$2,382,108
Net income	74,437
Diluted earnings per share	1.68

        On March 13, 2002, the Corporation sold $250.0 million aggregate principal amount of their original 7 1/8% senior notes due March 15, 2027 and $470.0 million aggregate principal amount of their original 8 3/4% senior notes due March 15, 2012. The Corporation is offering to exchange the original notes for a like principal amount of the new notes in an exchange offer. The Corporation received approximately $713.9 million in net proceeds from the sale of the original notes, which were used, together with approximately $6.1 million in other available cash, to repay the acquisition term loan of the new $1.0 billion credit facility.

19. Segment and Related Information

        The Corporation's four principal business segments are its electric, natural gas, communications and HVAC. The "All Other" segment includes the results of service and other nonenergy-related operations, activities and assets of the corporate office, as well as any reconciling or eliminating amounts.

        The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the parent allocates some of its operating expenses and interest expense to the operating segments according to a methodology designed by management for internal reporting purposes and involves estimates and assumptions. Financial data for the business segments, excluding the discontinued operations of Cornerstone, are as follows:

2001	Total Electric and Natural Gas	Communications	HVAC	All Other	Total
Operating revenues	$251,208	$1,032,033	$423,803	$16,934	$1,723,978
Cost of sales	142,112	648,036	267,978	11,230	1,069,356
Gross margin	109,096	383,997	155,825	5,704	654,622
Selling, general, and administrative	42,284	431,477	145,954	22,664	642,379
Depreciation	16,428	13,518	9,148	1,942	41,036
Amortization of goodwill and other intangibles	—	35,647	7,245	269	43,161
Restructuring charge	4,499	5,906	7,239	7,272	24,916
Operating income (loss)	45,885	(102,551)	(13,761)	(26,443)	(96,870)
Interest expense	(8,692)	(17,330)	(3,835)	(19,391)	(49,248)
Investment income and other	306	683	204	6,830	8,023
Income (loss) before taxes and minority interests	37,499	(119,198)	(17,392)	(39,004)	(138,095)
Benefit (provision) for taxes	(11,857)	32,190	3,830	18,307	42,470
Income (loss) before minority interests	$25,642	$(87,008)	$(13,562)	$(20,697)	$(95,625)
Total assets	$369,915	$775,186	$386,249	$226,491	$1,757,841
Maintenance capital expenditures	$12,818	$18,957	$8,521	$1,204	$41,500
2000	Total Electric and Natural Gas	Communications	HVAC	Other All	Totals
Operating revenues	$181,309	$1,104,034	$408,829	$15,302	$1,709,474
Cost of sales	88,156	740,553	260,975	10,800	1,100,484
Gross margin	93,153	363,481	147,854	4,502	608,990
Selling, general, and administrative	39,211	350,926	129,447	16,853	536,437
Depreciation	15,919	7,614	7,901	1,328	32,762
Amortization of goodwill and other intangibles	—	29,552	5,891	38	35,481
Operating income (loss)	38,023	(24,611)	4,615	(13,717)	4,310
Interest expense	(7,760)	(4,019)	(4,877)	(21,326)	(37,982)
Investment income and other	(194)	508	401	8,266	8,981
Income (loss) before taxes and minority interests	30,069	(28,122)	139	(26,777)	24,691
Benefit (provision) for taxes	(9,819)	8,323	(2,404)	10,367	6,467
Income (loss) before minority interests	$20,250	$(19,799)	$(2,265)	$(16,410)	$(18,224)
Total assets	$368,308	$729,063	$378,711	$125,178	$1,601,260
Maintenance capital expenditures	$10,810	$10,434	$7,366	$378	$28,988

1999	Total Elextric and Natural Gas	Communications	HVAC	All Other	Total
Operating revenues	$152,166	$294,878	$293,736	$17,160	$757,940
Cost of sales	65,511	168,888	182,190	12,462	429,051
Gross margin	86,655	125,990	111,546	4,698	328,889
Selling, general, and administrative	37,016	102,507	96,723	14,612	250,858
Depreciation	14,920	3,257	4,425	413	23,015
Amortization of goodwill and other intangibles	—	7,211	4,243	31	11,485
Operating income (loss)	34,719	13,015	6,155	(10,358)	43,531
Interest expense	(8,790)	(1,384)	(1,210)	(9,594)	(20,978)
Investment income and other	366	(1,016)	691	9,759	9,800
Income (loss) before taxes and minority interests	26,295	10,615	5,636	(10,193)	32,353
Benefit (provision) for taxes	(8,816)	(7,129)	(3,532)	6,332	(13,145)
Income (loss) before minority interests	$17,479	$3,486	$2,104	$(3,861)	$19,208
Total assets	$364,673	$324,489	$279,140	$101,973	$1,070,275
Maintenance capital expenditures	$12,813	$3,589	$7,763	$699	$24,864
	2001		2000		1999
	Electric	Natural Gas	Electric	Natural Gas	Electric	Natural Gas
Operating revenues	$106,995	$144,213	$86,575	$94,734	$83,943	$68,223
Cost of sales	23,052	119,060	16,782	71,374	18,456	47,055
Gross margin	83,943	25,153	69,793	23,360	65,487	21,168
Selling, general and administrative	27,734	14,550	25,397	13,814	24,722	12,294
Depreciation	13,193	3,235	12,663	3,256	12,006	2,914
Restructuring charge	3,329	1,170	—	—	—	—
Operating income	$39,687	$6,198	$31,733	$6,290	$28,759	$5,960

20. Quarterly Financial Data (Unaudited)

2001	First	Second	Third	Fourth
	(in thousands except per share amounts)
Operating revenues	$477,592	$476,846	$398,705	$370,835
Gross margin	$155,144	$188,838	$165,597	$145,043
Operating income (loss)*	$(37,102)	$(3,235)	$(12,134)	$(19,479)
Net income*	$18,389	$10,780	$10,272	$5,091
Average common shares outstanding	23,433	23,669	23,706	26,724
Basic earnings per average common share*+	$.71	$.38	$.36	$.12
Diluted earnings per average common share*+	$.70	$.38	$.36	$.12
Dividends per share	$.2975	$.2975	$.2975	$.3175
Stock price:
High	$25.65	$26.75	$23.10	$22.35
Low	$21.63	$21.75	$20.90	$18.25
Quarter-end close	$24.50	$22.40	$22.00	$21.05
2000	First	Second	Third	Fourth
	(in thousands, except per share amounts)
Operating revenues	$221,359	$506,046	$517,244	$464,825
Gross margin	$88,960	$176,244	$182,045	$161,741
Operating income (loss)	$5,712	$14,506	$6,706	$(22,615)
Net income	$16,239	$7,702	$9,947	$15,665
Average common shares outstanding	23,109	23,117	23,119	23,216
Basic earnings per average common share	$.63	$.26	$.36	$.60
Diluted earnings per average common share	$.62	$.26	$.35	$.60
Dividends per share	$.2775	$.2775	$.2775	$.2975
Stock price:
High	$23.25	$23.94	$23.94	$23.75
Low	$20.63	$21.00	$19.13	$19.31
Quarter-end close	$20.63	$23.13	$19.50	$23.13

*
Includes effect of a fourth quarter pretax restructuring charge of $24.9 million, or an impact of $12.1 million to net income and $.50 earnings per average common share after taxes and minority interest allocations.

+
The 2001 quarterly basic and diluted earnings per average common shares do not total to the 2001 annual basic and diluted earnings per average common shares due to the effect of common stock issuances during the year.

FIVE-YEAR FINANCIAL SUMMARY**

	2001	2000	1999	1998	1997
	(in thousands except per share and shareholders data)
Financial Results
Operating revenues	$1,723,978	$1,709,474	$757,940	$419,452	$175,032
Gross margins	654,622	608,990	328,889	198,419	92,292
Operating expenses	751,492	604,681	285,358	154,184	56,900
Operating income	(96,870)	4,309	43,531	44,235	35,392
Interest expense	(49,248)	(37,982)	(20,978)	(15,546)	(12,496)
Investment income and other	8,023	8,981	9,800	5,700	11,564
Income (loss) before income taxes and minority interests	(138,095)	(24,692)	32,353	34,389	34,460
Benefit (provision) for income taxes	42,470	6,467	(13,145)	(10,223)	(9,828)
Income before minority interests	(95,625)	(18,225)	19,208	24,166	24,632
Minority interests	141,448	67,821	24,788	5,315	—
Discontinued operations, net of taxes and minority interests	(1,291)	(43)	667	910	1,632
Net income	$44,532	$49,553	$44,663	$30,391	$26,264
Common Stock Data
Basic earnings per share*+	$1.54	$1.85	$1.64	$1.45	$1.31
Diluted earnings per share*+	$1.53	$1.83	$1.62	$1.44	$1.31
Basic earnings per share from continuing operations	$1.59	$1.85	$1.61	$1.40	$1.22
Diluted earnings per share from continuing operations	$1.58	$1.83	$1.59	$1.39	$1.22
Average shares outstanding*:
Basic	24,390	23,141	23,094	18,660	17,843
Diluted	24,455	23,338	23,372	18,816	17,843
Dividends paid per common share*	$1.210	$1.130	$1.050	$.985	$.933
Annual dividend rate at year end*	$1.27	$1.19	$1.11	$1.03	$.97
Book value per share at year end*	$16.25	$13.79	$13.01	$12.26	$9.34
Common stock price range*:
High	$26.750	$23.937	$27.125	$27.375	$23.500
Low	$18.250	$19.125	$20.625	$20.250	$16.938
Close	$21.050	$23.125	$22.000	$26.438	$23.000
Price earnings ratio	13.8x	12.6x	13.6x	18.4x	17.6x
Dividend payout ratio
(from ongoing operations)+	76.6%	61.7%	66.0%	70.9%	76.5%
Return on average common equity	10.5%	13.8%	13.0%	12.1%	14.2%
Common shareholders at year end	10,358	10,371	10,475	10,116	8,845
Financial Position (as of December 31)
Total assets	$2,634,735	$2,898,070	$1,956,761	$1,728,474	$1,106,123
Working capital	(296,580)	40,314	100,193	57,739	11,844
Long-term debt, including nonrecourse debt excluding current portion	411,349	583,708	340,978	259,373	161,000
Total debt (including subsidiaries)	767,794	632,915	378,532	275,927	166,570
Shareholders' equity	396,578	319,549	300,371	282,134	166,603
Other equity	221,317	284,117	208,224	199,158	36,250
Total equity	$617,895	$603,666	$508,595	$481,292	$202,853

*
Adjusted for the two-for-one stock split in May 1997.
**
Excludes CornerStone Propane Partners, L.P., which is treated as a discontinued operation.
+
$2.04 Basic earnings per share; $2.03 Diluted earnings per share; and 59.6% Dividend payout ratio, exclusive of 2001 restructuring charge.

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
OPERATING REVENUES	$515,652	$476,846	$995,765	$954,438
COST OF SALES	261,740	288,008	531,431	610,456

GROSS MARGIN	253,912	188,838	464,334	343,982

OPERATING EXPENSES
Selling, general and administrative	172,831	170,726	320,981	343,541
Depreciation	25,424	9,739	45,959	18,727
Amortization of intangibles	6,841	11,608	13,930	22,051

	205,096	192,073	380,870	384,319

OPERATING INCOME (LOSS)	48,816	(3,235)	83,464	(40,337)
Interest Expense, Net	(31,063)	(11,689)	(52,749)	(24,082)
Investment Income and Other	(2,497)	1,675	(1,803)	2,853

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interests	15,256	(13,249)	28,912	(61,566)
Benefit (Provision) for Income Taxes	(2,466)	(3,781)	(7,077)	11,893

Income (Loss) From Continuing Operations Before Minority Interests	12,790	(17,030)	21,835	(49,673)
Minority Interests in Net Loss of Consolidated Subsidiaries	8,100	29,857	23,014	75,693

Income from Continuing Operations	20,890	12,827	44,849	26,020
Discontinued Operations, Net of Taxes and Minority Interests	(5,086)	(2,047)	(45,086)	3,149

Income (Loss) before Extraordinary Item	15,804	10,780	(237)	29,169
Extraordinary Item, Net of Tax of $7,241	—	—	(13,447)	—

Net Income (Loss)	15,804	10,780	(13,684)	29,169
Minority Interests on Preferred Securities of Subsidiary Trusts	(7,474)	(1,650)	(13,699)	(3,300)
Dividends on Preferred Stock	(48)	(48)	(96)	(96)

Earnings (Loss) on Common Stock	$8,282	$9,082	$(27,479)	$25,773

Average Common Shares Outstanding	27,397	23,669	27,397	23,552
Earnings (Loss) per Average Common Share:
Continuing operations	$0.49	$0.47	$1.13	$0.96
Discontinued operations	(0.19)	(0.09)	(1.65)	0.13
Extraordinary item	—	—	(0.49)	—

Basic	$0.30	$0.38	$(1.01)	$1.09

Continuing operations	$0.49	$0.47	$1.13	$0.95
Discontinued operations	(0.19)	(0.09)	(1.65)	0.13
Extraordinary item	—	—	(0.49)	—

Diluted	$0.30	$0.38	$(1.01)	$1.08

The accompanying notes to consolidated financial statements are an integral part of these statements.

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In Thousands)

	Six Months Ended June 30
	2002	2001
Operating Activities:
Net Income (Loss)	$(13,684)	$29,169
Items not affecting cash:
Depreciation	45,959	18,727
Amortization	13,930	22,051
Loss on discontinued operations	45,086	—
Extraordinary item, net of taxes	13,447	—
Deferred income taxes	1,928	(87)
Minority interests in net losses of consolidated subsidiaries	(23,014)	(75,693)
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(37,078)	16,827
Inventories	21,733	8,964
Other current assets	9,761	(5,058)
Accounts payable	(46,311)	22,598
Accrued expenses	24,246	(4,238)
Change in noncurrent assets	4,388	3,819
Change in noncurrent liabilities	(15,394)	713
Other, net	12,273	(267)

Cash flows provided by continuing operations	57,270	37,525
Change in net assets of discontinued operations	(2,654)	23,509

Cash flows provided by operating activities	54,616	61,034

Investment Activities:
Property, plant and equipment additions	(21,749)	(20,486)
Proceeds from sale of assets	22,441	—
Purchase of noncurrent investments and assets, net	(12,641)	(2,487)
Acquisitions and growth expenditures, net of cash received	(559,909)	(40,368)

Cash flows used in investing activities	(571,858)	(63,341)

Financing Activities:
Dividends on common and preferred stock	(17,492)	(14,108)
Minority interest on preferred securities of subsidiary trusts	(13,699)	(3,300)
Issuance of long-term debt	719,118	—
Issuance of preferred securities of subsidiary trusts	117,750	—
Repayment of long-term debt	(2,009)	—
Line of credit (repayments) borrowings, net	(132,000)	66,700
Financing costs	(34,194)	—
Subsidiary repurchase of minority interests	(15,660)	(13,368)
Line of credit repayments of subsidiaries, net	(12,951)	(8,578)
Issuance of nonrecourse subsidiary debt	179	597
Repayment of nonrecourse subsidiary debt	(57,119)	(11,078)
Proceeds from termination of hedge	7,878	—

Cash flows provided by financing activities	559,801	16,865

Increase in Cash and Cash Equivalents	42,559	14,558
Cash and Cash Equivalents, beginning of period	37,158	43,385

Cash and Cash Equivalents, end of period	$79,717	$57,943

Supplemental Cash Flow Information:
Cash paid (received) during the period for:
Income Taxes	$(5,846)	$6,537
Interest	32,542	27,242
Non-cash transactions:
Debt assumed in acquisitions	$511,104	$40
Assets acquired in exchange for debt	350	12,622
Inventory purchased using short-term debt	—	66,404
Interest capitalized for internally developed software	1,148	—
Discount on subordinated note	1,467	—
Subsidiary stock issued for acquisitions	8,100	4,892
Exchange of warrants for common stock	—	6,795

The accompanying notes to consolidated financial statements are an integral part of these statements.

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2002	December 31, 2001
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$79,717	$37,158
Accounts receivable, net	379,121	260,486
Inventories	75,058	79,719
Other	88,131	69,486
Current assets of discontinued operations	45,408	181,697

Total current assets	667,435	628,546

Property, Plant, and Equipment, Net	1,782,676	496,241
Goodwill and Other Intangible Assets, Net	660,360	640,590
Other:
Investments	93,499	62,959
Regulatory assets	94,433	20,415
Deferred tax asset	12,825	17,374
Other	104,836	73,413
Noncurrent assets of discontinued operations	673,461	695,197

Total assets	$4,089,525	$2,634,735

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$173,933	$155,000
Current maturities of long-term debt of subsidiaries—nonrecourse	7,125	22,817
Short-term debt of subsidiaries-nonrecourse	130,350	178,628
Accounts payable	99,048	122,266
Accrued expenses	413,848	216,345
Current liabilities of discontinued operations	87,321	230,070

Total current liabilities	911,625	925,126

Long-term Debt	1,396,914	373,350
Long-term Debt of Subsidiaries—nonrecourse	36,933	37,999
Other Noncurrent Liabilities	369,132	75,040
Noncurrent Liabilities and Minority Interests of Discontinued Operations	632,481	605,325

Total liabilities	3,347,085	2,016,840

Minority Interests	11,106	30,067

Preferred Stock, Preference Stock, and Preferred Securities:
Preferred stock—4 1/2% series	2,600	2,600
Redeemable preferred stock—6 1/2% series	1,150	1,150
Preference stock	—	—
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts	370,250	187,500

Total preferred stock, preference stock and preferred securities	374,000	191,250

Shareholders' Equity:
Common stock, par value $1.75; authorized 50,000,000 shares; issued and outstanding 27,396,762	47,942	47,942
Paid-in capital	240,891	240,797
Treasury stock, at cost	(3,500)	(3,681)
Retained earnings	67,432	112,307
Accumulated other comprehensive income (loss)	4,569	(787)

Total shareholders' equity	357,334	396,578

Total liabilities and shareholders' equity	$4,089,525	$2,634,735

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

1.    Management's Statement

        The consolidated financial statements for the interim periods included herein have been prepared by NorthWestern Corporation (the "Corporation"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of the Corporation, all adjustments necessary for a fair presentation of the results of operations for the interim periods have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year, and these financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters that would be included in full fiscal year financial statements. Therefore, these financial statements should be read in conjunction with the financial statements and the notes thereto included in the Corporation's latest annual report to shareholders.

2.    Nature of Operations, Basis of Consolidation and Minority Interests

        The Corporation is a service and solutions company providing integrated energy, communications, air conditioning, heating, ventilation, plumbing and related services and solutions to residential and business customers throughout North America. A division of the Corporation (NorthWestern Energy) is engaged in the regulated energy business of production, purchase, transmission, distribution and sale of electricity and the delivery of natural gas to customers located in the upper Midwest region of the United States. The Corporation has investments in Expanets, Inc. ("Expanets"), a leading provider of networked communications and data services and solutions to medium-sized businesses nationwide; Blue Dot Services, Inc. ("Blue Dot"), a national provider of air conditioning, heating, plumbing and related services ("HVAC"); and CornerStone Propane Partners, L.P. ("CornerStone"), a publicly traded Delaware master limited partnership, formed to engage in the retail propane and wholesale energy-related commodities distribution business throughout North America.

        The accompanying consolidated financial statements include the accounts of the Corporation and all wholly and majority-owned or controlled subsidiaries. The financial statements of Expanets, Blue Dot, and CornerStone are included in the accompanying consolidated financial statements, and therefore included in referencing to "subsidiaries," by virtue of the voting and control rights. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The operations of CornerStone and the Corporation's interest in CornerStone have been reflected in the consolidated financial statements as Discontinued Operations (see Note 4, Discontinued Operations, for further discussion).

        Many of the Corporation's acquisitions at Expanets and Blue Dot have involved the issuance of common and junior preferred stock in those subsidiaries to the sellers of the acquired businesses. The Corporation's investments in Expanets and Blue Dot are principally in the form of senior preferred stock with voting control and a liquidation preference over the common and junior preferred stock. We are required to consolidate the financial results of Expanets and Blue Dot because of our voting control. The common and preferred stock issued to third parties in connection with acquisitions creates minority interests which are junior to our preferred stock interests and against which operating losses have been allocated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

2.    Nature of Operations, Basis of Consolidation and Minority Interests (Continued)

        The income or loss allocable to minority interests will vary depending on the underlying profitability of the consolidated subsidiaries. Losses allocable to minority interests, which include the effect of dividends on the outstanding preferred stock owned by the Corporation and applicable allocations from the Corporation, are charged to minority interests. Losses are allocated to minority interests to the extent they do not exceed the minority interest in the equity capital of the subsidiary, after giving effect for any exchange agreements. Losses in excess of the minority interests are allocated to the Corporation.

        Losses allocated to Minority Interests were $23.0 million and $75.7 million for the six months ended June 30, 2002 and 2001, respectively. Minority Interests balances were $11.1 million at June 30, 2002 and $30.1 million at Dec. 31, 2001. The Corporation will recognize future losses of the subsidiaries to the extent these losses exceed the Minority Interest balance after any effects of exchange agreements, totaling $11.1 million as of June 30, 2002. Accordingly, based on the capital structures of Expanets and Blue Dot at June 30, 2002, all losses at Expanets and Blue Dot will be allocated to the Corporation, unless additional minority interest is issued as a result of new acquisitions.

3.    Acquisitions

        On February 15, 2002, the Corporation completed the asset acquisition of The Montana Power Company's energy distribution and transmission business for $602.0 million in cash and the assumption of $488.0 million in existing Montana Power Company debt and mandatorily redeemable preferred securities of subsidiary trusts (net of cash received). As a result of the acquisition, the Corporation is now a provider of natural gas and electricity to more than 590,000 customers in Montana, South Dakota and Nebraska and has the capacity to provide service to wider regions of the country. For accounting convenience, due to the burden of a mid-month closing, both parties agreed to an effective date for the sale of January 31, 2002.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of February 1, 2002. The Corporation is in the process of obtaining third-party valuations of certain tangible assets, intangible assets and liabilities; thus, the allocation of the purchase price is subject to refinement, generally within one year of the date of acquisition. Final allocations will separate between any goodwill, intangible assets subject to amortization and those that are not, useful lives and tax deductibility. The allocation of the purchase price to the assets acquired and the liabilities assumed was adjusted in the second quarter of 2002 based on preliminary appraisals of the assets acquired that the Corporation received. As of June 30, 2002, no portion of the purchase price was allocated to intangible assets.

February 1, 2002
(in thousands)
Cash	$100,644
Other current assets	84,482
Property, plant and equipment	1,306,299
Other	135,377

Total assets acquired	$1,626,802

Current liabilities	$219,168
Long-term debt	427,711
Mandatorily redeemable preferred securities of subsidiary trusts	65,000
Other	336,283

Total liabilities assumed	1,048,162

Net assets acquired	$578,640

        The following unaudited pro forma results of consolidated operations for the six months ended June 30, 2002, give effect as if the acquisition had occurred as of January 1, 2002 (in thousands except per share amounts):

Six Months Ended June 30, 2002
Revenues	$1,059,728
Net Loss	(8,464)
Diluted earnings per share	(0.86)

4.    Discontinued Operations

        The Corporation owns an effective 30% interest in CornerStone through subordinated units, a 2% aggregate general partner interest, 379,438 common units and all outstanding warrants. On January 18, 2002, the board of directors of the general partner of CornerStone announced that it had retained Credit Suisse First Boston Corporation to review strategic options, including the possible sale or merger of CornerStone. Accordingly, the Corporation has adopted discontinued operations accounting for its CornerStone interests. Accordingly, the assets, liabilities and results of operations of CornerStone and those representing the Corporation's interests in Cornerstone are presented as discontinued operations in the consolidated financial statements. Subsequently, on August 5, 2002, CornerStone announced that it had elected not to make an interest payment aggregating approximately $5.6 million on three classes of its senior secured notes, which was due on July 31, 2002, and was continuing to review financial restructuring and strategic options, including the potential commencement of a Chapter 11 case under the United States Bankruptcy Code. After this announcement, the New York Stock Exchange announced that it had suspended trading in CornerStone's publicly traded partnership units and would seek to delist the partnership units due to their low price and CornerStone's decision not to make the scheduled interest payments. The Corporation will continue to evaluate CornerStone's financial restructuring and the impact upon creditors of CornerStone, including the Corporation, and expects to reflect any resulting financial implication in its third quarter 2002 results. During first quarter 2002, the Corporation recognized a loss from discontinued operations of $40.0 million. This was comprised of a write-down of its investment in CornerStone of $41.7 million, which was partially offset by income (net of taxes and minority interests) of $1.7 million for first quarter 2002. Subsequent losses of $5.1 million (net of taxes and minority interests) for the quarter ended June 30, 2002 have increased the amount of the recognized loss to $45.1 million. Summary financial information is as follows (in thousands):

	June 30, 2002	December 31, 2001
Accounts receivable, net	$20,090	$121,843
Other current assets	25,318	59,854

Current assets of discontinued operations	$45,408	$181,697

Property, plant and equipment, net	$306,373	$322,126
Goodwill and other intangibles, net	332,883	339,058
Other noncurrent assets	34,205	34,013

Noncurrent assets of discontinued operations	$673,461	$695,197

Accounts payable	$30,043	$142,578
Other current liabilities	57,278	87,492

Current liabilities of discontinued operations	$87,321	$230,070

Long-term debt	$422,147	$424,524
Minority interests	143,179	153,245
Other noncurrent liabilities	67,155	27,556

Noncurrent liabilities and minority interests of discontinued operations	$632,481	$605,325

Partners' capital of discontinued operations	$(933)	$41,449

	Three months ended
	June 30, 2002	June 30, 2001
Revenues	$64,419	$554,740
Loss before income taxes and minority interests	(25,191)	(17,140)
Loss from discontinued operations, net of income taxes and minority interests	(5,086)	(2,047)
	Six months ended
	June 30, 2001	June 30, 2002
Revenues	$341,659	$1,573,837
Income (loss) before income taxes and minority interests	(14,721)	5,080
Income (loss) from discontinued operations, net of income taxes and minority interests	(45,086)	3,149

        The Corporation has provided a guaranty of CornerStone's $50 million credit facility. At June 30, 2002, $17.7 million was outstanding under CornerStone's credit facility, along with $8.3 million in letters of credit.

        A provision for loss on discontinued operations as of June 30, 2002 has been included based on management's best estimates as of June 30, 2002 of the amounts expected to be realized on the disposition of its investment. The amount the Corporation will ultimately realize could differ from the assumptions currently used in arriving at the anticipated loss. The foregoing summary financial information with respect to CornerStone is unaudited and is subject to year-end audit adjustment by CornerStone. CornerStone adopted Statement of Financial Accounting Standards No. 142 during its fiscal year ended June 30, 2002. As noted in CornerStone's Current Report on Form 8-K dated September 11, 2002 (filed with the Securities and Exchange Commission on September 12, 2002), CornerStone's preliminary evaluation of the impact of its adoption of SFAS No. 142 indicates that CornerStone is likely to have a material write-off of its goodwill and intangibles during such period. The adjustments, if any, to the foregoing summary financial information cannot be determined at this time.

5.    Supplemental Guarantor Financial Information

        The $65 million of 8.45% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) of Montana Power Capital I; which were assumed as part of the Montana Power acquisition, have been guaranteed by the Corporation. As guarantor, we provide an unconditional guarantee, on an unsecured junior subordinated basis, of payment on these securities. The following presents condensed consolidating financial statements as of June 30, 2002 and for the quarters then ended.

Income Statement Consolidating Schedule

Three Months Ended June 30, 2002
(in thousands)

	Parent and Consolidated Subsidiaries	NW Energy LLC	Eliminations	Total
Operating Revenues	$378,313	$137,339	$—	$515,652
Cost of Sales	218,122	43,618	—	261,740

Gross Margin	160,191	93,721	—	253,912
Selling, general, & administrative	118,129	54,702	—	172,831
Depreciation	13,522	11,902	—	25,424
Amortization of intangibles	6,841	—	—	6,841

Operating income (loss)	21,699	27,117	—	48,816
Interest expense	(13,742)	(17,321)	—	(31,063)
Investment income and other	(3,194)	697	—	(2,497)

Income (loss) before taxes and minority interests	4,763	10,493	—	15,256
Benefit (provision) for taxes	1,140	(3,606)	—	(2,466)

Income (loss) before minority interests	5,903	6,887	—	12,790
Minority interests	8,100	—	—	8,100

Income from continuing operations	14,003	6,887	—	20,890
Discontinued operations, net of tax and minority interests	(5,086)	—	—	(5,086)

Net income	8,917	6,887	—	15,804
Minority interest on preferred securities of subsidiary trusts	(6,100)	(1,374)	—	(7,474)

Dividends on cumulative preferred stock	(48)	—	—	(48)

Earnings on common stock	$2,769	$5,513	$—	$8,282

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

5.    Supplemental Guarantor Financial Information (Continued)

Income Statement Consolidating Schedule

Six Months Ended June 30, 2002
(in thousands)

	Parent and Consolidated Subsidiaries	NW Energy LLC	Eliminations	Total
Operating Revenues	$747,736	$248,029	$—	$995,765
Cost of Sales	448,291	83,140	—	531,431

Gross Margin	299,445	164,889	—	464,334
Selling, general, & administrative	234,191	86,790	—	320,981
Depreciation	25,184	20,775	—	45,959
Amortization of intangibles	13,930	—	—	13,930

Operating income (loss)	26,140	57,324	—	83,464
Interest expense	(22,290)	(30,459)	—	(52,749)
Investment income and other	(2,925)	1,122	—	(1,803)

Income (loss) before taxes and minority interests	925	27,987	—	28,912
Benefit (provision) for taxes	3,037	(10,114)	—	(7,077)

Income (loss) before minority interests	3,962	17,873	—	21,835
Minority interests	23,014	—	—	23,014

Income from continuing operations	26,976	17,873	—	44,849
Discontinued operations, net of tax and minority interests	(45,086)	—	—	(45,086)

Income (loss) on extraordinary item	(18,110)	17,873	—	(237)
Extraordinary item, net of tax $7,241	(13,447)	—	—	(13,447)

Net income (loss)	(31,557)	17,873	—	(13,684)
Minority interest on preferred securities of subsidiary trusts	(11,410)	(2,289)	—	(13,699)
Dividends on cumulative preferred stock	(96)	—	—	(96)

Earnings (loss) on common stock	$(43,063)	$15,584	$—	$(27,479)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

5.    Supplemental Guarantor Financial Information (Continued)

Balance Sheet Consolidating Schedules

June 30, 2002
(in thousands)

	Parent and Consolidated Subsidiaries	NW Energy LLC	Eliminations	Total
Assets
Cash	$40,618	$39,099	$—	$79,717
Accounts receivable, net	327,130	51,991	—	379,121
Accounts receivable, related	(42,125)	42,125	—	—
Inventories	61,395	13,663	—	75,058
Other	69,045	19,086	—	88,131
Current assets of discontinued operations	45,408	—	—	45,408

Total current assets	501,471	165,964	—	667,435

Property, plant and equipment, net	498,820	1,283,856	—	1,782,676
Goodwill and other intangibles assets, net	653,042	7,318	—	660,360
Other:
Investments	66,742	26,757	—	93,499
Investments, related	594,225	—	(594,225)	—
Other	114,948	97,146	—	212,094
Noncurrent assets of discontinued operations	673,461	—	—	673,461

Total assets	$3,102,709	$1,581,041	$(594,225)	$4,089,525

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$155,000	$18,933	$—	$173,933
Current maturities of long-term debt, nonrecourse	7,125	—	—	7,125
Short-term debt, nonrecourse	130,350	—	—	130,350
Accounts payable	71,999	27,049	—	99,048
Accrued expenses	259,350	154,498	—	413,848
Current liabilities of discontinued operations	87,321	—	—	87,321

Total current liabilities	711,145	200,480	—	911,625

Long-term debt	971,585	425,329	—	1,396,914
Long-term debt of subsidiaries, nonrecourse	36,933	—	—	36,933
Other noncurrent liabilities	73,181	295,951	—	369,132
Noncurrent liabilities & minority interests of discontinued operations	632,481	—	—	632,481

Total liabilities	2,425,325	921,760	—	3,347,085

Minority interests	11,106	—	—	11,106
Preferred stock, 4 1/2% series	2,600	—	—	2,600
Redeemable preferred stock, 6 1/2% series	1,150	—	—	1,150
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts	305,250	65,000	—	370,250

	309,000	65,000	—	374,000

Shareholders' equity:
Common stock	47,942	—	—	47,942
Paid-in capital	240,891	—	—	240,891
Treasury stock	(3,500)	—	—	(3,500)
Retained earnings	67,432	594,225	(594,225)	67,432
Accumulated other comprehensive income (loss)	4,513	56	—	4,569

Total shareholders' equity	357,278	594,281	(594,225)	357,334

Total liabilities and shareholders' equity	$3,102,709	$1,581,041	$(594,225)	$4,089,525

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

5.    Supplemental Guarantor Financial Information (Continued)

        Cash Flow Statement Consolidating Schedule
Six Months Ended June 30, 2002
(in thousands)

	Parent and Consolidated Subsidiaries	NW Energy LLC	Eliminations	Total
Operating Activities
Net income (loss)	$(29,268)	$15,584	$—	$(13,684)
Items not affecting cash:
Depreciation and amortization	39,114	20,775	—	59,889
Loss on discontinued operations	45,086	—	—	45,086
Extraordinary item, net of taxes	13,447	—	—	13,447
Deferred income taxes	(6,457)	8,385	—	1,928
Minority interests in net losses of consolidated subsidiaries	(23,014)	—	—	(23,014)
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(62,794)	25,715	—	(37,079)
Inventories	17,609	4,124	—	21,733
Other current assets	2,936	6,826	—	9,762
Accounts payable	(51,535)	5,224	—	(46,311)
Accrued expenses	48,698	(24,452)	—	24,246
Change in noncurrent assets and liabilities	(877)	(10,129)	—	(11,006)
Other, net	12,106	167	—	12,273
Change in net assets of discontinued operations	(2,654)	—	—	(2,654)

Cash flows provided by operating activities	2,397	52,219	—	54,616

Investment Activities:
Property, plant and equipment additions	(7,454)	(14,295)	—	(21,749)
Proceeds from sale of assets	22,441	—	—	22,441
Sale (purchase) of noncurrent investments and assets, net	(12,431)	(210)	—	(12,641)
Acquisitions and growth expenditures, net of cash received	(656,006)	96,097	—	(559,909)

Cash flows used in investing activities	(653,450)	81,592	—	(571,858)

Financing Activities:
Dividends on common and preferred stock	(17,492)	—	—	(17,492)
Minority interest on preferred securities of subsidiary trusts	(13,699)	—	—	(13,699)
Advances from (to) related parties	92,703	(92,703)	—	—
Issuance of long-term debt	719,118	—	—	719,118
Issuance of preferred securities of subsidiary trusts	117,750	—	—	117,750
Repayment of long-term debt	—	(2,009)	—	(2,009)
Line of credit (repayments) borrowings, net	(132,000)	—	—	(132,000)
Financing costs	(34,194)	—	—	(34,194)
Subsidiary repurchase of minority interests	(15,660)	—	—	(15,660)
Issuance (repayment) of subsidiary debt, net	(69,891)	—	—	(69,891)
Proceeds from termination of hedge	7,878	—	—	7,878

Cash flows provided by (used in) financing activities	654,513	(94,712)	—	559,801

Increase (Decrease) in Cash and Cash Equivalents	3,460	39,099	—	42,559
Cash and cash equivalents, beginning of period	37,158	—	—	37,158

Cash and cash equivalents, end of period	$40,618	$39,099	$—	$79,717

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Reference is made to Notes to Financial Statements
included in the Company's Annual Report)

6.    Extraordinary Item

        In March 2002, the Corporation retired the $720.0 million term loan, due February 2003, that was used for interim financing for the acquisition of The Montana Power Company's energy distribution and transmission business. The recognition of deferred costs related to the interim financing resulted in an extraordinary loss of $13.4 million, net of related income taxes of $7.2 million, or $(0.49) basic and diluted earnings per share.

        SFAS No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, with technical corrections," was issued in April 2002. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002.

        SFAS No. 145 eliminates the requirements to classify all gains and losses associated with debt extinguishments as extraordinary items. The Corporation will adopt SFAS No. 145 on January 1, 2003 and the extraordinary loss described above will be reclassified to interest expense in the comparative Consolidated Statements of Income.

7.    Sale-leaseback Transaction

        In May 2002, Blue Dot, under sale-leaseback agreements, sold certain vehicles with a net book value of $16.2 million for $22.2 million cash. The gain of $6.0 million is being amortized over the terms of the leases. At June 30, 2002, the unamortized portion of the deferred gain of $5.7 million was included in other noncurrent liabilities.

8.    Comprehensive Income (Loss)

        The Financial Accounting Standards Board defines comprehensive income as all changes to the equity of a business enterprise during a period, except for those resulting from transactions with owners. For example, dividend distributions are excepted. Comprehensive income consists of net income and other comprehensive income. Net income may include such items as income from continuing operations, discontinued operations, extraordinary items, and cumulative effects of changes in accounting principles. Other comprehensive income may include foreign currency translations, adjustments of minimum pension liability, and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income (loss) is calculated as follows (in thousands):

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
Net Income (Loss)	$15,804	$10,780	$(13,684)	$29,169
Other comprehensive income, net of tax:
Unrealized gain (loss) on investments	365	881	390	(255)
Gain on termination of hedge	—	—	5,121	—
Amortization of hedge gain	(160)	—	(209)	—
Foreign currency translation	58	—	54	—

Comprehensive Income (Loss)	$16,067	$11,661	$(8,328)	$28,914

9.    Restructuring Reserve

        The Corporation recognized a restructuring charge of $24.9 million in the fourth quarter of 2001 relating to the Corporation's Operational Excellence Initiative which is targeting selling, general and administrative cost reductions of approximately $150 million. The Board of Directors approved this initiative in November 2001. At December 31, 2001, $19.3 million remained as part of Accrued Expenses on the Consolidated Balance Sheet. The activity in the restructuring reserve was as follows for the period ended June 30, 2002:

	December 31, 2001	Payments	June 30, 2002
Employee termination benefits	$11,932	$(5,572)	$6,360
Facilities	4,745	(1,022)	3,723
Other	2,662	(2,662)	—

	$19,339	$(9,256)	$10,083

10.    Segment Information

        For the purpose of providing segment information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Corporation's principal business segments are its electric, natural gas, communications and HVAC operations. The "All Other" category primarily consists of our other miscellaneous service activities which are not included in the other identified segments together with unallocated corporate costs and any reconciling or eliminating amounts.

        The accounting policies of the operating segments are the same as the parent except that the parent allocates some of its operating expenses and interest expense to the operating segments according to a methodology designed by management for internal reporting purposes and involves estimates and assumptions. Financial data for the business segments, excluding the discontinued operations of CornerStone, are as follows (in thousands):

	Three Months Ended June 30, 2002
	Total Parent Company
	Total Electric and Natural Gas	All Other	Total Parent Company	Communications	HVAC	Total
Operating Revenues	$175,066	$12,536	$187,602	$210,275	$117,775	$515,652
Cost of Sales	66,544	4,335	70,879	116,665	74,196	261,740

Gross Margin	108,522	8,201	116,723	93,610	43,579	253,912
Selling, general, & administrative	57,660	7,108	64,768	68,721	39,342	172,831
Depreciation	15,833	731	16,564	7,075	1,785	25,424
Amortization of intangibles	—	11	11	6,791	39	6,841

Operating income (loss)	35,029	351	35,380	11,023	2,413	48,816
Interest expense	(20,081)	(2,938)	(23,019)	(8,011)	(33)	(31,063)
Investment income and other	842	(3,490)	(2,648)	127	24	(2,497)

Income (loss) before taxes and minority interests	15,790	(6,077)	9,713	3,139	2,404	15,256
Benefit (provision) for taxes	(5,621)	5,890	269	(1,775)	(960)	(2,466)

Income (loss) before minority interests	$10,169	$(187)	$9,982	$1,364	$1,444	$12,790

Total Assets	$1,933,763	$215,457	$2,149,220	$833,032	$397,922	$3,380,174

Maintenance Capital Expenditures	$8,505	$114	$8,619	$793	$1,905	$11,317

	Three Months Ended June 30, 2001
	Total Parent Company
	Total Electric and Natural Gas	All Other	Total Parent Company	Communications	HVAC	Total
Operating Revenues	$59,704	$4,202	$63,906	$301,267	$111,673	$476,846
Cost of Sales	29,581	2,682	32,263	186,924	68,821	288,008

Gross Margin	30,123	1,520	31,643	114,343	42,852	188,838
Selling, general, & administrative	13,081	5,246	18,327	116,355	36,044	170,726
Depreciation	4,084	438	4,522	2,890	2,327	9,739
Amortization of intangibles	—	111	111	9,735	1,762	11,608

Operating income (loss)	12,958	(4,275)	8,683	(14,637)	2,719	(3,235)
Interest expense	(2,154)	(4,642)	(6,796)	(3,736)	(1,157)	(11,689)
Investment income and other	140	1,009	1,149	453	73	1,675

Income (loss) before taxes and minority interests	10,944	(7,908)	3,036	(17,920)	1,635	(13,249)
Benefit (provision) for taxes	(3,699)	1,246	(2,453)	—	(1,328)	(3,781)

Income (loss) before minority interests	$7,245	$(6,662)	$583	$(17,920)	$307	$(17,030)

Total Assets	$349,468	$137,777	$487,245	$765,474	$382,350	$1,635,069

Maintenance Capital Expenditures	$3,232	$78	$3,310	$3,986	$2,626	$9,922

	Three Months Ended June 30
	2002		2001
	Electric	Natural Gas	Electric	Natural Gas
Operating Revenues	$121,406	$53,660	$30,169	$29,535
Cost of Sales	39,544	27,000	5,461	24,120

Gross Margin	81,862	26,660	24,708	5,415
Selling, general & administrative	43,820	13,840	9,417	3,664
Depreciation	12,726	3,107	3,212	872

Operating Income	$25,316	$9,713	$12,079	$879

	Six Months Ended June 30, 2002
	Total Parent Company
	Total Electric and Natural Gas	All Other	Total Parent Company	Communications	HVAC	Total
Operating Revenues	$348,646	$22,681	$371,327	$412,180	$212,258	$995,765
Cost of Sales	146,123	9,954	156,077	241,415	133,939	531,431

Gross Margin	202,523	12,727	215,250	170,765	78,319	464,334
Selling, general, & administrative	95,156	13,635	108,791	137,220	74,970	320,981
Depreciation	28,548	1,434	29,982	11,569	4,408	45,959
Amortization of intangibles	—	18	18	13,686	226	13,930

Operating income (loss)	78,819	(2,360)	76,459	8,290	(1,285)	83,464
Interest expense	(32,307)	(6,323)	(38,630)	(13,985)	(134)	(52,749)
Investment income and other	1,125	(3,091)	(1,966)	126	37	(1,803)

Income (loss) before taxes and minority interests	47,637	(11,774)	35,863	(5,569)	(1,382)	28,912
Benefit (provision) for taxes	(17,423)	9,520	(7,903)	432	394	(7,077)

Income (loss) before minority interests	$30,214	$(2,254)	$27,960	$(5,137)	$(988)	$21,835

Total Assets	$1,933,763	$215,457	$2,149,220	$833,032	$397,922	$3,380,174

Maintenance Capital Expenditures	$17,341	$204	$17,545	$1,235	$2,969	$21,749

	Six Months Ended June 30, 2001
	Total Parent Company
	Total Electric and Natural Gas	All Other	Total Parent Company	Communications	HVAC	Total
Operating Revenues	$165,384	$7,686	$173,070	$570,064	$211,304	$954,438
Cost of Sales	101,220	4,974	106,194	372,932	131,330	610,456

Gross Margin	64,164	2,712	66,876	197,132	79,974	343,982
Selling, general, & administrative	24,843	10,885	35,728	236,860	70,953	343,541
Depreciation	8,131	929	9,060	5,206	4,461	18,727
Amortization of intangibles	—	140	140	18,409	3,502	22,051

Operating income (loss)	31,190	(9,242)	21,948	(63,343)	1,058	(40,337)
Interest expense	(4,357)	(11,118)	(15,475)	(6,094)	(2,513)	(24,082)
Investment income and other	166	2,251	2,417	301	135	2,853

Income (loss) before taxes and minority interests	26,999	(18,109)	8,890	(69,136)	(1,320)	(61,566)
Benefit (provision) for taxes	(9,223)	4,534	(4,689)	17,461	(879)	11,893

Income (loss) before minority interests	$17,776	$(13,575)	$4,201	$(51,675)	$(2,199)	$(49,673)

Total Assets	$349,468	$137,777	$487,245	$765,474	$382,350	$1,635,069

Maintenance Capital Expenditures	$5,961	$245	$6,206	$9,615	$4,665	$20,486

	Six Months Ended June 30
	2002		2001
	Electric	Natural Gas	Electric	Natural Gas
Operating Revenues	$216,742	$131,904	$59,530	$105,854
Cost of Sales	71,160	74,963	10,785	90,435

Gross Margin	145,582	56,941	48,745	15,419
Selling, general & administrative	71,525	23,631	16,904	7,939
Depreciation	22,903	5,645	6,424	1,707

Operating Income	$51,154	$27,665	$25,417	$5,773

11.    New Accounting Standards

        SFAS No. 141, "Business Combinations," issued in June 2001, requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, it requires that all identifiable intangible assets be separately recognized and the purchase price allocated accordingly, which will result in the recognition, in some instances, of substantially more categories of intangibles.

        SFAS No. 142, "Goodwill and Other Intangible Assets," was also issued in June 2001 and eliminates amortization of goodwill and allows amortization of other intangibles only if the assets have a finite, determinable life. At adoption, and at least annually thereafter, companies must also perform an impairment analysis of intangible assets at the reporting unit level, to determine whether the carrying value exceeds the fair value of the assets. In instances where the carrying value is more than the fair value of the asset, an impairment loss must be recognized. Subsequent reversal of a previously recognized impairment loss is prohibited. SFAS No. 142 is effective for all fiscal years beginning after December 15, 2001, with early application permitted in some instances for entities with fiscal years beginning after March 15, 2001.

        The Corporation adopted the provision effective January 1, 2002 and retained a third party to assist the Corporation in the analysis of fair value for compliance with SFAS No. 142 and determined no impairment charge was neccessary. Intangibles assets consist of the following at June 30, 2002 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Other	$236,404	$(71,317)	$165,087
Unamortized intangible assets:
Goodwill	458,234	(31,558)	426,676
Other, primarily Dealer Agreements	72,446	(3,849)	68,597

Total Intangible Assets	$767,084	$(106,724)	$660,360

        The excess of the cost of businesses acquired over the fair value of all tangible and intangible assets acquired, net of liabilities assumed, has been recorded as goodwill. Other amortized intangibles primarily consist of maintenance contracts, customer lists, and assembled workforce resulting from an asset acquisition, which are amortized over their estimated periods of benefit. The weighted average amortization period for these other intangible assets is 11 years.

        Intangible asset amortization expense for the quarter and six months ended June 30, 2002 was $6.8 million and $13.9 million, respectively. Estimated amortization expense for each year 2002 - 2006, is $32.9 million, $32.8 million, $29.6 million, $18.8 million and $14.1 million.

        The changes in the carrying amount of goodwill for the six months ended June 30, 2002 are as follows (in thousands):

	Communications	HVAC	All Other	Total
Balance as of December 31, 2001	$141,908	$259,443	$4,383	$405,734
Goodwill acquired	—	13,524	7,418	20,942

Balance as of June 30, 2002	$141,908	$272,967	$11,801	$426,676

        The following tables present a reconciliation of net income and earnings per share as reported net of taxes and minority interest, to adjusted amounts which included the impact of the adoption of SFAS 142 for all periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Reported earnings (losses) on common stock	$8,282	$9,082	$(27,479)	$25,773
Add: Goodwill amortization, net of taxes and minority interests	—	1,132	—	2,252

Adjust earnings (losses)	$8,282	$10,214	$(27,469)	$28,025

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
Basic earnings (losses) per share	$0.30	$0.38	$(1.01)	$1.09
Add: Goodwill amortization, net of taxes and minority interests	—	0.05	—	0.10

Adjust basic earnings (losses) per share	$0.30	$0.43	$(1.01)	$1.19

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
Diluted earnings (losses) per share	$0.30	$0.38	$(1.01)	$1.08
Add: Goodwill amortization, net of taxes and minority interests	—	0.05	—	0.10

Diluted earnings (losses) per share	$0.30	$0.43	$(1.01)	$1.18

12.    Reclassifications

        Certain 2001 amounts have been reclassified to conform to the 2002 presentation. Such reclassifications have no impact on net income or shareholders' equity as previously reported.

13.    Earnings per Share

        Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of the outstanding stock options and warrants. The following table presents the shares used in computing the basic and diluted earnings per share for 2002 and 2001:

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
Average Common Shares Outstanding For Basic Computation	27,396,762	23,669,337	27,396,762	23,551,734
Dilutive Effect of:
Stock Options	693	80,435	947	77,586
Stock Warrants	—	11,907	—	111,726

Average Common Shares Outstanding For Diluted Computation	27,397,455	23,761,679	27,397,709	23,741,046

        Certain outstanding antidilutive options and warrants have been excluded from the earnings per share calculation. These options and warrants total 2,659,981 and 487,831 for the quarters ended June 30, 2002 and 2001. For the six months ended June 30, 2002 and 2001, these options and warrants total 2,659,981 and 487,831, respectively.

14.    Environmental Liabilities

        In connection with the acquisition of NorthWestern Energy, L.L.C. ("NorthWestern Energy LLC"), which held the energy distribution and transmission business of The Montana Power Company, the Corporation assumed the following environmental obligations:

        The U.S. Environmental Protection Agency (the "EPA"), identified the Milltown Reservoir, which sits behind a hydroelectric dam the Corporation acquired in connection with the acquisition of NorthWestern Energy LLC, on its Superfund National Priority List in 1983 as a result of the collection of toxic heavy metals in the silts. The Atlantic Richfield Company ("ARCO") has been named as the party with responsibility for completing the remedial investigation and feasibility studies and conducting site cleanup, under the EPA's direction. The former owner of NorthWestern Energy LLC did not undertake any direct responsibility in that regard, in light of a special statutory exemption from liability under CERCLA in relation to the Milltown Dam. By virtue of its acquisition of The Montana Power Corporation's utility business and the dam, NorthWestern Energy LLC succeeded to similar protection under this statutory exception. ARCO has argued that the former owner of NorthWestern Energy LLC should be considered a Potentially Responsible Party ("PRP") and has threatened to challenge its exempt status. ARCO and the former owner of NorthWestern Energy LLC entered into a settlement agreement to limit the former owner's and now NorthWestern Energy LLC's potential liability, costs and ongoing operating expenditures, provided that the EPA selects a remedy that leaves the dam and sediments in place in its final Record of Decision. The final Record of Decision is not expected to be issued until late 2002 or early 2003. Depending on the outcome of that decision, the Corporation may be required to defend its exempt position. There can be no assurance that the Corporation will not incur costs or liabilities associated with the Milltown Dam site in the future, some of which could be significant. The Corporation has established a reserve of approximately $20.0 million at June 30, 2002, primarily for liabilities related to the Milltown Dam and other environmental liabilities. To the extent NorthWestern Energy LLC's liabilities are greater than this reserve, its financial condition and results of operations could be adversely affected.

        Under the terms of the acquisition of NorthWestern Energy LLC, the Corporation assumed the first $50 million of NorthWestern Energy LLC's pre-closing environmental liabilities, including these retained environmental liabilities. Touch America Holdings, Inc. assumed the next $25 million in costs. The Corporation and Touch America Holdings, Inc. agreed to equally split costs that fall between $75 and $150 million. An evaluation of the potential liability under the contract was performed and the Corporation recognized a liability in the amount of $5.1 million.

        Environmental laws and regulations require the Corporation to incur certain costs, which could be substantial, to operate existing facilities, construct and operate new facilities and mitigate or remove the effect of past operations on the environment. Governmental regulations establishing environmental protection standards are continually evolving, and, therefore, the character, scope, cost and availability of the measures the Corporation may be required to take to ensure compliance with evolving laws or regulations cannot be accurately predicted. However, the Corporation believes that an appropriate amount of costs have been accrued and potential costs related to such environmental regulation and cleanup requirements are timely estimated and recorded. The Corporation does not expect these costs to have a material adverse effect on its consolidated financial position, ongoing operations, or cash flows.

15.    Commitments

        The Corporation has provided guarantees for various credit facilities of majority owned subsidiaries, totaling $127.5 million. At June 30, 2002, $95.2 million outstanding under these facilities was subject to guaranty by the Corporation.

PROSPECTUS

$720,000,000

NORTHWESTERN CORPORATION

MORTGAGE BONDS
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
CUMULATIVE PREFERRED STOCK
PREFERENCE STOCK
COMMON STOCK

NORTHWESTERN CAPITAL FINANCING II
NORTHWESTERN CAPITAL FINANCING III
NORTHWESTERN CAPITAL FINANCING IV
PREFERRED SECURITIES
Guaranteed to the extent described in this prospectus by
NorthWestern Corporation

        NorthWestern Corporation may offer mortgage bonds, senior debt securities, subordinated debt securities, shares of cumulative preferred stock, shares of preference stock and shares of its common stock.

        NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV may offer preferred securities that will be guaranteed by NorthWestern Corporation to the extent described in this prospectus.

        We may offer these securities from time to time, in amounts, on terms and at prices that we will determine at the time they are offered for sale. We will describe these terms and prices in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        NorthWestern's common stock is listed on the New York Stock Exchange under the symbol "NOR." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

        We may sell the securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangement made with those underwriters, dealers or agents.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 1999.

Available Information	3
Documents Incorporated by Reference	3
Forward-Looking Statements	4
NorthWestern	4
The Trusts	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends	6
Description of Mortgage Bonds	6
Description of Debt Securities	16
Description of Preferred Stock and Preference Stock	24
Description of Common Stock	27
Description of the Trusts' Preferred Securities	30
Description of the Guarantees	39
Relationship Among the Preferred Securities, the Subordinated Debt Securities and the Guarantees	41
Book-Entry Issuance	43
Plan of Distribution	45
Experts	46
Legal Opinions	46

AVAILABLE INFORMATION

        NorthWestern Corporation files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC also maintains a site on the World Wide Web that contains reports, proxy statements and other information regarding NorthWestern. The address of the SEC's Web site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus constitutes a part of the registration statement. Other parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. You may inspect copies of the full registration statement, including the exhibits, at the SEC's Public Reference Room or through the SEC's Web site.

        This prospectus does not include separate financial statements of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV. We do not believe that those financial statements would be material to investors because each of those issuers is a special purpose trust, with no operating history or independent operations, that will not engage in any activity other than holding, as trust assets, the subordinated debt securities of NorthWestern and issuing its preferred securities and common securities as described below. Furthermore, taken together, NorthWestern's obligations under the subordinated debt securities held by a trust, the related indenture, the applicable trust declaration and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payment with respect to the preferred securities. For this reason, NorthWestern does not expect that NorthWestern Capital Financing II, NorthWestern Capital Financing III or NorthWestern Capital Financing IV will file reports with the SEC pursuant to the Securities Exchange Act of 1934.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents filed by NorthWestern with the SEC pursuant to the Securities Exchange Act are incorporated by reference into this prospectus:

  1.
  NorthWestern's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

  2.
  NorthWestern's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

  3.
  The description of NorthWestern's common stock contained in its registration statement on Form S-3 (registration no. 33-60423), and any document filed which updates that description.

  4.
  The description of NorthWestern's Common Stock Purchase Rights contained in its registration statement on Form 8-A, dated December 11, 1996, and any document filed which updates that description.

  5.
  All documents filed by NorthWestern with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus.

        To the extent two statements are inconsistent, the more recent statement supersedes the older one. For example, if a statement contained in this prospectus is inconsistent with a statement in one of the documents listed in paragraphs 1 through 4 above, the statement in this prospectus would be more recent and would supersede the one incorporated by reference.

        Each person who receives a copy of this prospectus has the right to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. NorthWestern will provide any copies without charge. If you would like any copies, please call or write to Alan D. Dietrich, Vice President—Legal Administration and Corporate Secretary, NorthWestern Corporation, 125 S. Dakota Avenue, Suite 1000, Sioux Falls, South Dakota 57104, telephone number: (605) 978-2907.

FORWARD-LOOKING STATEMENTS

        Some of the matters discussed in this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. NorthWestern cautions that, while we believe these statements to be based on reasonable assumptions and make them in good faith, there can be no assurance that the actual results will not differ materially from those assumptions or that the expectations set forth in the forward-looking statements derived from those assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to: weather, the federal and state regulatory environment, the economic climate, regional, commercial, industrial and residential growth in the service territories served by NorthWestern and its subsidiaries, customers' usage patterns and preferences, the speed and degree to which competition enters NorthWestern's industries, the timing and extent of changes in commodity prices, and changing conditions in the capital and equity markets.

NORTHWESTERN

        NorthWestern is a nationwide diversified energy, telecommunications and related services provider. It generates and distributes electric energy to approximately 56,000 customers in eastern South Dakota. NorthWestern also purchases, distributes, sells and transports natural gas to approximately 79,000 customers in central Nebraska and eastern South Dakota. NorthWestern, through its majority-owned subsidiaries, also owns approximately 30% of Cornerstone Propane Partners, L.P., a publicly traded master limited partnership for which a subsidiary of NorthWestern serves as managing general partner. Cornerstone serves more than 440,000 propane customers in 34 states. NorthWestern, through its consolidated and unconsolidated subsidiaries, is also engaged in certain non-energy manufacturing industries and owns companies engaged in heating, ventilation and air conditioning and telecommunications and data services. NorthWestern was incorporated under the laws of the State of Delaware in 1923. NorthWestern has its principal office at 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104. Its telephone number is (605) 978-2908.

THE TRUSTS

        Each of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV is a Delaware statutory business trust formed pursuant to a declaration of trust executed by NorthWestern, as sponsor, and the trustees appointed by NorthWestern, as trustees. In this prospectus, we refer to them collectively as the "Trusts." Each Trust exists for the exclusive purposes of issuing common and preferred securities representing undivided beneficial ownership interests in the assets of the Trust and investing the gross proceeds from the sale of those securities in subordinated debt securities of NorthWestern. NorthWestern will directly or indirectly own all of the common securities of each Trust. The common securities will rank on a parity with the preferred securities, and payments on both classes will be made proportionately, except that, upon an event of default under the applicable trust declaration, the rights of the holders of the common securities to receive payment of distributions and other amounts will be subordinated to the rights of the holders of the preferred securities. NorthWestern will directly or indirectly acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of each Trust.

Each Trust has a term of approximately 55 years but may dissolve earlier, as provided in the applicable trust declaration. NorthWestern will pay all fees and expenses related to the Trusts and the offering of their securities. NorthWestern also will guarantee the payment of amounts due on the Trusts' securities as described under "Description of the Guarantees." The principal place of business of each Trust is c/o NorthWestern, 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104, telephone (605) 978-2908.

        The business and affairs of each Trust will be conducted by the trustees appointed by NorthWestern as the holder of all the common securities. A majority of the trustees will be persons who are employees or officers of or who are affiliated with NorthWestern. One trustee of each Trust will be a financial institution that is not affiliated with NorthWestern and has aggregate capital, surplus and undivided profits of not less than $50,000,000. This trustee will act as "Property Trustee" under the applicable trust declaration and as an indenture trustee for purposes of the Trust Indenture Act of 1939. The initial Property Trustee of each Trust is Wilmington Trust Company, a Delaware banking corporation, which maintains a principal place of business in Delaware. If the Property Trustee ceases to have its principal place of business in Delaware, each Trust also must have a "Delaware Trustee" that maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. The holder of the common securities will be entitled to appoint, remove, replace or change the number of the trustees of each Trust. The trust declaration of each Trust governs the duties and obligations of the trustees for that Trust.

USE OF PROCEEDS

        Except as may be set forth in the applicable prospectus supplement, NorthWestern will use the net proceeds from the sale of any securities it offers for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, working capital and other investments in, or acquisitions of, businesses and assets. Pending application of the net proceeds for specific purposes, NorthWestern may invest them in short-term or marketable securities. If NorthWestern has made any specific allocations of proceeds to a particular purpose at the date of any prospectus supplement, they will be described in that prospectus supplement.

        Each Trust will use all of the proceeds received from the sale of its securities to purchase subordinated debt securities from NorthWestern. Unless otherwise set forth in the applicable prospectus supplement, the net proceeds to NorthWestern from the sale of subordinated debt securities to a Trust will be added to NorthWestern's general funds and used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for NorthWestern for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three-month period ended March 31, 1999. For the purpose of calculating these ratios, "earnings" consist of income from continuing operations before income taxes and minority interest, "fixed charges" consist of interest on all indebtedness, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor, and "preferred dividends" represent dividends paid on all preferred shares (consisting solely of shares of Cumulative Preferred Stock) outstanding during the periods.

	Year Ended December 31,
						Quarter Ended March 31, 1999(1)
	1994	1995	1996	1997	1998
Ratio of Earnings to Fixed Charges	3.4	3.4	3.2	3.0	3.1	5.9
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	3.4	3.1	2.7	2.6	2.8	5.0

(1)
Results for quarter ended March 31, 1999 are not necessarily indicative of results for the year ended December 31, 1999.

DESCRIPTION OF MORTGAGE BONDS

        The Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee (the "Bond Trustee"). In this prospectus, we refer to this General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the "Mortgage." A copy of the Mortgage, as supplemented to date, has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of Mortgage Bonds.

        The following summary of Mortgage is not complete and is subject to, and qualified in its entirety by, the provisions of the Mortgage. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the Mortgage. References to article and section numbers in this description of the Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the Mortgage.

General

        The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of outstanding Mortgage Bonds. As of June 30, 1999, there were outstanding $20 million of 6.99% Series Mortgage Bonds due 2002, $60 million of 7.10% Series Mortgage Bonds due 2005 and $55 million of 7% Series Mortgage Bonds due 2023. Additional Mortgage Bonds may be issued under the Mortgage on the basis of property additions, retired bonds and cash. See "Issuance of Additional Mortgage Bonds" below. If NorthWestern uses this prospectus to offer any Mortgage Bonds, an accompanying prospectus supplement will describe the following terms of the Mortgage Bonds being offered:

  •
  the title (series designation)

  •
  any limit upon aggregate principal amount

  •
  the percentage of principal amount at which they will be issued

  •
  the principal repayment dates

  •
  the interest rates and the date interest begins to accrue (or the method of determining them) and the basis for calculating interest

  •
  the bases for issuance

  •
  the terms and conditions of optional redemption, if any, including periods, dates and prices

  •
  the terms and conditions of mandatory or sinking fund redemption, including periods, dates and prices

  •
  the denominations, other currencies

        While the Mortgage requires NorthWestern to maintain the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the Mortgage Bonds.

        Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These Mortgage Bonds, as well as other Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

        Other than the security afforded by the lien of the Mortgage and the restrictions on the issuance of additional Mortgage Bonds, there are no provisions of the Mortgage which afford the holders of the Mortgage Bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See "Consolidation, Merger, Conveyance, Transfer or Lease" below.

Redemption of the Mortgage Bonds

        If the series of Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to Mortgage Bonds redeemable at the option of the holder, Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

        Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the Mortgage Bonds. (See Section 5.04.)

Security

        Except as discussed below, Mortgage Bonds issued under the Mortgage will be secured primarily by the lien of the Mortgage on NorthWestern's properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska, together with the properties owned by NorthWestern as of August 1, 1993 located in the States of North Dakota and Iowa (which consist principally of shared ownership interests in electric generating facilities). Unless NorthWestern otherwise elects, the lien of the Mortgage does not extend to any properties that NorthWestern acquired in the States of North Dakota and Iowa after August 1, 1993.

        The lien of the Mortgage is subject to permitted liens, including:

  •
  tax liens and other governmental charges which are not delinquent and which are being contested

  •
  construction and materialmen's liens

  •
  judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, property of NorthWestern

  •
  leasehold interests

  •
  liens on NorthWestern's pollution control and sewage and solid waste facilities

  •
  other liens and encumbrances. (See Section 1.01.)

        The following, among other things, are excepted from the lien of the Mortgage:

  •
  cash and securities not paid to, deposited with or held by the Bond Trustee under the Mortgage

  •
  contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, intellectual property rights and other general intangibles

  •
  permits, licenses and franchises

  •
  automobiles, other vehicles, movable equipment, aircraft and vessels

  •
  goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of NorthWestern

  •
  fuel, materials, supplies and other personal property consumable in the operations of NorthWestern's business

  •
  computers, machinery and equipment

  •
  coal, ore, gas, oil, minerals and timber mined or extracted from the land

  •
  gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with main or branch trunk lines

  •
  electric energy, gas, steam, water and other products generated, produced or purchased

  •
  leasehold interests

  •
  books and records. (See Granting Clauses.)

        Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into supplemental indentures to extend the lien of the Mortgage to additional property,

whether or not used in NorthWestern's electric or gas utility businesses, including property which would otherwise be excepted from the Mortgage lien. (See Section 14.01.) This additional property, so long as it would otherwise constitute "Property Additions" (as described below), would then be available as a basis for the issuance of Mortgage Bonds. See "Issuance of Additional Mortgage Bonds" below.

        The Mortgage contains provisions subjecting after-acquired property to the lien of the Mortgage. These provisions are limited in the case of consolidation or merger (whether or not NorthWestern is the surviving corporation) or sale of substantially all of NorthWestern's assets. In the event NorthWestern consolidates, merges or transfers all the Mortgaged Property as or substantially as an entirety, the Mortgage lien will only be required to extend to properties acquired by the successor corporation from NorthWestern in or as a result of the transaction, together with improvements, extensions and additions to those properties and renewals, replacements and substitutions of or for any part or parts of those properties. See Article Thirteen and "Consolidation, Merger, Conveyance, Transfer or Lease" below. In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition.

        The Mortgage provides that the Bond Trustee will have a lien, prior to the lien on behalf of the holders of Mortgage Bonds, upon the mortgaged property (including any money collected as proceeds of the mortgaged property), for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Issuance of Additional Mortgage Bonds

        The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of any Mortgage Bonds. (See Sections 3.01 and 14.01.) Mortgage Bonds of any series may be issued from time to time under Article Four of the Mortgage on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

          (1)  75% of the cost or fair value (whichever is less) of Property Additions which do not constitute "bonded" Property Additions, after specified deductions and additions, primarily including adjustments to offset property retirements. "Bonded" Property Additions are those that have been made the basis of the authentication and delivery of Mortgage Bonds, the release of Mortgaged Property or cash withdrawals.

          (2)  The aggregate principal amount of Mortgage Bonds no longer outstanding under the Mortgage, including Mortgage Bonds deposited under any sinking or analogous funds, which have not been used for other purposes under the Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash.

          (3)  Any cash deposited with the Bond Trustee.

        In general, NorthWestern may not issue Mortgage Bonds unless its Adjusted Net Earnings (as described below) for 12 consecutive months within the preceding 18 months were at least one and three-fourths times the Annual Interest Requirements on all Mortgage Bonds then outstanding or applied for, and all other indebtedness secured by a lien prior to the lien of the Mortgage, except that this net earnings test does not apply if the additional Mortgage Bonds to be issued have no stated interest rate prior to maturity. NorthWestern is not required to satisfy the net earnings requirement prior to issuing Mortgage Bonds in replacement of retired Mortgage Bonds unless the stated maturity of the retired Mortgage Bonds is more than five years after the date NorthWestern proposes to replace them and the stated interest rate, if any, on the retired Mortgage Bonds immediately prior to maturity is less than the initial stated interest rate, if any, on the replacement Mortgage Bonds. (See Section 1.03 and Article Four.)

        Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income (including the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in NorthWestern's books of account; and any refund of revenues previously collected or accrued by NorthWestern subject to possible refund. With respect to Mortgage Bonds of a series subject to a periodic offering (such as a medium-term note program), the Bond Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the Mortgage Bonds of the series (unless NorthWestern's order requesting the authentication and delivery of Mortgage Bonds is delivered on or after the date which is two years after the most recent net earnings certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

        Property Additions generally include any property which is owned by NorthWestern and is subject to the lien of the Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of NorthWestern. (See Section 1.04.)

Release of Property

        NorthWestern may obtain the release from the lien of the Mortgage of any Mortgaged Property if the fair value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Mortgaged Property to be acquired by NorthWestern with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds outstanding.

        The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain and provides for dispositions of obsolete property and grants of surrender of certain rights without any release or consent by the Bond Trustee.

        If any property released from the lien of the Mortgage continues to be owned by NorthWestern, the Mortgage will not become a lien on any improvement, extension or addition to the property or renewals, replacements or substitutions of or for any part or parts of the property. (See Article Eight.)

Withdrawal of Cash

        Subject to certain limitations, NorthWestern may withdraw cash held by the Bond Trustee to the extent of the cost or fair value (whichever is less) of unbonded Property Additions, after deductions and additions primarily including adjustments to offset retirements. Alternatively, NorthWestern may withdraw cash held by the Bond Trustee in an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds that NorthWestern would be entitled to issue on the basis of retired Mortgage Bonds (with any withdrawal being in lieu of the issuance of those bonds), or in an amount equal to 133 1/3% of the aggregate principal amount of any outstanding Mortgage Bonds delivered to the Bond Trustee. In addition, the Bond Trustee may, upon the request of NorthWestern, use cash to purchase Mortgage Bonds (at prices not exceeding 133 1/3% of the principal amount thereof) or to redeem or pay at stated maturity Mortgage Bonds, with any Mortgage Bonds received by the Bond Trustee pursuant to these provisions being canceled by the Bond Trustee. (See Section 8.06.) Notwithstanding the foregoing, cash deposited with the Bond Trustee as the basis for authentication and delivery of Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Bonds NorthWestern would be entitled to issue on any basis (with any withdrawal being in lieu of the issuance of those bonds), or may, upon the request of NorthWestern, be used to purchase, redeem or pay Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections 4.05 and 7.02.)

Consolidation, Merger, Conveyance, Transfer or Lease

        NorthWestern may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any person unless the transaction is on terms that will fully preserve the lien and security of the Mortgage and the rights and powers of the Bond Trustee and the holders of Mortgage Bonds, and the successor corporation or person is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and executes and delivers to the Bond Trustee a supplemental indenture. This supplemental indenture must contain an assumption by the successor corporation or person of the due and punctual payment of the principal of and any premium and interest on the Mortgage Bonds and the performance of all of the covenants of NorthWestern under the Mortgage and contains a grant, conveyance, transfer and mortgage by the successor corporation or person confirming the lien of the Mortgage on the Mortgaged Property and subjecting to the lien all property thereafter acquired which constitutes an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof. At the election of the successor corporation or person, the supplemental indenture may contain a provision subjecting to the lien of the Mortgage any other property then owned or thereafter acquired by the successor as it may specify. In the case of a lease of the Mortgaged Property, the lease will be made expressly subject to termination by NorthWestern or the Bond Trustee at any time during the continuance of an event of default under the Mortgage. (See Section 13.01.)

        The Mortgage does not contain provisions requiring the repurchase of the Mortgage Bonds upon the change in control of NorthWestern.

Modification of Mortgage

        Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to evidence the succession of another person to NorthWestern and the assumption by any successor of the covenants of NorthWestern in the Mortgage and in the Mortgage Bonds

  •
  to add one or more covenants of NorthWestern or other provisions for the benefit of all holders of Mortgage Bonds or for the benefit of the holders of, or to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon NorthWestern by the Mortgage

  •
  to correct or amplify the description of any property subject to the lien of the Mortgage, or better to assure, convey and confirm to the Bond Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property

  •
  to convey, transfer and assign to the Bond Trustee, and to subject to the lien of the Mortgage, property of subsidiaries of NorthWestern which is or will be used for one or more of the primary purposes of NorthWestern's business

  •
  to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that any change, elimination or addition that adversely affects the interests of the holders of any series or tranche of Mortgage Bonds in any material respect will not become effective with respect to that series or tranche

  •
  to establish the form or terms of the Mortgage Bonds of any series or tranche as permitted by the Mortgage

  •
  to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, thereon and for the procedures for the registration, exchange, replacement and voting of bearer securities and related matters

  •
  to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee

  •
  to provide the procedures required for a noncertificated system of registration for all, or any series or tranche of, the Mortgage Bonds

  •
  to change any place where (1) payments on the Mortgage Bonds of any series or tranche will be made, (2) the Mortgage Bonds of any series or tranche may be surrendered for registration of transfer or for exchange or (3) notices and demands to or upon NorthWestern in respect of the Mortgage Bonds of any series or tranche and the Mortgage may be served

  •
  to cure any ambiguity in the Mortgage, to correct or supplement any provision which may be defective or inconsistent with any other provision in the Mortgage, or to make any other changes and additions with respect to matters and questions arising under the Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of Mortgage Bonds of any series or tranche in any material respect

  •
  to reflect changes in generally accepted accounting principles

  •
  to provide the terms and conditions of the exchange or conversion, at the option of the holders of Mortgage Bonds of any series, of those Mortgage Bonds for or into Mortgage Bonds of another series or stock or other securities of NorthWestern or any other corporation

  •
  to change the words "Mortgage Bonds" to "First Mortgage Bonds" in the descriptive title of all outstanding Mortgage Bonds at any time

  •
  to comply with the rules or regulations of any national securities exchange on which any of the Mortgage Bonds may be listed

  •
  to increase the aggregate principal amount of Mortgage Bonds which may be authenticated and delivered under the Mortgage

        (See Section 14.01.)

        Without limiting the generality of the foregoing, if the Trust Indenture Act is amended in such a way as to require changes to the Mortgage or to permit changes to, or the elimination of, provisions which the Trust Indenture Act previously required to be contained in the Mortgage, NorthWestern and the Bond Trustee may, without the consent of the holders of any Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect that amendment. (See Sections 14.01.)

        Except as provided above, the Mortgage may not be amended or supplemented without bond holder approval. In most instances, the holders of not less than a majority in aggregate principal amount of the outstanding Mortgage Bonds of all series or tranches that are affected by the proposed supplemental indenture, considered as one class, is sufficient to approve a supplemental indenture. However, a supplemental indenture that does any of the following must be approved by each holder of the outstanding Mortgage Bonds that would be directly affected:

  •
  changes the stated maturity of the principal of, or any installment of principal of or interest on, any Mortgage Bond

  •
  reduces the principal amount of any Mortgage Bond or the rate of interest thereon (or the amount of any installment of interest thereon) or changes the method of calculating such rate or reduces any premium payable upon the redemption thereof, or reduces the amount of the principal of a discount bond that would be due and payable upon a declaration of acceleration of maturity or changes the coin or currency (or other property) in which any Mortgage Bond or any premium or the interest thereon is payable

  •
  impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date)

  •
  permits the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminates the lien of the Mortgage on all or substantially all of the Mortgaged Property, or deprives a holder of the benefit of the security of the lien of the Mortgage

  •
  reduces the percentage in principal amount of the outstanding Mortgage Bonds of such series or tranche, the consent of the holders of which is required to enter into any supplemental indenture or to waive compliance with any provision of the Mortgage or any default thereunder and its consequences, or reduces the requirements for quorum or voting

  •
  modifies certain of the provisions of the Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Mortgage Bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the Mortgage of the holders of the Mortgage Bonds of any other series or tranche. (See Section 14.02.)

Waiver

        The holders of at least a majority in aggregate principal amount of all Mortgage Bonds may waive NorthWestern's obligations to comply with covenants requiring it to maintain its corporate existence and properties, pay taxes and discharge liens, maintain insurance and make filings necessary to protect the security of the holders of Mortgage Bonds and the rights of the Bond Trustee, provided that the waiver occurs before the time compliance is required. The holders of at least a majority in aggregate principal amount of outstanding Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with NorthWestern's obligation to maintain an office or agency where Mortgage Bonds of those series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting those series or tranches. (See Section 6.09.)

Events of Default

        Each of the following events constitutes an "Event of Default" under the Mortgage:

  •
  failure to pay interest on any Mortgage Bond within 60 days after it becomes due

  •
  failure to pay principal of or premium, if any, on any Mortgage Bond within 15 days after its maturity

  •
  failure to perform or breach of any covenant or warranty of NorthWestern in the Mortgage (other than a covenant to pay interest, principal or premium with respect to any Mortgage Bond) for a period of 60 days after NorthWestern receives a notice of default, subject to extension as described below

  •
  Specified events relating to reorganization, bankruptcy and insolvency of NorthWestern and appointment of a receiver or trustee for its property (See Section 10.01.)

        Either the Bond Trustee or the holders of at least 50% in principal amount of outstanding Mortgage Bonds may give a notice of default specifying the default or breach and requiring it to be remedied. The Bond Trustee (if it gave the notice), or the Bond Trustee and the holders of at least the same principal amount of Mortgage Bonds as gave the notice (if bondholders gave the notice) may agree to extend the 60-day period prior to its expiration and will be deemed to have agreed to an extension as long as NorthWestern has initiated and is diligently pursuing corrective action.

Remedies

        If an Event of Default occurs and is continuing, then the Bond Trustee or the holders of not less than a majority in principal amount of the Mortgage Bonds then outstanding may declare the principal amount (or if the Mortgage Bonds are discount bonds, any portion of the principal amount that may be provided pursuant to the terms of the Mortgage) of all of the Mortgage Bonds, together with any premium and interest accrued thereon, to be immediately due and payable. At any time after declaration of the maturity of the Mortgage Bonds then outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money is obtained by the Bond Trustee as provided in the Mortgage, the Event or Events of Default giving rise to the declaration of acceleration will be deemed to have been waived, and the declaration rescinded and annulled, if:

  •
  NorthWestern has paid the Bond Trustee a sum sufficient to pay:

  •
  any overdue interest on all Mortgage Bonds;

  •
  the principal of and any premium on any Mortgage Bonds which have become due otherwise than by declaration of acceleration and interest thereon at the rate or rates prescribed in those Mortgage Bonds; and

  •
  all amounts due to the Bond Trustee as compensation and reimbursement as provided in the Mortgage; and

  •
  any Event or Events of Default other than the non-payment of the principal of Mortgage Bonds which have become due solely by declaration of acceleration have been cured or waived as provided in the Mortgage. (See Sections 10.02 and 10.17.)

        The Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Bond Trustee has the power to take possession of, hold, operate, manage or sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (See Sections 10.03, 10.04 and 10.05.)

        If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. However, the Bond Trustee need not follow any direction that conflicts with any rule of law or with the Mortgage, that could involve the Bond Trustee in personal liability in circumstances where indemnity would not, in the Bond Trustee's sole discretion, be adequate or that is unduly prejudicial to the rights of the nonassenting holders. The Bond Trustee may take any other action it deems proper which is not inconsistent with that direction. (See Section 10.16.)

        No holder of any Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) the holder has previously given to the Bond Trustee written notice of a continuing Event of Default, (2) the holders of not less than a majority in aggregate principal amount of the Mortgage Bonds then outstanding have made written request to the Bond Trustee to institute proceedings in respect of that Event of Default and have offered the Bond Trustee reasonable indemnity against cost and liabilities incurred in complying with such request, (3) for 60 days after receipt of notice from the holder, the Bond Trustee has failed to institute any proceeding and (4) no direction inconsistent with the holder's request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Mortgage Bonds then outstanding. Furthermore, no holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 10.11.) Notwithstanding these limitations on the right to institute a proceeding with respect to the Mortgage, each holder of a Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that holder's Mortgage Bond when due and to institute suit for the enforcement of that payment, and this right to payment may not be impaired without the consent of the holder. (See Section 10.12.) The Mortgage provides that the Bond Trustee will give the holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless the default is cured, or waived, except that no notice to holders of an Event of Default that is subject to a 60-day cure period may be given until at least 45 days after the failure to perform or breach giving rise to the default. (See Section 11.02.) The Trust Indenture Act currently permits the Bond Trustee to withhold notice of default (except for certain payment defaults) if the Bond Trustee in good faith determines that doing so is in the interest of the holders.

        As a condition to taking action to enforce the lien of the Mortgage and to institute action on the Mortgage Bonds, the Bond Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Defeasance

        Any Mortgage Bonds, or any portion of the principal amount of any Mortgage Bonds, will be deemed to have been paid for purposes of the Mortgage if there has been irrevocably deposited in trust with the Bond Trustee, money or Eligible Obligations (as described below), or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of and any premium and interest due and to become due on such Mortgage Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those direct obligations or in any specific interest or principal payments due in respect thereof.

Resignation and Removal of the Bond Trustee

        The Bond Trustee may resign at any time by giving written notice to NorthWestern. The holders of a majority in principal amount of Mortgage Bonds then outstanding may remove the Bond Trustee at any time by delivering written notice to the Trustee and NorthWestern. No resignation or removal of the Bond Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts its appointment in accordance with the requirements of the Mortgage. In addition, so long as no Event of Default or event which, after notice of lapse of time, or both, would become an Event of Default has occurred and is continuing, NorthWestern may, by resolution of its Board of Directors, appoint a successor trustee. If NorthWestern delivers to the Bond Trustee a resolution appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the Mortgage, the Bond Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (See Section 11.10.)

Governing Law

        The Mortgage and the Mortgage Bonds are governed by the internal laws of the State of South Dakota.

Concerning the Bond Trustee

        The Chase Manhattan Bank, the Bond Trustee under the Mortgage, has been a regular depositary of funds of NorthWestern. There are instances under the Trust Indenture Act which would require the Bond Trustee to resign, such as if an affiliate of the Bond Trustee were to act as underwriter with respect to any of the Mortgage Bonds.

Registration and Transfer

        The transfer of the Mortgage Bonds may be registered, and Mortgage Bonds may be exchanged for other Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Chase Manhattan Bank, as bond registrar for the Mortgage Bonds, in Brooklyn, New York. NorthWestern may change the place for registration of transfer of the Mortgage Bonds, may appoint one or more additional bond registrars (including NorthWestern) and may remove any bond registrar, all at its discretion. (See Section 6.02.) The applicable prospectus supplement will identify any new place for registration of transfer and additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of the prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, no service charge will be payable for any transfer or exchange of the Mortgage Bonds, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange. NorthWestern will not be required to issue, and no bond registrar will be required to register the transfer of or to exchange, Mortgage Bonds of any series during a period of 15 days prior to giving any notice of redemption, or any Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Bond being redeemed in part. (See Section 3.05.)

DESCRIPTION OF DEBT SECURITIES

        The debt securities may be either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities may be issued, in one or more series, from time to time under a Senior Debt Securities Indenture dated as of November 1, 1998 between NorthWestern and The Chase Manhattan Bank, as trustee. The Subordinated Debt Securities may be issued, in one or more series, from time to time under a Subordinated Debt Securities Indenture dated as of August 1, 1995 between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee. In this prospectus we refer to the indenture for the Senior Debt Securities as the "Senior Indenture," the indenture for the Subordinated Debt Securities as the "Subordinated Indenture" and the two indentures together as the "Indentures." The Chase Manhattan Bank, as trustee under the Indentures will act as indenture trustee for the purposes of the Trust Indenture Act. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.

        The following summary of the Indentures is not complete and is subject to, and qualified in its entirety by the provisions of the Indentures. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the applicable Indenture. References to article and section numbers in this description of the debt securities, unless otherwise indicated, are references to article and section numbers of each Indenture.

General

        The Indentures do not limit the amount of Senior Debt Securities or Subordinated Debt Securities that may be issued. The Indentures provide for the issuance of Senior Debt Securities any Subordinated Debt Securities from time to time in one or more series. As of June 30, 1999, $105 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and $32.5 million principal amount of Subordinated Debt Securities were outstanding under the Subordinated Indenture. Any debt securities that NorthWestern may offer will be direct, unsecured obligations of NorthWestern. The Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of NorthWestern, and the Subordinated Debt Securities will be subordinate and junior in right of payment to other indebtedness of NorthWestern to the extent set forth in the terms of that particular series of Subordinated Debt Securities. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NorthWestern's Board of Directors or a committee of the board.

        If NorthWestern uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered:

  •
  the title

  •
  any limit on the aggregate principal amount

  •
  the percentage of the principal amount at which they will be issued and the portion of the principal amount payable upon acceleration of maturity (or the method by which that portion will be determined)

  •
  the principal repayment dates

  •
  the rights, if any, to defer payments of interest by extending the interest payment period, and the duration of any extensions

  •
  the subordination terms (in the case of Subordinated Debt Securities)

  •
  the interest rates and the date interest begins to accrue (or the method of determining them)

  •
  the interest payment dates, the regular record dates for any interest payment dates and the basis on which interest will be calculated

  •
  the terms and conditions of any mandatory or optional sinking fund redemption, including the dates on which, and the price or prices at which, securities will be redeemed

  •
  the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, securities may be redeemed

  •
  the denominations, other currencies

  •
  any deletions from, modifications of or additions to the events of default or covenants of NorthWestern

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $25 or any integral multiple thereof. No service charge will be payable for any transfer or exchange of the debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange.

        Unless otherwise indicated in the applicable prospectus supplement, the principal of, and any premium or interest on, the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the indenture trustee in New York City. However, at the option of NorthWestern, payment of interest may be made by check mailed to the address of the person entitled to receive payment as that person's address appears in the security register.

        Debt securities may be issued as discount securities, which may be sold at a discount below their principal amount. These debt securities, as well as other debt securities that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States Federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to debt securities. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of debt securities that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

        The Indentures do not contain any provisions that may afford the holders of Debt Securities protection in the event of a highly leveraged transaction or other transaction involving NorthWestern. The Indentures also do not contain any provisions that would limit the ability of NorthWestern to incur indebtedness or to declare or pay dividends on its capital stock.

Subordination

        Debt securities that are Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of NorthWestern to the extent set forth in the applicable prospectus supplement. (See Section 301.)

Option to Extend Interest Payment Period

        If provided in the applicable prospectus supplement, NorthWestern will have the right under the Subordinated Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. We refer to any period in which NorthWestern extends the applicable interest payment period as an "Extension Period." During an Extension Period, interest will continue to accrue on the Subordinated Debt Securities and will be compounded quarterly, and, as a result, distributions will continue to accumulate at the rate specified in the applicable prospectus supplement. During an Extension Period, NorthWestern may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock. During an Extension Period, NorthWestern may not make any payment on or repurchase or redeem any of its debt securities that rank on a parity with or junior in interest to the Subordinated Debt Securities. The foregoing restrictions, however, do not apply to the following:

  •
  the repurchase, redemption or other acquisition of shares made in connection with:

  •
  an employment contract, benefit plan or other similar arrangement with or for the benefit of any employees, officers, directors or consultants

  •
  a dividend reinvestment or stockholder stock purchase plan

  •
  the issuance of capital stock of NorthWestern (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the Extension Period

  •
  the exchange, redemption or conversion of any class or series of capital stock or any capital stock or indebtedness for any other class or series of capital stock

  •
  the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged

  •
  the declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant to any stockholder's rights plan

  •
  the declaration of a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock

  •
  the payments under a guarantee by NorthWestern with respect to any securities of any of its subsidiaries, provided the proceeds from the issuance of those securities were used to purchase Subordinated Debt Securities

Additional Sums

        If, at any time the Subordinated Debt Securities are held by a Trust, that Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event. For a description of "Tax Event," see "Description of the Trust's Trust Securities—Redemption or Exchange—Tax Event or Investment Company Event Redemption."

Option to Accelerate Maturity Date

        If, at any time the Subordinated Debt Securities are held by a Trust, NorthWestern is not able to deduct the interest payable on the Subordinated Debt Securities as a result of a Tax Event, then NorthWestern will have the right to accelerate the stated maturity of the Subordinated Debt Securities to the minimum extent required so that interest on the Subordinated Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity of the Subordinated Debentures may not be less than 15 years from the date of the original issuance. Moreover, NorthWestern may not accelerate the stated maturity unless it has received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Subordinated Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal income tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

Covenants When Subordinated Debt Securities Are Issued to a Trust

        At any time that Subordinated Debt Securities are held by a Trust, if there occurs any event that would constitute an Event of Default under the Subordinated Indenture, or if NorthWestern is in default with respect to its payment of any obligations under the related Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any Subordinated Debt Securities. (See Section 1009 of the Subordinated Indenture.) For a description of these restrictions, and the exceptions to the restrictions, see "—Option to Extend Interest Payment Period."

        If Subordinated Debt Securities are issued to a Trust, for as long as the Trust's securities remain outstanding, NorthWestern will covenant to maintain direct or indirect ownership of 100% of the common securities of the Trust; provided that any permitted successor of NorthWestern under the Subordinated Indenture may succeed to NorthWestern's ownership of the common securities. NorthWestern will also covenant to use its reasonable efforts to cause the Trust to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of the securities in liquidation of the Trust, the redemption of all of the securities of the Trust, or mergers or consolidations, each as permitted by the applicable trust declaration, and otherwise to continue to be classified as a grantor trust for United States federal income tax purposes. (See Section 1010 of the Subordinated Indenture.)

Consolidation, Merger and Sale

        NorthWestern may not merge or consolidate with any other corporation, or sell all or substantially all of its assets to any entity, unless that corporation or entity is organized under the laws of the United States or any state thereof and assumes NorthWestern's obligations under each Indenture and, after giving effect to the transaction, NorthWestern is not in default under either Indenture. In addition, NorthWestern will deliver to the indenture trustee an officer's certificate and an opinion of counsel to the effect that the transaction complies with each Indenture. (See Section 801.)

Modification of Indentures

        NorthWestern and the indenture trustee may modify or amend either Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

  •
  to evidence the succession of another person as obligor under the Indenture

  •
  to add to NorthWestern's covenants

  •
  to add events of default

  •
  to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision)

  •
  to establish the form or terms of debt securities of any series

  •
  to secure the debt securities

  •
  to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee

  •
  to prohibit the authentication and delivery of additional series of debt securities, or to cure any ambiguity, defect or inconsistency in the Indenture (so long as the action does not adversely affect the interest of the holders of any outstanding debt securities)

(See Section 901.)

        Except as provided above, the consent of the holders of a majority in principal amount of all outstanding Senior Debt Securities or Subordinated Debt Securities, as the case may be, considering all affected series as one class, will be required to modify or amend the applicable Indenture. However, any modification or amendment that would do any of the following will require the consent of the holder of each affected debt security:

  •
  change the stated maturity of the principal of or any premium on any debt security

  •
  reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security

  •
  change the redemption provisions of any debt security

  •
  change any obligation of NorthWestern to pay additional amounts in respect of any debt security

  •
  reduce the principal amount of a discount security that would be payable upon acceleration of its maturity

  •
  adversely affect any holder's right of repayment

  •
  change the place or currency of payment of principal of, or any premium or interest on, any debt security

  •
  impair a holder's right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date

  •
  reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture

  •
  reduce the requirements for voting described below

  •
  modify any change of control provisions

  •
  modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default

(See Section 902.)

Events of Default

        Each Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an "Event of Default":

  •
  default in the payment of any interest upon any debt security that becomes due and payable and continues for 30 days (10 days in the case of Subordinated Debt Securities issued to a Trust)

  •
  default in the payment of the principal of or any premium on any debt security when due

  •
  default in the deposit of any sinking fund payment when due

  •
  default in the performance or breach of any covenant or agreement in the Indenture for 60 days after written notice to NorthWestern from the indenture trustee or from the holders of at least 25% of the outstanding debt securities of that series

  •
  certain events of bankruptcy, insolvency or reorganization of NorthWestern

In the case of Subordinated Debt Securities issued to a Trust, Events of Default also include the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of trust securities in liquidation of the Trust, the redemption of all of the trust securities of such Trust, or mergers or consolidations, each as permitted by the trust declaration. NorthWestern is required to file annually with the indenture trustee an officer's certificate showing NorthWestern's compliance with all conditions and covenants under each Indenture. The indenture trustee may withhold notice to the holders of debt securities of any default, other than a default in a payment with respect to the debt securities, if it considers it in the interest of the holders to do so. (See Section 501.)

        If an Event of Default involving certain events of bankruptcy, insolvency or reorganization of NorthWestern occurs, then the principal of all the applicable debt securities, including accrued and unpaid interest, will automatically be due and payable. If any other type of Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the debt securities due and payable immediately. (See Section 502.)

        If an Event of Default occurs, the indenture trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities, unless the holders offer to the indenture trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in complying with a request. The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the applicable Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions in conflict with law or the Indenture, that expose the Indenture trustee to personal liability or that are unduly prejudicial to other holders. (See Section 512.)

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable Indenture and its consequences, except a default in respect of a payment on any debt security of that series or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security. (See Section 513.)

        If an Event of Default occurs with respect to Subordinated Debt Securities issued to a Trust, that Trust's Property Trustee will have the right to declare the principal of and all interest and other payments on those Subordinated Debt Securities to be immediately due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. The holders of the Trust's Preferred Securities have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities—Voting Rights; Amendment of Trust Declaration." If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

Defeasance

        Each Indenture provides that, unless a series of debt securities provides otherwise, NorthWestern may defease and be discharged from all obligations with respect to any series of debt securities ("defeasance") or be released from its obligations with respect to any series of debt securities or any other covenant so that its failure to comply with these obligations will not constitute a default or an event of default ("covenant defeasance"). NorthWestern may effect a defeasance or covenant defeasance by irrevocably depositing in trust with the indenture trustee money, in the currency in which the series of debt securities is payable, or Government Obligations (as described below), or a combination of money and Government Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, these debt securities. NorthWestern does not have the right to effect defeasance with respect to any series of Subordinated Debt Securities issued to a Trust. (See Sections 1401, 1402 and 1403.)

        NorthWestern may not effect defeasance or covenant defeasance unless NorthWestern delivers to the indenture trustee an opinion of counsel to the effect that the holders of the affected debt securities (1) will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and (2) will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times if defeasance or covenant defeasance had not occurred. (See Section 1404.)

        "Government Obligations" means securities that are direct obligations of the government that issued the currency in which the debt securities are payable, or obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the government that issued the currency in which the debt securities are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer. Depository receipts issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of a Government Obligation held by a custodian for the account of the holder of a depository receipt also constitute "Government Obligations." (See Section 101.)

        The prospectus supplement relating to any series of debt securities being offered may further describe any provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to those debt securities.

Governing Law

        The Indentures and the debt securities are governed by the internal laws of the State of New York. (See Section 112.)

Information Concerning the Indenture Trustee

        Prior to default, the indenture trustee undertakes to perform only those duties specifically set forth in the Indentures. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by either Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the indenture trustee. The indenture trustee is not required to expend its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Section 601.)

Registration and Transfer

        The debt securities will be issued as registered securities and will be in certificated form or will be represented by global securities as described below under "Book-Entry Issuance." Unless otherwise described in the applicable prospectus supplement, registered Senior Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000, and registered Subordinated Debt Securities will be issued in denominations of $25. (See Section 302.)

        A holder may exchange registered debt securities for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. A holder may present registered debt securities, duly endorsed or accompanied by a written instrument of transfer, for registration of transfer at the indenture trustee's corporate trust office in New York City or at the office of any transfer agent identified in any prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (See Section 305.)

        In the event of any redemption of any series of debt securities, NorthWestern will not be required to issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption. Furthermore, NorthWestern will not be required to register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder or called for redemption, except any portion not being repaid or redeemed. (See Section 305.)

Miscellaneous

        NorthWestern will have the right at all times to assign any of its rights or obligations under either Indenture to a direct or indirect wholly owned subsidiary as long as NorthWestern remains liable for all of its obligations. Subject to NorthWestern's right, each Indenture will be binding upon and inure to the benefit of the parties to the Indenture and their respective successors and assigns. Each Indenture provides that it may not otherwise be assigned. (See Section 803.)

DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

        NorthWestern's charter authorizes three classes of capital stock: cumulative preferred stock, preference stock and common stock. In this prospectus we refer to the preferred stock and the preference stock together as the "Priority Stock". The description of the general terms of the Priority Stock which follows is not complete and is subject to, and qualified in its entirety by, the provisions of the charter and the certificate of designations relating to each series of Priority Stock that may be offered. A copy of NorthWestern's charter has been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the certificates of designations relating to any Priority Stock that may be offered will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time that Priority Stock is issued.

General

        The charter authorizes 1,000,000 shares of preferred stock, par value $100 per share, and 1,000,000 shares of preference stock, par value $50 per share. The preference stock is junior to the preferred stock but senior to the common stock. As of June 30, 1999, NorthWestern had outstanding 26,000 shares of 4 1/2% Series Cumulative Preferred Stock, 11,500 shares of 6 1/2% Series Cumulative Preferred Stock, and no shares of preference stock.

        NorthWestern may issue Priority Stock in one or more series, without stockholder approval. Subject to limitations prescribed by law and the charter, the Board of Directors of NorthWestern is authorized to determine the voting power (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions for each series of Priority Stock and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Priority Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of Priority Stock or that could have the effect of delaying, deferring or preventing a change in control of NorthWestern. See "Description of Common Stock—Certain Effects of Authorized but Unissued Stock."

        If NorthWestern uses this prospectus to offer any Priority Stock, an accompanying prospectus supplement will describe the following terms of the Priority Stock being offered:

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  the designation and stated value per share and the number of shares offered

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  the amount of liquidation preference per share

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  the initial public offering price

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  the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will accrue

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  any redemption or sinking fund provisions

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  any conversion or exchange rights

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  any additional voting, dividend, redemption, liquidation, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        When issued and paid for, the Priority Stock will be fully paid and nonassessable. The holders of Priority Stock will not have any preemptive rights. The applicable prospectus supplement will describe any special United States federal income tax consequences relating to the purchase and ownership of the Priority Stock.

        The Priority Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the applicable prospectus supplement.

Rank

        With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preferred stock will rank on a parity with each other share of preferred stock, irrespective of series, and will rank prior to the common stock and the preference stock and any other class or series of capital stock that NorthWestern may authorize over which the preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern. With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preference stock will rank on a parity with each other share of preference stock, irrespective of series, and will rank junior to the preferred stock but prior to the common stock and any other class or series of capital stock that NorthWestern may authorize over which the preference stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern.

        The Priority Stock will be junior to all of NorthWestern's outstanding debt. Each series of Priority Stock will be subject to creation of preferred or preference stock ranking senior to, on a parity with or junior to that series of Priority Stock to the extent not expressly prohibited by NorthWestern's charter.

Dividend Rights

        If NorthWestern's Board of Directors declares a cash dividend out of funds legally available for payment, the holders of the Priority Stock will be paid quarterly on the first day of March, June, September and December in each year at the rates per share per annum set forth in the applicable prospectus supplement. Such rates may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of NorthWestern on the applicable record dates determined by the Board of Directors. The record dates may not be more than 60 calendar days prior to the corresponding payment dates.

        Dividends on the Priority Stock will be cumulative. NorthWestern may not declare, pay or set apart for payment any dividend on any series of preferred stock or preference stock for any dividend period unless it has already paid or is then paying full cumulative dividends for all dividend periods terminating on or prior to the end of that dividend period. When dividends are not paid in full on all shares of preferred stock or preference stock, any dividend payments (including any accruals) on that class of Priority Stock will be paid to the holders of the shares of that class of Priority Stock in proportion to the respective sums which they would receive if all dividends accrued to the date of payment were declared and paid in full. Accruals of dividends will not bear interest. As long as any shares of preferred stock or preference stock are outstanding, NorthWestern may not pay or declare any dividends, whether in cash or property, nor make any distribution, on any class of stock ranking subordinate to that class. Neither NorthWestern nor any of its subsidiaries may purchase or redeem any shares of stock ranking subordinate to the preferred stock or preference stock, unless all dividends on that class of Priority Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for payment set apart. These provisions will not, however, apply to a dividend payable solely in shares of any stock ranking subordinate to the relevant class of Priority Stock or to the acquisition of shares of any stock ranking subordinate to that class of Priority Stock in exchange solely for shares of any other stock ranking subordinate to that class.

Liquidation Rights

        If NorthWestern liquidates, dissolves or winds up, or reduces its capital and distributes of assets to its shareholders, the holders of the Priority Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of common stock or any other security ranking junior to the Priority Stock, to receive an amount per share determined by the Board of Directors and set forth in the applicable prospectus supplement plus accrued and unpaid dividends to the distribution or payment date (whether or not earned or declared). No payments will be made with respect to the preference stock until the full liquidation rights of the preferred stock have been satisfied. In the event that the assets available for distribution with respect to a class of Priority Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of that class, then the assets will be distributed to the holders of shares of that class, in proportion to the full amounts to which they would otherwise be entitled. After payment of the full amount of the liquidation preference, the holders of Priority Stock will not be entitled to participate in any further distribution of assets by NorthWestern. The consolidation, merger, reorganization or sale of all or any part of the assets of NorthWestern will not be treated as a liquidation, dissolution or winding up for purposes of this provision.

Redemption

        If so provided in the applicable prospectus supplement, NorthWestern, by action of the board of directors, may redeem the Priority Stock at the redemption price set forth in the applicable prospectus supplement, plus accrued but unpaid dividends. From and after the date of redemption, all dividends on the Priority Stock called for redemption will cease to accrue, and the holders of that Priority Stock will have no further rights, other than the right to receive the redemption price.

Voting Rights

        At any time dividends in an amount equal to four quarterly dividend payments on the preferred stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preferred stock will have the right to a separate class vote to elect the smallest number of directors necessary to constitute a majority of NorthWestern's board of directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preferred stock to elect directors will cease, and the terms of the directors elected by the holders of the preferred stock will terminate. In such event, the holders of the common stock, voting as a class, are entitled to elect the remaining directors, subject to the rights of the holders of the preference stock if there is a similar dividend arrearage on the preference stock. While the holders of the preferred stock are entitled to elect a majority of the board of directors, payment of dividends on the preferred stock may not be unreasonably withheld if the financial condition of NorthWestern permits their payment.

        At any time dividends in an amount equal to four quarterly dividend payments on the preference stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preference stock will have the right to a separate class vote to elect two members of the Board of Directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preference stock to elect directors will cease and the terms of the two directors will terminate.

        Without the affirmative vote of the holders of two-thirds of the shares of a class of Priority Stock, voting separately as a class without respect to series, NorthWestern may not amend its charter to authorize any capital stock (which, in the case of the preference stock, includes any increase in the number of authorized shares of preferred stock), or any security or obligation convertible into any other capital stock, ranking prior in any respect to the preferred stock or the preference stock, as the case may be. In addition, without a two-thirds vote, NorthWestern may not change, by charter amendment or otherwise, the terms and provisions of any class of Priority Stock so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the outstanding shares of that class or their holders. However, if any amendment affects adversely the relative rights, preferences, qualifications, limitations or restrictions of less than all series of a class of Priority Stock, then only the affirmative vote of the holders of two-thirds of the shares of each series so affected is necessary. Furthermore, with respect to the preferred stock, NorthWestern may not, without a two-thirds vote, issue any shares of preferred stock or shares of any stock ranking on a parity with the preferred stock as to dividends or liquidation rights, or any securities convertible into shares of preferred stock or stock ranking on a parity with the preferred stock as to dividend or liquidation rights, unless the common stock equity (as defined in the charter) is not less than the aggregate par value of all shares of preferred stock and stock ranking prior to or on a parity with the preferred stock to be outstanding after the proposed issuance.

        Without the affirmative vote of the holders of at least a majority of the shares of each class of Priority Stock at the time outstanding (or, if required by law, without the affirmative vote of holders of at least a majority of each series of each class of Priority Stock at the time outstanding), NorthWestern may not merge, consolidate or sell all or substantially all of its assets.

        The holders of Priority Stock are entitled to one vote per share on each matter submitted for their vote, except that any class vote for the election of directors is subject to cumulative voting rights. In those instances, each holder is entitled to a number of votes equal to the number of shares he or she owns multiplied by the number of directors to be elected by the holders of that class of Priority Stock.

        None of the these voting requirements will apply if at the time provision has been made for the redemption of the outstanding Priority Stock.

        Except as described above or as required by law, the holders of any Priority Stock that may be offered will not be entitled to any voting rights unless provided for in the applicable certificate of designations and described in the applicable prospectus supplement.

No Other Rights

        Any Priority Stock that may be offered will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, NorthWestern's charter and the applicable certificate of designations or as otherwise required by law.

Transfer Agent and Registrar

        The transfer agent and the registrar for any Priority Stock that may be offered will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

        The following is a description of the common stock. This description is not complete and is subject to, and qualified in its entirety by, reference to the charter and the rights agreement governing NorthWestern's Shareholder Rights Plan. Copies of the charter and rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        NorthWestern is authorized to issue up to 50,000,000 shares of common stock, par value $1.75 per share. As of June 30, 1999, there were 23,108,123 shares of common stock outstanding held by approximately 10,000 stockholders of record. Subject to the limitations described below and the prior rights of any outstanding preferred stock and preference stock, the common stock is entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share. There is no provision for cumulative voting or preemptive rights. The holders of preferred stock and the holders of preference stock are each entitled to elect a certain number of directors in the event of a default in the payment of four quarterly dividends on any series of stock of that class and have voting rights with respect to charter amendments adversely affecting their rights, mergers, consolidations and dispositions of substantially all NorthWestern's assets. See "Description of Preferred Stock and Preference Stock." Upon any liquidation, voluntary or involuntary, of NorthWestern, holders of common stock are entitled to all the assets of NorthWestern after payment of NorthWestern's liabilities and satisfaction of the liquidation preferences of any outstanding preferred stock and preference stock. The outstanding shares of common stock are, and, when issued and paid for, any shares of common stock offered will be, fully paid and nonassessable.

        The common stock is listed on the New York Stock Exchange. The transfer agents and registrars for the common stock are Norwest Bank Minnesota, N.A. and NorthWestern.

Limitations on Dividends

        NorthWestern may not declare or pay cash dividends on the common stock unless full dividends on all shares of preferred stock and preference stock then outstanding for the current and all past quarterly dividend periods have been paid or provided for. Also, NorthWestern may not pay cash dividends on the common stock unless it has complied with all sinking fund requirements for the preferred stock and preference stock.

Rights

        NorthWestern has a Stockholder Rights Plan, which it first adopted in 1996, pursuant to which each share of common stock has associated with it one common stock purchase right. Each right, when exercisable, entitles the registered holder to purchase from NorthWestern one share of common stock at a price of $50 per share (as adjusted for the two-for-one stock split in May 1997), subject to further adjustments. The rights are evidenced by the common stock certificates and may not be exercised or transferred separately from the common stock until ten days after a person or group acquires, or announces a tender offer which would result in its acquiring, beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of NorthWestern.

        In the event that a person or group acquires 15% or more or NorthWestern's voting power, or if NorthWestern merges or engages in certain self-dealing transactions with a 15% or more stockholder, each right will entitle the holder (other than the 15% or more stockholder) to purchase a number of shares of common stock of NorthWestern or, if NorthWestern is not the surviving corporation, of the surviving corporation, having a market value of two times the exercise price of the Right.

        The rights do not have voting rights and are redeemable at NorthWestern's option at a price of $.005 per right at any time before they become exercisable. Unless earlier redeemed, the rights will expire on December 10, 2006.

Restrictions on Change of Control

        NorthWestern's charter contains several provisions which will make it difficult for any party to obtain control of NorthWestern through transactions not approved by the Board of Directors of NorthWestern. These include the following:

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  The Board of Directors is divided into three classes, only one of which stands for election each year for a three year term of office. As a result, it would take two successive annual elections for a party or group acquiring control to replace a majority of the incumbent directors.

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  Directors may not be removed from office before their terms expire except for cause.

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  A "business combination" between NorthWestern and any person or entity which owns 10% or more of the outstanding common stock, or an affiliate of such a person or entity, requires the approval of the holders of at least 75% of the outstanding common stock, unless certain "fair price" and other financial and procedural conditions are satisfied, as well as the approval of a majority of continuing directors.

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  Amending these charter provisions requires the approval of the holders of at least 75% of the outstanding shares of the outstanding common stock.

        In addition, NorthWestern is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) the transaction is approved by the board of directors prior to the date the person becomes an interested stockholder, (2) upon consummation of the transaction in which the person becomes an interested stockholder, the interested stockholder beneficially owned at least 85% of the outstanding shares of the corporation's voting stock which is not owned by directors, officers and company-controlled employee stock plans, or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. "Business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with its affiliated parties, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock.

        The overall effect of the above provisions may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control of NorthWestern by a holder of a large block of NorthWestern's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to NorthWestern's stockholders generally.

Certain Effects of Authorized but Unissued Stock

        NorthWestern may issue shares of common stock, preferred stock and preference stock without additional stockholder approval and may utilize the shares for a variety of corporate purposes, including to raise additional capital or to facilitate corporate acquisitions. Issuing preferred stock or preference stock could have the effect of delaying or preventing a change in control of NorthWestern. Issuing preferred stock or preference stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, issuing shares could decrease the market price of the common stock.

        Having authorized but unissued and unreserved common stock, preferred stock or preference stock may enable the board to issue shares to persons friendly to current management. This could render more difficult or discourage an attempt to obtain control of NorthWestern by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of NorthWestern.

Limitation of Director Liability

        NorthWestern's charter contains a provision that limits the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. This limitation does not, however, affect the liability of a director for any breach of the director's duty of loyalty to NorthWestern or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividend payments or stock redemptions or purchases or for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of NorthWestern and its stockholders (through stockholders' derivative suits on behalf of NorthWestern) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of NorthWestern or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

DESCRIPTION OF THE TRUSTS' PREFERRED SECURITIES

        Each Trust's trust declaration authorizes it to issue one class of Preferred Securities and one class of Common Securities. We refer to these two classes of securities collectively as that Trust's "Trust Securities." The Trust Securities will represent undivided beneficial ownership interests in the assets of the Trust. The following summaries of the Preferred Securities and the trust declaration are not complete and are qualified in their entirety by the provisions of the Trust's amended and restated trust declaration. A form of amended and restated trust declaration has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        If a Trust uses this prospectus to offer its Preferred Securities, an accompanying prospectus supplement will describe the terms of those preferred securities, including any material United States federal income tax consequences applicable to the Preferred Securities.

General

        Except as described below under "—Subordination of Common Securities," a Trust's Preferred Securities will rank on a parity with its Common Securities, and payments on the two classes will be made proportionately. Each Trust will use the proceeds from the sale of its Trust Securities to purchase a series of Subordinated Debt Securities from NorthWestern. The prospectus supplement describing the Trust's preferred securities will also describe the series of Subordinated Debt Securities. The Property Trustee will hold legal title to the Subordinated Debt Securities in trust for the benefit of the holders of the Trust Securities. The guarantee agreement executed by NorthWestern for the benefit of the holders of the Preferred Securities will guarantee the payment of distributions and amounts payable on redemption or liquidation of the Preferred Securities to the extent the Trust has adequate funds but will not guarantee those payments if the Trust does not have funds available to make payment. For a further discussion of the Guarantee, see "Description of the Guarantee" below.

Distributions

        Distributions on each Preferred Security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

        Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance, and will be payable on the dates specified in the applicable prospectus supplement. If the date on which any distributions on the Trust Securities is to be paid is not a business day, then the distributions will be paid on the next business day, without any interest or other payment in respect of any delay. If, however, the next business day falls in the next calendar year, then payment of the distributions will be made on the business day preceding the payment date. A "business day" is any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the Property Trustee, is closed for business.

        If provided in the applicable prospectus supplement, NorthWestern will have the right under the Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. See "Description of Debt Securities—Option to Extend Interest Payment Period." If NorthWestern exercises its right to defer interest payments on the Subordinated Debt Securities, then any payments of distributions on the Preferred Securities also would be deferred.

        We expect that the only source of revenue available for the payment of distributions to holders of the Preferred Securities will be payments made to the applicable Trust by NorthWestern under the Subordinated Debt Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities, then the Property Trustee will not have any funds available to pay distributions on the Preferred Securities. NorthWestern will guarantee the payment of distributions, but only if and to the extent a Trust has funds legally available for that purpose and cash sufficient to make the payments. For more information about the Guarantee see "Description of the Guarantees" below.

        The Property Trustee will pay distributions to the holders of the Preferred Securities as they appear on the applicable Trust's securities register on the relevant record dates. As long as the Preferred Securities are represented by one or more global securities as described in "Book-Entry Issuance" below, the record dates will be the close of business on the business day preceding each distribution payment date, unless a different regular record date is established or provided for the corresponding interest payment date on the Subordinated Debt Securities. Subject to any applicable laws and regulations and the provisions of the applicable trust declaration, unless otherwise specified in the applicable prospectus supplement, each payment will be made as described under "Book-Entry Issuance" below. If any Preferred Securities are not represented by global securities, then the record dates for the Preferred Securities will be the fifteenth business day prior to each distribution payment date.

Redemption or Exchange

        Mandatory Redemption.    Unless otherwise specified in the applicable prospectus supplement, if the Subordinated Debt Securities held by a Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the Property Trustee will use those proceeds to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities repaid or redeemed. The redemption price will be equal to the aggregate stated amount of the Trust Securities being redeemed, plus any accumulated and unpaid distributions on those securities up until the date of redemption, plus the amount of any premium paid by NorthWestern upon the concurrent redemption of the Subordinated Debt Securities. In the event of a partial redemption, the Trust Securities will be redeemed proportionately from all of the holders of Trust Securities. The Trust will give the holders of the Trust Securities at least 30 days but not more than 60 days notice of any redemption.

        Tax Event or Investment Company Event Redemption.    If a Tax Event or Investment Company Event (as defined below) occurs and is continuing, NorthWestern will have the right to redeem the Subordinated Debt Securities in whole (but not in part), thereby causing a mandatory redemption of the Trust Securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the Tax Event or Investment Company Event. NorthWestern does not elect either to redeem the Subordinated Debt Securities or to liquidate the Trust, the Preferred Securities will remain outstanding.

        A "Tax Event" occurs when a Trust receives an opinion of counsel to NorthWestern, rendered by a law firm having a recognized national tax practice, stating that, as a result of any amendment to, change in or announced proposed change in the laws or regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying the laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the Preferred Securities are issued and sold, there is more than an insubstantial risk that any of the following may occur:

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  the Trust is, or within 90 days of the date of the opinion will be, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debt Securities

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  the interest payable by NorthWestern on the Subordinated Debt Securities is not, or within 90 days of the date of the opinion will not be, deductible by NorthWestern, in whole or in part, for United States federal income tax purposes

  •
  the Trust is, or within 90 days of the date of the opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges

        An "Investment Company Event" occurs when a Trust receives an opinion of counsel to NorthWestern experienced in securities matters stating that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes or would become effective on or after the date of the issuance of the Preferred Securities.

        If a Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event.

        Distribution of Subordinated Debt Securities.    Unless otherwise specified in the applicable prospectus supplement, NorthWestern will have the right to dissolve any Trust at any time. After satisfaction of any liabilities to creditors of the Trust as provided by applicable law, NorthWestern may cause the Trust to distribute the Subordinated Debt Securities proportionately to the holders of the Trust Securities in liquidation of the Trust.

        After the date fixed for any distribution of the Subordinated Debt Securities, the Preferred Securities will no longer be deemed to be outstanding. Until they are presented for transfer or reissuance, any certificates representing the Preferred Securities will be deemed to represent Subordinated Debt Securities having a principal amount equal to the stated liquidation amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Preferred Securities.

        We make no assurance as to the market prices for the Preferred Securities or for the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of any Trust. Accordingly, the Subordinated Debt Securities that may be distributed upon dissolution or liquidation of a Trust may trade at a discount to the price at which the Preferred Securities were trading, and both may trade at less than the price that the investor paid to purchase the Preferred Securities.

Redemption Procedures

        If a Trust redeems any Preferred Securities, it will be at the applicable redemption price using the proceeds received by the Trust from the contemporaneous redemption of the Subordinated Debt Securities by NorthWestern. A Trust will be able to redeem Preferred Securities and to pay the applicable redemption price only to the extent that it has funds available to pay the redemption price.

        If a Trust notifies the holders of its Preferred Securities of a redemption and the Preferred Securities to be redeemed are issued in global form, then on the applicable redemption date, the Property Trustee will deposit irrevocably with the depositary for the Preferred Securities funds sufficient to pay the applicable redemption price, to the extent it has funds available. In addition, the Property Trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Preferred Securities. If the Preferred Securities are not issued in global form, then the Property Trustee will pay the applicable redemption price to the holders of the Preferred Securities by check mailed to their addresses as they appear on the Trust's securities register on the redemption date. In addition, the Property Trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Preferred Securities upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the Preferred Securities will be payable to the holders of the Preferred Securities on the record dates for those distributions. If a Trust gives notice of redemption and deposits funds as required, then upon the date of the deposit, all of the rights of the holders of the Preferred Securities to be redeemed will cease, except for the right to receive the redemption price (without interest), and the Preferred Securities will cease to be outstanding. If the redemption date is not a business day, then redemption price will be paid on the next business day (and without any interest or other payment in respect of any delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day preceding the redemption date.

        If any payments for the redemption of any Preferred Securities are improperly withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, then distributions on the Preferred Securities will continue to accumulate, at the then applicable rate, from the redemption date originally established by the Trust until the date upon which the redemption payments actually are paid. In that case, the actual payment date will be the date of redemption for purposes of calculating the applicable redemption price.

        Subject to the Trust's trust declaration and applicable law, NorthWestern or its affiliates may purchase at any time and from time to time outstanding Preferred Securities by tender, in the open market or by private agreement and may resell these securities.

        If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of the Preferred Securities and Common Securities to be redeemed will be allocated proportionately to the Preferred Securities and the Common Securities based upon their relative aggregate liquidation amounts. The Property Trustee will select the particular securities to be redeemed using a method it deems fair and appropriate or, if the Preferred Securities are held in book-entry form, in accordance with the depositary's customary procedures.

        The Trust will mail notice of any redemption of the Trust Securities at least 30 but not more than 60 days before the redemption date to each registered holder of Preferred Securities to be redeemed at its address appearing on the Trust's securities register. Unless NorthWestern defaults in payment of the redemption price on the Subordinated Debt Securities, on the redemption date interest will cease to accrue on the Subordinated Debt Securities called for redemption. Similarly, unless payment of the redemption price in respect of the Preferred Securities is withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, on the redemption date distributions will cease to accumulate on the Preferred Securities called for redemption.

Subordination of Common Securities

        The payment of distributions on, and any payment upon redemption of, a Trust's Preferred Securities and Common Securities will be made proportionately based on their relative aggregate liquidation amounts. If, however, an Event of Default under the Subordinated Indenture (which also constitutes a "Trust Enforcement Event" under the trust declaration) has occurred and is continuing on any distribution payment date or redemption date, then the amounts payable on that date will not be made on any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of any Common Securities will be made until all accumulated and unpaid distributions or redemption payments on all of the outstanding Preferred Securities are fully paid. For a further discussion of the effects of events of default, see "Description of Debt Securities—Events of Default." The Trusts will not issue any securities or other interests in their assets other than their Preferred Securities and Common Securities.

        If a Trust Enforcement Event under a Trust's trust declaration has occurred and is continuing with respect to the Preferred Securities, then NorthWestern, as sole holder of the Common Securities, will be deemed to have waived any right to act with respect to that event until the effect of that event on the Preferred Securities has been cured, waived or otherwise eliminated. Until then, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of NorthWestern, as holder of the Common Securities. Under these circumstances, only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. For a further discussion of Trust Enforcement Events, see "—Trust Enforcement Events; Notice."

Dissolution of a Trust and Distributions upon Dissolution

        Unless otherwise specified in the applicable prospectus supplement, each Trust will automatically dissolve upon the expiration of its term or, if earlier, on the first to occur of:

  •
  certain events of bankruptcy, dissolution or liquidation of NorthWestern or the holder of the Common Securities

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  the written direction to the Property Trustee from NorthWestern at any time to dissolve such Trust and to distribute the Subordinated Debt Securities in exchange for the Trust Securities

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  the redemption of all of the Preferred Securities as described under "—Redemption or Exchange—Mandatory Redemption"

  •
  the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

        If a Trust dissolves prior to the redemption of all of its Preferred Securities, the Property Trustee will liquidate the Trust by first satisfying any liabilities to creditors of the Trust and then distributing the Subordinated Debt Securities to the holders of the Trust Securities. If the Property Trustee determines that it is not practical to distribute the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive cash or other immediately available funds out of the assets of the Trust, to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of the liquidation distribution payable with respect to each Trust Security will be equal to the aggregate of the stated liquidation amount of that Trust Security plus accumulated and unpaid distributions to the date of payment. If, however, Subordinated Debt Securities are to be distributed in connection with the liquidation, then the holders of the Trust Securities will receive for each Trust Security Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Security, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the Trust Security.

        If a liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the distribution in full, then it will be paid to the holders of the Preferred Securities and NorthWestern, as the holder of the Common Securities, proportionately based on the relative aggregate liquidation amounts of their securities. If, however, an Event of Default under the Indenture has occurred and is continuing, then the Preferred Securities will have a preference over the Common Securities with regard to any liquidation distributions.

Trust Enforcement Events; Notice

        Under each Trust's trust declaration, the holders of the Trust Securities have particular rights if an Event of Default has occurred and is continuing with respect to the Subordinated Debt Securities owned by that Trust. When referring to the effect of an Event of Default under the Subordinated Indenture on the rights of a holder of Trust Securities, we call it a "Trust Enforcement Event." If a Trust Enforcement Event has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities, as described above under "—Subordination of Common Securities."

        The Property Trustee will transmit by mail, first class postage prepaid, notice of any Trust Enforcement Event to the holders of the Trust Securities within 90 days of its occurrence unless the Trust Enforcement Event has been cured. NorthWestern and the trustees of the Trust who are NorthWestern employees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust declaration, as well as any reports that may be required to be filed by them under the Trust Indenture Act.

        See "Description of Debt Securities—Events of Default" above for a discussion of the rights of a holder of Preferred Securities to enforce the Property Trustee's rights with respect to Subordinated Debt Securities and to bring an action directly against NorthWestern for payment of Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

Removal of Trustees

        The holders of the Common Securities may remove any Trustee with or without cause at any time. The removal or resignation of a Property Trustee, however, will not be effective until a successor Trustee possessing the qualifications to act as a Property Trustee has accepted its appointment in accordance with the provisions of the Trust Declaration. If an Event of Default under an Indenture has occurred and continues, the Property Trustee may only be removed by a majority of the stated liquidation amount of the Preferred Securities.

Merger or Consolidation of Trustees

        Any entity into which the Property Trustee, the Delaware Trustee or any other trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which a trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of a trustee, will be the successor of that trustee under the trust declaration, provided that the successor entity is otherwise qualified and eligible.

Mergers and Consolidations

        A Trust may not merge or consolidate with or into, or be replaced by, or transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below or as described in "Dissolution of a Trust and Distributions Upon Dissolution". Any Trust may, without the consent of the holders of the Trust Securities or the Property Trustee, merge or consolidate with or into, or be replaced by, a trust organized as such under the laws of any state. Any merger, consolidation, replacement, transfer or lease will be subject to the following limitations:

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  If the Trust is not the successor entity, then the successor entity either must expressly assume all of the Trust's obligations with respect to the Trust Securities or substitute for the Trust Securities other securities having substantially the same terms and priority as the Trust Securities

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  NorthWestern must expressly appoint a trustee of any successor entity that has the same powers and duties as the Property Trustee has in its role as the holder of the Subordinated Debt Securities

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  The Preferred Securities or any substituted securities must be listed on any national securities exchange or other market on which the Preferred Securities are then listed

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  The merger, consolidation or replacement must not cause the Preferred Securities or any substituted securities to be downgraded by any nationally recognized statistical rating organization

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  The merger, consolidation or replacement must not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity)

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  If the Trust is not the successor entity, then the successor entity must have a purpose substantially identical to that of the Trust

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  NorthWestern must have received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters stating that the merger, consolidation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and that, following the merger, consolidation or replacement, neither the Trust nor any successor entity will be required to register as an investment company under the Investment Company Act

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  NorthWestern must guarantee the obligations of the successor entity under the substituted securities at least to the extent provided by its guarantee of the Preferred Securities

        Notwithstanding the foregoing, unless the holders of all of the Trust's Trust Securities consent, no Trust may merge or consolidate with or into, or be replaced by, any other entity or permit any other entity to merge or consolidate with or into, or replace, it, if the merger, consolidation or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Declaration

        The holders of the Preferred Securities will have no voting rights except as provided below and under "Description of the Guarantee—Modifications of the Guarantee; Assignment" and as otherwise required by the trust declaration, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law.

        Subject to the Property Trustee obtaining a tax opinion in the circumstances described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Declaration. This includes the right to direct the Property Trustee, as holder of the Subordinated Debt Securities, to do any of the following:

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  to exercise the remedies available under the Subordinated Indenture with respect to the Subordinated Debt Securities

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  to waive any past Event of Default that is waivable under the Subordinated Indenture

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  to exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable

Notwithstanding the foregoing, where a consent under the Subordinated Indenture would require the consent of all holders of the Subordinated Debt Securities, the Property Trustee may not give its consent without the prior direction of all holders of the Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the indenture trustee with respect to the Subordinated Debt Securities. The notice shall state that the Event of Default under the Indenture also constitutes a Trust Enforcement Event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee may not take any of the actions described above unless it has obtained an opinion of tax counsel stating that, as a result of the action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

        If the Subordinated Indenture requires the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, with respect to any amendment or modification of the Subordinated Indenture, the Property Trustee will request the direction of the holders of the Trust Securities and will vote with respect to that amendment or modification as directed by the holders of a majority in stated liquidation amount of the Trust Securities voting together as a single class. If, however, an amendment or modification under the Subordinated Indenture would require the consent of the holders of more than a majority of the Subordinated Debt Securities, then the Property Trustee may give consent only at the direction of the holders of at least the same proportion in aggregate liquidation amount of the Trust Securities. The Property Trustee will not take any action in accordance with the directions of the holders of the Trust Securities unless it has obtained an opinion of independent tax counsel to the effect that, as a result of the action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes, and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Subordinated Debt Securities.

        A waiver of an Event of Default under the Subordinated Indenture with respect to the Subordinated Debt Securities will constitute a waiver of the corresponding Trust Enforcement Event.

        Any required approval or direction of the holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for that purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The trustees will cause a notice of any meeting at which the holders of the Preferred Securities are entitled to vote to be mailed to each holder of record of Preferred Securities. Each notice will include the date of the meeting, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote and instructions for the delivery of proxies. Preferred Securities owned by NorthWestern, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, NorthWestern will not be entitled to vote or consent and will, for purposes of the vote or consent, be treated as if they were not outstanding.

        No vote or consent of the holders of Preferred Securities will be required for a Trust to redeem and cancel the Preferred Securities or to distribute the Subordinated Debt Securities in accordance with its trust declaration and the terms of its Trust Securities.

        The holders of the Preferred Securities will have no rights to appoint or remove the trustees, except during the continuance of an Event of Default under the Subordinated Indenture. At all other times, NorthWestern, as the holder of all of the Common Securities, solely will have the right to appoint, remove or replace the trustees. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced by the holders of a majority in liquidation amount of the Preferred Securities.

        Generally, the trust declaration may be amended without the consent of the holders of the Trust Securities, if the amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities. However, any amendment that affects the powers, preferences or special rights of the Trust Securities, or that results in the dissolution, winding-up or termination of any Trust (other than pursuant to its trust declaration), will not be effective without the approval of the holders of at least 66 2/3% of the stated liquidation amount of the Trust Securities. If an amendment affects only the powers, preferences or special rights of the Preferred Securities or the Common Securities, but not both, then the only required approval if that of the holders of the affected class. Any amendment that changes the amount or timing of any distribution, otherwise adversely affects the amount of any distribution required to be made in respect of the Trust Securities or restricts the rights of a holder of Trust Securities to institute a suit for the enforcement of payment of distributions requires the approval of each holder of Trust Securities.

Payment and Paying Agent

        Payments in respect of the Preferred Securities issued as global securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution payment dates. If the Preferred Securities are not issued in global form, then the payments will be made by check mailed to the address of the holder entitled thereto as it appears on the Trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the Preferred Securities initially will be the Property Trustee. The paying agent may resign upon 30 days' written notice to the Property Trustee and NorthWestern.

Registrar and Transfer Agent

        Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

        Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Trust, but each Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Preferred Securities.

Information Concerning the Property Trustee

        The Property Trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Trust's trust declaration. The Property Trustee will be under no obligation to exercise any rights or powers vested in it by the trust declaration at the request or direction of any holder of Trust Securities, unless the holder provides the Property Trustee security and indemnity, reasonably satisfactory to the Property Trustee, against the costs and expenses and liabilities that might be incurred by it in complying with the request or direction.

Governing Law

        The Trust Declaration and the Preferred Securities will be governed by, construed and interpreted in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE GUARANTEES

        Each Guarantee will qualify as an indenture under the Trust Indenture Act, and The Wilmington Trust Company will act as "Guarantee Trustee" under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities of the applicable Trust. The following summary of Guarantees are not complete and are qualified in their entirety by the provisions of each Guarantee Agreement and the Trust Indenture Act. A form of Guarantee Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        To the extent set forth in each Guarantee and except to the extent paid by a Trust, NorthWestern will irrevocably and unconditionally agree to pay to the holders of the Preferred Securities, in full, as and when due, regardless of any defense, right of setoff or counterclaim that a Trust may have or assert, the following amounts:

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  all accumulated and unpaid distributions on the Preferred Securities, to the extent the Trust has funds available

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  the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to the Preferred Securities upon the redemption of the Subordinated Debt Securities, if a Tax Event occurs or upon maturity of the Subordinated Debt Securities, to the extent the Trust has funds available

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  upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of the Trust Securities), the lesser of

  •
  the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available, and

  •
  the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust.

NorthWestern may satisfy its obligation to make a payment under a Guarantee by paying the required amounts to the holders of Preferred Securities itself or by causing the applicable Trust to make the payments.

        If a Trust Enforcement Event has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the applicable Guarantee will be subordinated to the rights of the holders of the Preferred Securities to receive their payments. For a more detailed explanation of the subordination of the Common Securities see "Description of the Preferred Securities—Subordination of Common Securities."

        Each Guarantee will apply only to the extent the applicable Trust has funds available to make payments with respect to the Preferred Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities owned by the Trust, the Trust will not have funds available to pay distributions on the Preferred Securities.

        Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern has fully and unconditionally guaranteed all of a Trust's obligations under its

Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration. For further information on the interrelation of these documents, see "Relationship Among the Preferred Securities, the Subordinated Debt Securities and the Guarantees."

Status of the Guarantees

        Each Guarantee will constitute a guarantee of payment and not of collection. The beneficiaries of a Guarantee may institute a legal proceeding directly against NorthWestern to enforce their rights under the Guarantee without instituting a legal proceeding against anyone else.

Certain Covenants of NorthWestern

        NorthWestern will covenant that, as long as any Preferred Securities are outstanding, if NorthWestern has received written notice of an event of default under a Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any Subordinated Debt Securities. For a description of these restrictions, and the exceptions to the restrictions, see "Description of Debt Securities—Option to Extend Interest Payment Period."

Modifications of the Guarantees; Assignment

        Except with respect to any changes that do not adversely affect the rights of holders of the Preferred Securities in any material respect (in which case no security holder approval is required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in each Guarantee will bind the successors, assigns, receivers, trustees and representatives of NorthWestern and will inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

        An event of default under a Guarantee will occur upon the failure of NorthWestern to make any payment or perform any of its other obligations required by the Guarantee.

        The holders of a majority in stated liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee after receiving a written request to do so from a holder of Preferred Securities, then the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else. Notwithstanding the foregoing, if NorthWestern has failed to make a payment under the Guarantee with respect to a Trust, a holder of that Trust's Trust Securities may institute a proceeding directly against NorthWestern for enforcement of payment under the Guarantee.

        NorthWestern, as guarantor, is required to file annually with the Guarantee Trustee a certificate indicating whether or not it is in compliance with all of the conditions and obligations applicable to it under each Guarantee.

Termination

        A Guarantee will terminate:

  •
  if a Tax Event occurs,

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  upon maturity of the Subordinated Debt Securities held by the Trust,

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  upon full payment of the redemption price of all of the Trust's Trust Securities,

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  upon distribution of the Subordinated Debt Securities held by the Trust to the holders of its Trust Securities or

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  upon full payment of the amounts payable in accordance with the trust declaration upon liquidation of the Trust.

        A Guarantee will continue to be effective, or will be reinstated, if any holder of Trust Securities is required to return payment of any sums paid under the Trust Securities or the Guarantee.

Information Concerning the Guarantee Trustee

        Prior to a default with respect to a Guarantee, the Guarantee Trustee will undertake to perform only those duties specifically set forth in the Guarantee. After a default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Guarantee Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless the holder offers the Guarantee Trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the Guarantee Trustee.

Governing Law

        Each Guarantee will be governed by the internal laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

        Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern will fully and unconditionally guarantee all of a Trust's obligations under its Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration.

Sufficiency of Payments

        As long as payments of interest and other amounts are made when due on the Subordinated Debt Securities, the payments will be sufficient to cover distributions and other payments due on the Preferred Securities because of the following factors:

  •
  the aggregate principal amount of the Subordinated Debt Securities will be equal to the aggregate stated liquidation amount of the Trust Securities

  •
  the interest rate and the interest and other payment dates for the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities

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  NorthWestern, as issuer of the Subordinated Debt Securities, will pay all costs, expenses and other obligations of the Trust, other than payments on the Trust Securities, so that the Trust will not be obligated to pay those amounts

  •
  the trust declaration prohibits a Trust from engaging in any activity that is not consistent with the limited purposes of such Trust.

        If NorthWestern makes a payment under a Guarantee, it has the right to set off that amount against any payment it is otherwise required to make under the Subordinated Debt Securities.

Enforcement Rights of Holders of Preferred Securities

        The trust declaration provides that if NorthWestern fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the holders of the Preferred Securities may direct the Property Trustee to enforce its rights under the Subordinated Indenture. For a further discussion of a Preferred Security holder's rights, see "Description of the Trusts' Preferred Securities—Voting Rights; Amendment of Trust Declaration." If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

        If NorthWestern fails to make payments under a Guarantee, a holder of Preferred Securities may institute a proceeding directly against NorthWestern to enforce the Guarantee.

Limited Purpose of Trust

        The Preferred Securities evidence beneficial ownership interests in a Trust, and each Trust exists for the sole purpose of issuing and selling its Trust Securities and using the proceeds to purchase Subordinated Debt Securities. The primary difference between the rights of a holder of Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive interest and principal payments on Subordinated Debt Securities from NorthWestern, while a holder of Preferred Securities is entitled to receive distributions and other payments from a Trust (or from NorthWestern under a Guarantee) only if and to the extent the Trust has funds available to make those payments.

Rights upon Dissolution

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of a Trust involving the redemption or repayment of the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust and subject to the rights of any creditors of the Trust, the liquidation distribution described under "Description of the Preferred Securities—Dissolution of a Trust and Distributions upon Dissolution." Because NorthWestern is the guarantor under each Guarantee and, as issuer of the Subordinated Debt Securities, has agreed to pay for all costs, expenses and liabilities of each Trust (other than its obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of the Subordinated Debt Securities held by the Trust relative to other creditors and stockholders of NorthWestern in the event of liquidation or bankruptcy of NorthWestern would be substantially the same.

BOOK-ENTRY ISSUANCE

        Unless otherwise specified in the applicable prospectus supplement, any securities that we may offer using this prospectus, other than common stock, may be issued in global form ("Global Securities"). The specific terms for issuing any security as a Global Security will be described in the prospectus supplement relating to that security.

        Unless otherwise specified in the applicable prospectus supplement, the depositary for any Global Securities will be The Depository Trust Company ("DTC").

        Global Securities will be issued as fully registered securities registered in the name of DTC's nominee, Cede & Co. One or more fully registered Global Securities will be issued for each issue of securities, each in the aggregate principal or stated amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its Participants are on file with the SEC.

        Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interests in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all Global Securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an omnibus proxy to NorthWestern (in the case of Mortgage Bonds, Debt Securities or Priority Stock), or a Trust (in the case of Preferred Securities) as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, principal payments and any premium, interest or other payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, NorthWestern, any Trust or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NorthWestern and the applicable paying agent (in the case of Mortgage Bonds, Debt Securities or Priority Stock) or a Trust and the applicable paying agent (in the case of the Preferred Securities), disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        A beneficial owner electing to have its interest in a Global Security repaid by NorthWestern will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the Global Securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Securities are transferred on DTC's records.

        DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

        However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, third party vendors from which DTC licenses software and hardware, and third party vendors on which DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from which it acquires services to impress upon them the importance of those services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

        The foregoing information with respect to DTC has been provided to the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        DTC may discontinue providing its services as securities depositary with respect to the Global Securities at any time by giving reasonable notice to the applicable issuer or the applicable trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

        NorthWestern or any Trust, as the case may be, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters for public offering and sale by them, or we may sell securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. Any sale of securities to an underwriter may include standby call arrangements or other arrangements whereby the underwriter purchases securities directly or indirectly from NorthWestern in connection with a redemption of securities convertible into securities.

        Any distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities being offered.

        In connection with the sale of securities, underwriters or agents acting on NorthWestern's behalf may be deemed to have received compensation from NorthWestern in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in a distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with NorthWestern, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the applicable prospectus supplement, NorthWestern will authorize underwriters acting as NorthWestern's agents to solicit offers by institutional investors to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the amount of securities sold pursuant to all contracts will be not less nor more than, the amounts stated in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investments companies, educational and charitable institutions and other institutions and will in all cases be subject to the approval of NorthWestern. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions, other than compliance with applicable law and, if the securities are also being sold to underwriters, that NorthWestern shall have sold to the underwriters the amount of the securities that are not covered by delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of any delayed delivery contracts.

EXPERTS

        The financial statements and schedules included in NorthWestern's 1998 Annual Report on Form 10-K and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL OPINIONS

        The legality of the securities of NorthWestern offered hereby will be passed upon for NorthWestern by Schiff Hardin & Waite, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the trust declarations and the creation of the Trusts will be passed upon by Richards, Layton & Finger, PA, Wilmington, Delaware.

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ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
NORTHWESTERN CORPORATION
THE OFFERING
SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET (In Thousands)
NORTHWESTERN CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
SELECTED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
NORTHWESTERN CORPORATION CONSOLIDATED STATEMENTS OF INCOME
NORTHWESTERN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
NORTHWESTERN CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
NORTHWESTERN CORPORATION CONSOLIDATED BALANCE SHEETS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIVE-YEAR FINANCIAL SUMMARY
NORTHWESTERN CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, Except Per Share Amounts)
NORTHWESTERN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In Thousands)
NORTHWESTERN CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Reference is made to Notes to Financial Statements included in the Company's Annual Report)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Reference is made to Notes to Financial Statements included in the Company's Annual Report)
Income Statement Consolidating Schedule Three Months Ended June 30, 2002 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Reference is made to Notes to Financial Statements included in the Company's Annual Report)
Income Statement Consolidating Schedule Six Months Ended June 30, 2002 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Reference is made to Notes to Financial Statements included in the Company's Annual Report)
Balance Sheet Consolidating Schedules June 30, 2002 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Reference is made to Notes to Financial Statements included in the Company's Annual Report)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Reference is made to Notes to Financial Statements included in the Company's Annual Report)

AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
NORTHWESTERN
THE TRUSTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
DESCRIPTION OF MORTGAGE BONDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF THE TRUSTS' PREFERRED SECURITIES
DESCRIPTION OF THE GUARANTEES
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES
BOOK-ENTRY ISSUANCE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS